SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARAMOUNT ENERGY TRUST

(Exact name of Registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	N/ A (I.R.S. Employer Identification No.)

500, 630 – 4th Avenue S.W., Calgary, Alberta, T2P 0J9

(403) 269-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John K. Whelan, Esq.

Carter, Ledyard & Milburn
2 Wall Street, New York, New York 10005
(212) 238-8810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Susan L. Riddell Rose	Kurtis T. Kulman, Esq.	Kevin Keogh, Esq.
Paramount Energy Operating Corp.	Gowlings Lafleur Henderson LLP	White & Case LLP
500, 630 – 4th Avenue S.W.	1400 Scotia Centre	1155 Avenue of the Americas
Calgary, Alberta T2P 0J9	700 – 2nd Street S.W.	New York, NY 10036-2787
Canada	Calgary, Alberta T2P 4V5	(212) 819-8200
(403) 269-4444	Canada
(403) 298-1000

Approximate date of commencement of proposed sale to the public.... as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [     ]

Calculation of Registration Fee

		Proposed		Proposed
Title of each		maximum offering		maximum
class of securities	Amount to be	price		aggregate offering		Amount of
to be registered	registered(3)	per unit(1)		price(1)		registration fee

Trust Units(2)	9,909,767	$3.23	(2)(4)	$32,008,548	(2)(4)	$2,945
Rights	29,729,301	None	(5)	None	(5)	None
Trust Units issuable upon the exercise of Rights	29,729,301	$3.23	(6)	$96,025,643	(6)	$8,835
						US$11,780

(1)	Estimated solely for the purpose of calculating the registration fee and based upon an exchange rate of Canadian $1.00 = United States $0.6387, the noon buying rate in New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on August 13, 2002.

(2)	These Trust Units are being distributed by Paramount Resources Ltd., the holder thereof, as a dividend-in-kind to its shareholders, who will pay no consideration therefor.

(3)	Includes Rights and Trust Units that may be offered and sold or delivered in the United States. Also includes Rights and Trust Units that are offered outside the United States but may be resold from time to time in the United States under circumstances requiring delivery of a prospectus. The Rights and Trust Units registered hereby are not being registered for the purpose of sales outside the United States.

(4)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the book value of the Trust Units being distributed.

(5)	Rights to purchase Trust Units will be issued without the payment of any consideration. Pursuant to Rule 457(g)(3) under the Securities Act no registration fee is payable with respect thereto.

I-2

(6)	Calculated pursuant to Rule 457(g) under the Securities Act based upon the exercise price of the Rights.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

I-3

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission and every state is effective. These securities shall not be sold nor shall offers to buy be accepted prior to the time the prospectus is delivered in final form. Under no circumstances shall this preliminary prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale is unlawful prior to registration or qualification under the securities laws of any such state.

PRELIMINARY PROSPECTUS dated August 15, 2002 (Subject to Completion)

39,639,068 Trust Units

29,729,301 Rights to Purchase Trust Units

      We have applied for listing of our Trust Units and Rights on the Toronto Stock Exchange (the “TSX”). At the date of this Prospectus, there was no public market for the Trust Units or the Rights. If the application to the TSX is approved, it will be subject to fulfillment of the usual requirements of the TSX, including the requirement for a minimum number of public holders. It is possible that this will occur with respect to the Trust Units prior to the issuance of the Rights.

      Investing in the Trust Units involves significant risks. These risks are described under the caption “Risk Factors” beginning on page 19.

      This prospectus relates to the distribution by Paramount Resources Ltd. (“PRL”) as a dividend (the “Dividend”) to the holders of its common shares of approximately 9,909,767 units of beneficial interest (“Trust Units”) of Paramount Energy Trust (“PET”). It also relates to the distribution by PET, shortly thereafter, to holders of Trust Units of rights to purchase Trust Units (the “Rights”) and the offer and sale of the Trust Units issuable upon the exercise of the Rights (the “Rights Offering”).

      If none of the Rights is exercised, there will be no proceeds to PET. The following table sets forth certain information assuming that all of the Rights are exercised.

	Per Unit	Total

Exercise Price of Rights	CDN$5.05	CDN$150,132,970
Proceeds to PET(1)	CDN$5.016	CDN$149,132,970

(1) After deducting expenses payable by PET estimated at CDN$1,000,000 but before payment of Soliciting Dealers’ fees estimated at CDN$750,000. In addition, PET has agreed to indemnify the Dealer Managers against certain liabilities including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and applicable Canadian securities legislation. See “Plan of Distribution.”

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED HEREBY, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

      The financial statements included herein have been prepared in accordance with Canadian generally accepted accounting principles. A reconciliation to United States generally accepted accounting principles appears in note 2 to the Schedule of Revenue and Operating Costs.

      Owning PET Trust Units may subject you to tax consequences both in the United States and in Canada. See “Certain Tax Considerations.” This Prospectus may not describe these tax consequences fully. You should consult your own tax advisor with respect to your own particular circumstances.

      Rights may be exercised only by persons who are residents of Canada or the United States, excluding residents of the State of Florida, and any Rights that are not exercised before 4:30 p.m. (Calgary time) on     •    , 2002 will be void and will have no value. This prospectus is prepared for the use of United States residents only. See “Important Notice to Canadian Residents.”

      In connection with the offering, and in accordance with applicable laws, the Dealer Managers may effect transactions which stabilize or maintain the market price of the Trust Units at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. For a description of these activities, see “Plan of Distribution”.

CIBC World Markets Inc.	BMO Nesbitt Burns Inc.	First Energy Capital (USA) Corp.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      Unless the context otherwise requires, all references in this Prospectus to PET, as well as the terms “we”, “us”, and “our”, refer to Paramount Energy Trust (“PET”) and its wholly-owned subsidiaries Paramount Operating Trust (“POT”) and Paramount Energy Operating Corp. (the “Administrator”), collectively.

For Residents of Alaska

REGISTRATION OF THE SECURITIES FOR SALE IN ALASKA IS DEPENDENT ON COMPLIANCE WITH THE ALASKA SECURITIES ACT (AS 45.55). THEREFORE, THERE CAN BE NO ASSURANCE THAT THE SECURITIES WILL BE REGISTERED FOR SALE IN ALASKA.

For Residents of Arizona

THE ISSUER HAS NOT BEEN IN THE BUSINESS PROVIDED IN THE PROSPECTUS FOR AT LEAST THREE YEARS.

THE VALUE OF THE SECURITY OFFERED IS MATERIALLY DEPENDENT ON THE FULFILLMENT OR ACCOMPLISHMENT OF A FUTURE CONDITION, PROMOTION, OR DEVELOPMENT INSTEAD OF THE ISSUER’S PRESENT TANGIBLE ASSETS OR CONDITIONS.

THESE SECURITIES ARE ISSUED AS PART OF A PROJECT OR PLAN FOR THE SALE, DEVELOPMENT, OR EXPLORATION OF ANY INTEREST IN UNIMPROVED OR UNDEVELOPED LAND, OIL GAS, OR OTHER MINERAL RIGHT.

For Residents of the District of Columbia

THESE SECURITIES ARE OFFERED FOR SALE IN THE DISTRICT OF COLUMBIA PURSUANT TO REGISTRATION WITH THE DISTRICT OF COLUMBIA DEPARTMENT OF INSURANCE AND SECURITIES REGULATION, BUT REGISTRATION IS PERMISSIVE ONLY AND DOES NOT CONSTITUTE A FINDING THAT THIS PROSPECTUS IS TRUE, COMPLETE, AND NOT MISLEADING, NOR HAS THE DEPARTMENT OF INSURANCE AND SECURITIES REGULATION PASSED IN ANY WAY UPON THE MERITS OF, RECOMMENDED, OR GIVEN APPROVAL TO THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For Residents of Maryland

THESE SECURITIES ARE OFFERED FOR SALE IN THE STATE OF MARYLAND PURSUANT TO REGISTRATION WITH THE DIVISION OF SECURITIES OF THE DEPARTMENT OF LAW OF MARYLAND, BUT REGISTRATION IS PERMISSIVE ONLY AND DOES NOT CONSTITUTE A FINDING THAT THIS PROSPECTUS IS TRUE, COMPLETE, AND NOT MISLEADING, NOR HAS THE DIVISION OF SECURITIES PASSED IN ANY WAY UPON THE MERITS OF, RECOMMENDED, OR GIVEN APPROVAL TO THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For Residents of New Mexico

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES DIVISION OF THE NEW MEXICO DEPARTMENT OF REGULATION AND LICENSING, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES DIVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For Residents of North Dakota

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR APPROVAL UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

For Residents of Oregon

THE SECURITIES OFFERED ARE REGISTERED WITH THE DIRECTOR OF THE DEPARTMENT OF CONSUMER AND BUSINESS SERVICES FOR THE STATE OF OREGON UNDER PROVISIONS OF OAR 441-65-060 THROUGH 441-65-230. THE DIRECTOR REVIEWED THE REGISTRATION STATEMENT ONLY BRIEFLY AND HAS NOT REVIEWED THIS DOCUMENT. IN DECIDING WHETHER OR NOT TO INVEST IN THESE SECURITIES, YOU SHOULD RELY ON YOUR OWN EXAMINATION OF THE COMPANY ISSUING THE SECURITIES AND THE TERMS OF THE OFFERING INCLUDING THE MERITS AND RISKS INVOLVED.

EXCHANGE RATE TABLE

      Except as otherwise indicated, all dollar amounts set forth in this prospectus are expressed in Canadian dollars. The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during each such period, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	For the 6
	months
	ended
		Year ended December 31,
	June 30,
	2002	2001	2000	1999	1998	1997

Rate at end of period	$0.6583	$0.6279	$0.6669	$0.6925	$0.6504	$0.6999
Average rate during period	$0.6378	$0.6444	$0.6725	$0.6745	$0.6714	$0.7197
High	$0.6619	$0.6697	$0.6969	$0.6925	$0.7105	$0.7487
Low	$0.6200	$0.6241	$0.6410	$0.6535	$0.6341	$0.6945

On August 13, 2002 the noon buying rate for $1.00 Canadian was $0.6387 United States.

IMPORTANT NOTICE TO PERSONS IN CANADA

      We have prepared this prospectus only for the distribution of our securities in the United States. We are qualifying the distribution of these securities under the securities legislation of each of the provinces and territories in Canada by way of a separate prospectus which complies with the requirements of that securities legislation (the “Canadian Prospectus”) for delivery to persons in Canada. This U.S. prospectus includes certain information that may not be included in the Canadian Prospectus. If you are in Canada, you cannot rely on this prospectus and you should contact Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone (416) 981-9633, toll free 1-800-564-6253, to request that a copy of the Canadian Prospectus be delivered to you.

ENFORCEABILITY OF CIVIL LIABILITIES

      Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by the fact that we, PRL and the Dealer Managers are organized under and governed by the laws of Canada, that all of our directors and officers as well as those of PRL reside outside the United States, that the Dealer Managers and the experts named in this prospectus are residents of Canada, and that all or substantially all of our and PRL’s assets are, and the assets of such persons may be, located outside the United States. As a result, you may not be able to:

•	effect service of process upon us, PRL or such persons within the United States; or

•	enforce against us, PRL or such persons in Canadian courts, judgments obtained in United States courts. These judgments include judgments relating to United States federal securities laws.

NWT
North Liege
Legend
FORT McMURRAY
East Liege
East Legend
South Liege
Quigley
Teepee Creek
Saleski
Surmont
Hoole
Corner
Kettle
Thornbury
Pony
Chard
Bohn Lake
Leismer
Winefred Lake
Clyde Lake
Cold Lake
EDMONTON
BC
AB
SK
CALGARY
VANCOUVER
CANADA
USA
WA
ID
MT

Exchange Rate Table
Important Notice to Persons in Canada
Enforceability of Civil Liabilities
Certain Oil and Gas Terms
Certain Conventions that apply to this Prospectus
Cautionary Statement Regarding Forward-Looking Statements
Prospectus Summary
Summary Reserve Information
Risk Factors
Formation of Trust Structure and Structuring Transactions
Plan of Operations
Trends
Future Development
Selected Financial and Production Information
Selected Pro Forma Financial and Production Information
Management’s Discussion and Analysis and Liquidity and Capital Resources
Use of Proceeds
PET’s Consolidated Capitalization
Prior Issuance of PET Units
Initial Business and Properties of POT
Details of the Dividend
Bank Financing and Guarantees
Details of the Rights Offering
How to Exercise the Rights
Business and Properties Relating to the Additional Assets
Plan of Distribution
Description of the Trust Units and Special Voting Units
The PET Trust Indenture
The POT Trust Indenture
The POT Royalty Agreement
The Administrator
Unit Incentive Plan
Distribution Reinvestment and Optional Unit Purchase Plan
Principal Holders of Securities
Government Regulations
Certain Canadian Federal Income Tax Considerations
Certain United States Federal Income Tax Considerations
Relationship Between PET, POT and PRL and the Dealer Managers and Financial Advisor
Promoter
Experts
Conflicts of Interest
Interests of Insiders and Others in Material Transactions
Legal Proceedings
Auditors, Registrar and Transfer Agent
Legal matters
Where You Can Find More Information
Index to Consolidated Financial Statements
Index To Schedules Of Revenue And Operating Expenses
Index to Pro Forma Financial Statements
Fairness Opinion
DEALER MANAGER AGREEMENT
FORM OF INITIAL ASSETS PURCHASE AGREEMENT
FORM OF TAKE-UP AGREEMENT
FORM OF FUNDING AGREEMENT
FORM OF PROMISSORY NOTE
FORM OF PROMISSORY NOTE
FIRST AMENDED AND RESTATED TRUST INDENTURE
FIRST AMENDED AND RESTATED TRUST INDENTURE
FORM OF OPINION OF GOWLING LAFLEUR HENDERSON LLP
FORM OF OPINION OF FELESKY FLYNN LLP
FORM OF OPINION OF STIKEMAN ELLIOTT
FORM OF OPINION OF CARTER, LEDYARD & MILBURN
FORM OF ROYALTY AGREEMENT
UNIT INCENTIVE PLAN OF PARAMOUNT ENERGY TRUST
COMMITMENT LETTER DATED AUGUST 15, 2002
CONSENT OF KPMG LLP
AWARENESS LETTER OF KPMG LLP
CONSENT OF MCDANIEL & ASSOCIATES CONSULTANTS LTD.
ADMINISTRATIVE SERVICES AGREEMENT
INDEMNITY AGREEMENT FROM THE ADMINISTRATOR AND POT
FORM OF INDEMNITY AGREEMENT FROM THE ADMINISTRATOR
FORM OF INDEMNITY AGREEMENT FROM PARAMOUNT ENERGY
FORM OF INDEMNITY AGREEMENT FROM POT

CERTAIN OIL AND GAS TERMS

In this prospectus, the abbreviations set forth below have the following meanings:

“bcf”	1,000,000,000 cubic feet	“Mmbtu”	1,000,000 British Thermal Units
“mcf”	1,000 cubic feet	“mmcf”	1,000,000 cubic feet
“mcf/d”	1,000 cubic feet per day	“mmcf/d”	1,000,000 cubic feet per day
“GJ”’	Gigajoule

Note:	For the purposes of this prospectus, 6 mcf of natural gas and 1 barrel of natural gas liquids each equal 1 barrel of oil, such conversion not being based on either price or energy content.

CERTAIN CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, the capitalized terms set forth below have the following meanings:

“business day” means a day, other than a Saturday, Sunday or statutory holiday in the Province of Alberta or any other day on which banks in Calgary, Alberta are not open for business;

“CCRA” means the Canada Customs and Revenue Agency;

“Dealer Manager Agreement” means the dealer manager agreement entered into among PET, POT, PRL and the Administrator and the Dealer Managers dated August 8, 2002 under which the Dealer Managers have agreed to organize a soliciting dealer group, the members of which will solicit the exercise of Rights pursuant to the Rights Offering;

“Dealer Managers” means BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp.;

“McDaniel Report” means the independent engineering evaluation conducted by McDaniel & Associates Consultants Ltd., independent oil and gas reservoir engineers of Calgary, Alberta, of the Initial Assets and Additional Assets, set out in a report dated July 10, 2002 based on constant pricing as at July 1, 2002.

“Royalties” means, collectively, all royalties payable by any entity to PET, including the POT Royalty;

“Soliciting Dealer Group” means the soliciting dealer group formed by the Dealer Managers to solicit subscriptions for Trust Units under the Rights Offering;

“Transfer Agent” means Computershare Trust Company of Canada in its capacity as registrar and transfer agent of the Trust Units;

“Trust Structuring” means the series of transactions pursuant to which; (i) PRL will convey the Initial Assets to POT pursuant to the Sale Agreement; (ii) PRL and POT will enter into the Take-Up Agreement; (iii) the POT Royalty will be granted by POT to PET; and (iv) all Trust Units to be held by PRL and later distributed by PRL to PRL Shareholders pursuant to the Dividend will be issued by PET to PRL, all as further described in “Formation of Trust Structure and Structuring Transactions”;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“$” and “Cdn$” mean Canadian dollars, “U.S.$” means U.S. dollars and “M$” and “$000” means thousands of Canadian dollars.

In this prospectus, unless otherwise noted, all dollar amounts are expressed in Canadian currency.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements” which generally relate to future events or our future performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as changes in commodity prices, future capital expenditures, the proposed acquisitions by us of certain assets from PRL as detailed in this prospectus, business strategies and measures to implement our operations, our plans and references to our future success and other such matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses we made based on our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Whether or not actual results and developments will conform with our expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market or business conditions and the presence or lack of business opportunities. See “Risk Factors”. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, our businesses or operations. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to a change in our expectations.

PROSPECTUS SUMMARY

      This is only a summary and does not contain all of the information that may be important to you. You should read this entire prospectus, including “Risk Factors”, before making an investment decision about our Trust Units. For a discussion of industry terms, see “Certain Oil and Gas Terms “ on page 6. For capitalized terms not otherwise defined in this summary or elsewhere herein see “Certain Conventions that apply to this Prospectus” on page 6.

The Issuer

      We were formed at the instigation of Paramount Resources Ltd. (“PRL”), a Canadian public company, to own and develop certain oil and natural gas properties. We consist of three entities: PET, an Alberta unincorporated trust which finances the operations of POT, also an Alberta unincorporated trust of which PET is the sole beneficiary and which is an operating oil and natural gas entity, and the Administrator, an Alberta corporation which is a wholly-owned subsidiary of PET, that provides certain operational, executive and financial services and governance functions for PET and is the trustee of POT. Unlike many conventional royalty trusts, we will not have an external management company. The day-to-day running of our business will be carried out by the Administrator, rather than a third party, as is the case in most conventional royalty trusts. We will therefore not incur management fees and expenses that would be charged by an external management company. Much like a traditional oil and gas corporation, only costs incurred by or on behalf of the Administrator to operate our business will ultimately be borne by the holders of Trust Units (the “Unitholders”). See the diagram on page 31.

Headquarters

      Our principal executive offices are located at 500, 630 – 4th Avenue S.W., Calgary, Alberta, T2P 0J9, telephone: (403) 269-4400.

The Business

      PRL is a Canadian oil and gas exploration and production company incorporated in 1978. PRL’s management decided, after consulting with its financial advisors, that the value of PRL to the holders of the common shares of PRL (the “PRL Shareholders”) may be enhanced if its operations were divided into two separate publicly traded vehicles. To that end, PET was created to hold through POT, certain mature natural gas assets in northeastern Alberta, most of which PRL has owned and operated for several years. Trust Units initially held by PRL will be paid as the Dividend, transferring ownership of PET to the PRL Shareholders. Immediately after the Dividend, the PRL Shareholders will own:

•	Common shares of PRL (the “PRL Common Shares”), shares of a growth-oriented petroleum and natural gas exploration and production company; and

•	Trust Units of PET, an income-oriented royalty and income trust.

The Trust Structuring

      Through a series of transactions (the “Trust Structuring”), PRL will convey to POT the entire right, title and interest of PRL in the oil and natural gas properties and related assets provided for under the terms of an agreement to be entered into effective July 1, 2002, between PRL and POT (the “Sale Agreement”) and as described under “Initial Business and Properties of POT — Principal Property — Legend, Alberta” (the “Initial Assets”). We will receive all the benefits of and assume all risks on the Initial Assets, and revenues and expenses associated with the Initial Assets will accrue to POT for POT’s account, as of July 1, 2002. See “Initial Business and Properties of POT — Principal Property — Legend, Alberta”. PRL and POT will also execute an agreement (the “Take-Up Agreement”) which will, subject to certain terms and conditions, entitle and obligate POT to acquire from PRL, up to 100% of PRL’s interest in the oil and natural gas properties and related assets provided for under the terms of the Take-Up Agreement (the “Additional Assets”) and described under “Business and Properties Relating to the Additional Assets — Additional Assets”. We will receive all the benefits of and assume all risks on the Additional Assets POT acquires, and revenues and expenses associated with the interest in the Additional Assets POT acquires will accrue to POT for POT’s account, as of July 1, 2002. The closing of such acquisition is subject to certain terms and conditions. See “Business and Properties Relating to the Additional Assets — Additional Assets”.

      Under an agreement to be entered into between PET and POT (the “POT Royalty Agreement”), POT will grant the POT Royalty (as defined below) to PET with respect to the Initial Assets, the Additional Assets (to the extent POT acquires them) and all other petroleum and natural gas properties POT may acquire from time to time. Pursuant to the POT Royalty Agreement, PET will receive 99% of POT’s net revenue from its petroleum and natural gas properties from time to time, less permitted deductions with respect to debt payments, capital expenditures and certain other amounts (the “POT Royalty”). As part of the above transactions PET will issue Trust Units to PRL which PRL will then distribute to PRL Shareholders by way of a dividend (the “Dividend”). After the Dividend, PET will commence the issuance and distribution of the Rights (the “Rights Offering”). See “Formation of Trust Structure and Structuring Transactions”.

THE TRUST UNITS

Trust Units:	Each Trust Unit is transferable, entitles the Unitholders to participate equally in distributions of PET, is not subject to future calls or assessments, and entitles the Unitholder to certain rights of redemption and to one vote at all meetings of Unitholders. See “Description of the Trust Units and Special Voting Units”.

Distribution Policy of PET:	PET intends to make cash distributions on the 15th day of each month (or the next business day if the 15th is not a business day) to Unitholders of record as at the close of business on the last day of the immediately preceding month. Cash distributions will generally be comprised of royalty and interest income PET receives from POT with respect to the immediately preceding month less expenses and any other amounts it must withhold or pay to third parties. Cash distributions may also include other distributable amounts such as the net proceeds from the sale of the POT Royalty attributable to any of the Initial Assets, Additional Assets or other petroleum or natural gas properties. See “Formation of Trust Structure and Structuring Transactions — PET, POT and the Administrator” and “The POT Royalty Agreement”.

We expect to make an initial distribution of distributable income of PET for the period from ● , 2002 to ● , 2002 to Unitholders of record on ● , 2002 and we expect to pay the cash distribution on ● , 2002. Cash flow from the Initial Assets and the acquired portion of the Additional Assets prior to ● , 2002 will not be distributed to Unitholders but will be used to fund certain of our expenses, to fund the acquisition of a further interest in the Additional Assets, if necessary, and for working capital purposes. See “Management’s Discussion and Analysis and Liquidity and Capital Resources — Liquidity and Capital Resources”.

THE DIVIDEND

The Dividend:	PRL will distribute as a dividend-in-kind on outstanding PRL Common Shares of record at 4:30 p.m. (Calgary time) on ● , 2002, (the “Dividend Record Date”) all of the Trust Units held by PRL at that time (the “Dividend Units”) (the “Dividend”). There are currently 59,458,600 PRL Common Shares outstanding, which would entitle PRL Shareholders to receive one Dividend Unit for every 6 PRL Common Shares held by them. We anticipate there will be up to 784,000 vested stock options of PRL outstanding at the Dividend Record Date entitling holders thereof to acquire up to an additional 784,000 PRL Common Shares. In the event that any or all of those options are exercised on or prior to the Dividend Record Date, the number of PRL Common Shares necessary to receive one Dividend Unit will increase from 6 to a maximum of 6.079 PRL Common Shares. We and PRL propose to issue a press release on the Dividend Record Date giving notice of what this ratio will be. Except as otherwise indicated in this prospectus we have assumed one Dividend Unit will be issued for each 6 PRL Common Shares. No fractional Trust Units will be distributed. After the Dividend Units are distributed, PRL will not own any Trust Units. PRL has advised that Dividend Units distributed to PRL Shareholders who are not residents of Canada will be withheld and a portion thereof sold to fund certain Canadian withholding tax obligations applicable to the Dividend. Any remaining Dividend Units will then be delivered to such persons. See “Formation of Trust Structure and Structuring Transactions” and “Details of the Dividend”.

Dividend Record Date:	4:30 p.m. Calgary time on ● , 2002.

Listing of Units:	There is currently no market through which the Trust Units may be sold. An application has been made to the TSX for the approval of the listing of the Dividend Units. If such application is accepted, it is anticipated listing approval will be subject to PET fulfilling all of the usual requirements of the TSX including distribution to a minimum number of public Unitholders.

THE RIGHTS OFFERING

The Rights Offering:	PET will issue, to the holders of Trust Units on the Rights Record Date, Rights to subscribe for additional Trust Units on the basis of three (3) Rights for each Trust Unit held. See “Details of the Rights Offering — Issue of Rights and Rights Certificates”.

Rights Record Date:	4:30 p.m. Calgary time on ● , 2002 (the “Rights Record Date”).

Issue:	Rights to subscribe for up to 29,729,301 Trust Units.

Rights Expiry Time:	4:30 p.m. Calgary time on ● , 2002 (the “Rights Expiry Time”).

Listing of Rights:	There is currently no market through which the Rights may be sold. An application has been made to the TSX for the approval of the listing of the Rights and the Trust Units issuable on the exercise thereof. If such application is accepted, it is anticipated listing approval will be subject to PET fulfilling all of the usual requirements of the TSX.

Rights Exercise Price:	$5.05 per Trust Unit (the “Rights Exercise Price”).

Issue of Rights:	Each Right will entitle the holder thereof (the “Rightsholder”) to purchase one Trust Unit for the Rights Exercise Price at any time prior to the Rights Expiry Time (the “Initial Subscription Privilege”). See “Details of the Rights Offering — Issue of Rights and Rights Certificates”.

Eligible Persons:	Only persons resident in Canada or the United States, excluding residents of the State of Florida, may exercise the Rights. See “Details of the Rights Offering — Ineligible Persons”.

Gross Proceeds from the Rights Offering:	Up to $150,132,970.

Expenses of the Rights Offering:	PET estimates that its expenses relating to the Rights Offering will be $1,000,000 which will be paid out of general funds and not out of the proceeds of the Rights Offering.

Expiry of Rights:	You must exercise your Rights before the Rights Expiry Time or they will expire. See “Details of the Rights Offering — Issue of Rights and Rights Certificates”.

Additional Subscription Privilege:	If all of the Rights are not exercised under the Initial Subscription Privilege, each Rightsholder that has exercised all of its Rights may subscribe for additional Trust Units (the “Additional Subscription Privilege”). See “Details of the Rights Offering — Additional Subscription Privilege”.

Principal Unitholders:	Upon payment of the Dividend, the directors and senior officers of the Administrator will, as a group, beneficially own or exercise control or direction over, directly or indirectly, 4,837,538 Trust Units (48.82% of the then issued and outstanding Trust Units). None of these individuals have control or direction over greater than 10% of the PRL Common Shares except Clayton H. Riddell, the Chairman and Chief Executive Officer of the Administrator who, directly, and indirectly through Paramount Oil & Gas Ltd. (“POG”) and its subsidiaries, Treherne Resources Ltd. (“Treherne”) and 409790 Alberta Ltd. (“409790”), exercises control and direction over 28,943,770 PRL Common Shares (48.68% of the issued and outstanding PRL Common Shares) and will, immediately after payment of the Dividend, exercise control and direction over 4,823,961 Trust Units (48.68% of the issued and outstanding Trust Units). S.L. Riddell Rose, the President, Chief Operating Officer and a director of the Administrator, is also a shareholder of POG. Assuming no exercise of outstanding PRL stock options occurs, upon payment of the Dividend, Mr. Riddell and his immediate family, including their spouses (the “C.H. Riddell Family”) will beneficially own or exercise control or direction over, directly or indirectly, 4,931,787

Trust Units (49.77% of the issued and outstanding Trust Units). PRL, C.H. Riddell, POG, Treherne and 409790 have entered into a Rights exercise agreement (“Rights Exercise Agreement”) with PRL’s lenders which obligates POG, Treherne and 409790 to exercise all Rights held by or on behalf of them thereby subscribing for all Trust Units available to them under the Initial Subscription Privilege of the Rights Offering. POG and its subsidiaries are required to provide evidence to PRL’s lenders of their financial ability to subscribe for such Trust Units. Under the terms of the Rights Exercise Agreement, POG, Treherne and 409790 represent that they have in place available bank financing which, when combined with an amount of $33,000,000 owing by PRL to POG, will be sufficient to allow these parties to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive. The funding of amounts under their credit arrangements are conditional upon a number of things, including the provision by POG, Treherne and 409790 to their lenders of sufficient collateral. In the event that POG, Treherne and 409790 are unable to draw down the required amounts under these facilities, or PRL is not in a position to pay to POG the full amount that PRL owes to POG, POG, Treherne and 409790 may not be able to exercise all of their Rights. The C.H. Riddell Family has indicated its intention to fully subscribe under the Initial Subscription Privilege of the Rights Offering, which will result in them holding an aggregate of 19,727,148 Trust Units. Thus, to the extent that other Rightsholders do not exercise their Rights, the C.H. Riddell Family will increase its percentage of ownership of PET. Additionally, the C.H. Riddell Family may acquire additional Trust Units by exercising their Additional Subscription Privilege or through the exercise of outstanding options in PRL held by them, which would further increase their percentage of ownership of PET.

Fidelity Management & Research Company and Fidelity Management Trust Company (collectively “Fidelity”) are the beneficial owners of 6,065,900 PRL Common Shares (representing approximately 10.2% of the issued and outstanding PRL Common Shares) in accounts and funds managed by them. Fidelity will, upon payment of the Dividend, hold 1,010,983 Trust Units. We have not been advised of its intentions respecting its exercise of Rights. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights”, “Formation of the Trust Structure and Structuring Transactions — PET, POT and the Administrator” and “Principal Holders of Securities”.

Decrease in Percentage Ownership:	Any Unitholder who does not exercise its Rights will experience a decrease in its percentage of ownership of PET. See “Details of the Rights Offering — Decrease in Percentage Ownership”.

No Standby Commitment:	There is no standby commitment to purchase Trust Units under the Rights Offering.

Use of Proceeds:	We will use the gross proceeds from the Rights Offering, along with available bank financing, to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and to acquire all or a portion of PRL’s interest in the Additional Assets. If the Rights Offering is fully subscribed, and our lenders advance the full amount under our proposed credit facility, we will acquire 100% of PRL’s interest in the Additional Assets. If the Rights Offering is not fully subscribed or our lenders do not loan to us the full amount under the proposed credit facility, we will acquire only a portion of PRL’s interest in the Additional Assets and PRL will continue to own its remaining undivided interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets — The Take-Up Agreement”, “Bank Financing and Guarantees” and “Risk Factors”.

CERTAIN CANADIAN FEDERAL AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

Certain Canadian Federal and U.S Federal Income Tax Considerations:	Generally, Canadian income tax will be withheld at the rate of 15% of the value of the Dividend Units otherwise receivable by United States shareholders. In order to comply with this requirement, all of the Dividend Units to which such a shareholder is entitled will initially be withheld, and a sufficient number of such Dividend Units will be sold on the TSX to obtain net proceeds adequate to satisfy the withholding tax. See “Details of the Dividend — Withholding of Tax”

and “Certain Canadian Federal Income Tax Considerations”. Generally, subject to certain assumptions, and except to the extent gain is recognized on a sale of Dividend Units to satisfy Canadian withholding tax, both the Dividend and the Rights Offering should be free of United States federal income tax to United States shareholders of PRL. See “Certain U.S. Federal Income Tax Considerations”.

RISK FACTORS

Risk Factors:	An investment in the Trust Units is subject to a number of risks. As the Trust Units do not represent a traditional investment in the oil and natural gas industry, you should carefully consider all of the information set forth in this prospectus. The Trust Units are subject to risk factors typical to an investment in the oil and natural gas industry such as shut-in of production, management’s success in developing additional reserves, marketability of production, title defects, environmental concerns, reserve figures being estimates, availability of replacement reserves, availability of additional financing, operating risks, potential for write-downs and competition. In addition, a Trust Unit is unlike a traditional share equity interest in that it does not afford its owner the same statutory rights nor the same kind of limited liability applicable to holders of common shares. You should also be aware that if for any reason we are unable to use the proceeds of the Rights Offering to acquire an interest in the Additional Assets, you will need to rely on our ability to identify and acquire other oil and natural gas reserves. Moreover, since production from the Initial Assets and Additional Assets is entirely natural gas, the value of your Trust Units will be more subject to price fluctuations in natural gas pricing than investments in energy companies that are more diversified. See “Risk Factors”.

THE SPECIAL COMMITTEE

The Special Committee:	The board of directors of PRL has established a special committee of the board of directors (the “Special Committee”), all of whom are independent of the management of PRL and its largest shareholder, POG. The mandate of the Special Committee is to assess the merits of the transactions described in this prospectus and to consider such other alternative courses of action to carry out the intent and purpose of the transactions as may be appropriate in the circumstances. Specifically, the Special Committee has been granted the authority to assess the transactions with a view to whether or not the transactions are in the best interests of PRL and are fair, from a financial point of view, to the PRL Shareholders and to provide a recommendation to the board of directors of PRL with respect thereto. The Special Committee engaged Scotia Capital Inc. as its financial advisor and also engaged independent legal counsel to assist them in making this determination.

On August 7, 2002, Scotia Capital Inc. presented to the Special Committee the results of its financial analysis and together with legal counsel to the Special Committee reviewed the material terms of the transaction. The Special Committee also considered the preliminary prospectus and registration statement prepared in respect of the proposed distribution of the Dividend, the Rights Offering and related transactions. Scotia Capital Inc. presented its views to the Special Committee of the financial aspects of the Dividend, the Rights Offering and related transactions, including its view, as of August 7, 2002, of the fairness of these transactions from a financial point of view to the PRL Shareholders. Scotia Capital Inc. tabled a draft of the form of fairness opinion (the “Opinion”) which Scotia Capital Inc. currently intends to provide at the time that the final prospectus and registration statement are filed with the appropriate securities regulatory authorities. However, the delivery of the Opinion is contingent upon there being no changes or circumstances, currently unknown to Scotia Capital Inc. or which may arise, alone or in connection with other facts, changes or circumstances respecting the transaction, PRL, PET or general economic financial or business conditions which impact upon Scotia Capital Inc.’s ability to provide such Opinion.

After discussion and receipt of advice from its financial and legal advisors, the Special

Committee unanimously determined to recommend to the full board of directors of PRL that, at this time, the transaction was currently in the best interests of PRL and the PRL Shareholders, to proceed with the filing of the preliminary prospectus and registration statement with the appropriate securities regulatory authorities and that it approve the steps necessary at this time to implement the transaction. The Special Committee further advised the board of directors that it would present its final recommendations with respect to the transaction at the time of filing the final prospectus in the context of the financial, business and other applicable circumstances then in existence.

On August 7, 2002, the board of directors of PRL met and received the preliminary report of the Special Committee and unanimously gave its approval to proceed with the transactions referred to in this prospectus and to file the preliminary prospectus and registration statement with the appropriate securities regulatory authorities.

See “Formation of Trust Structure and Structuring Transactions — Decision to Implement and the Special Committee”.

Fairness Opinion:	The Special Committee has received a draft fairness opinion from Scotia Capital Inc. which is attached to this prospectus as Appendix “A”. See “Fairness Opinion”.

SUMMARY RESERVE INFORMATION

      The following selected Reserve Information tables are qualified by detailed information contained elsewhere in this prospectus. In particular you should read the notes to the disclosure under the headings “Initial Business and Properties of POT — Natural Gas Reserves — Initial Assets” and “Business and Prospectus Relating to the Additional Assets — Natural Gas Reserves — Additional Assets”.

Selected Reserve Information for the Initial Assets

      The tables below are a summary as at July 1, 2002, using McDaniel and Associates Consultants Ltd.’s (“McDaniel”) July 1, 2002 price forecast of the natural gas reserves attributable to the Initial Assets and the discounted present value of estimated future net cash flows associated with such reserves as evaluated in the independent engineering evaluation of the Initial Assets and the Additional Assets prepared by McDaniel dated July 10, 2002, (the “McDaniel Report”), based on constant price assumptions. These reserves are all located in the Province of Alberta, Canada. All evaluations of the present worth of estimated future net revenues in the McDaniel Report are stated after provision for estimated future capital expenditures and operating costs. An allowance for future wellbore abandonment costs was made for all wells in which there is a working interest; however no allowance was made for the abandonment of any surface, wellsites and facilities, for income tax or for Alberta Royalty Tax Credits (“ARTC”) (an Alberta provincial government program under which in certain circumstances tax credits may be provided against royalties on oil and natural, gas production payable to the Province of Alberta). These evaluations do not necessarily represent the fair market value of the reserves.

Natural Gas Reserves and Present Value of Estimated Future Cash Flows

(Based on Constant Price Assumptions)

	Natural Gas		Present Value Cash Flow
			Discounted at 10%
	Gross(1)	Net(2)
Reserves Categories	mmcf	mmcf	(M$)

Proved Developed Producing	46,647	36,255	81,136
Proved Undeveloped	3,135	2,219	5,907

Total Proved	49,782	38,474	87,043

Notes:

(1)	Gross reserves are defined as the aggregate of the PRL working interest and royalty interest reserves before deductions of royalties payable to others.

(2)	Net reserves are gross reserves less all royalties payable to others.

(3)	Financial matters such as prepayments, take or pay payments, general obligations, etc. were not included.

Selected Reserve Information for the Additional Assets

      The tables below are a summary as at July 1, 2002, using McDaniel’s July 1, 2002 price forecast of the natural gas reserves attributable to PRL’s full interest in the Additional Assets and the discounted present value of estimated future net cash flows associated with such reserves as evaluated in the McDaniel Report, based on constant price assumptions. These reserves are all located in the Province of Alberta, Canada. All evaluations of the present worth of estimated future net revenues in the McDaniel Report are stated after provision for estimated future capital expenditures and operating costs. An allowance for future wellbore abandonment costs was made for all wells in which there is a working interest; however no allowance was made for the abandonment of any surface, wellsites and facilities, for income tax or for ARTC. These evaluations do not necessarily represent the fair market value of the reserves. These evaluations evaluate 100% of PRL’s interest in proved reserves in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

Natural Gas Reserves and Present Value of Estimated Future Cash Flows

(Based on Constant Price Assumptions)

	Natural Gas		Present Value Cash Flow
			Discounted at 10%
	Gross(1)	Net(2)
Reserves Categories	mmcf	mmcf	(M$)

Proved Developed Producing	108,866	88,824	207,409
Proved Developed Non-Producing	2,624	2,224	523

Total Proved	111,490	91,047	207,932

Notes:

(1)	Gross reserves are defined as the aggregate of the PRL working interest and royalty interest reserves before deductions of royalties payable to others.

(2)	Net reserves are gross reserves less all royalties payable to others.

(3)	Financial matters such as prepayments, take or pay arrangements, general obligations, etc. were not included.

Selected Reserve Information for the Initial Assets and the Additional Assets Combined

      The tables below are a summary as at July 1, 2002 using McDaniel’s July 1, 2002 price forecast of the natural gas reserves attributable to the Initial Assets and PRL’s full interest in the Additional Assets and the discounted present value of estimated future net cash flows associated with such reserves as evaluated in the McDaniel Report, based on constant price assumptions. These reserves are all located in the Province of Alberta, Canada. All evaluations of the present worth of estimated future net revenues in the McDaniel Report are stated after provision for estimated future capital expenditures and operating costs. An allowance for future wellbore abandonment costs was made for all wells in which there is a working interest; however no allowance was made for the abandonment of any surface, wellsites and facilities, for income tax or for ARTC. These evaluations do not necessarily represent the fair market value of the reserves. These evaluations evaluate 100% of PRL’s interest in proved reserves in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

Natural Gas Reserves and Present Value of Estimated Future Cash Flows

(Based on Constant Price Assumptions)

	Natural Gas		Present Value Cash Flow
			Discounted at 10%
	Gross(1)	Net(2)
Reserves Categories	mmcf	mmcf	(M$)

Proved Developed Producing	155,513	125,079	288,545
Proved Developed Non-Producing	2,624	2,224	523
Proved Undeveloped	3,135	2,219	5,907

Total Proved	161,272	129,521	294,975

Notes:

(1)	Gross reserves are defined as the aggregate of the PRL working interest and royalty interest reserves before deductions of royalties payable to others.

(2)	Net reserves are gross reserves less all royalties payable to others.

(3)	Financial matters such as prepayments, take or pay arrangements, general obligations, etc., were not included.

Selected Financial and Production Information for the Initial Assets and the Additional Assets Combined

      The following is a summary of certain selected historical financial and production information and is qualified in its entirety by the detailed provisions of the Schedule of Revenue and Operating Costs for the years ended December 31, 2001, 2000 and 1999 and the unaudited three month interim periods ended March 31, 2002 and 2001 contained elsewhere in this prospectus. Selected information for the unaudited period ended December 31, 1998 and 1997 is also set forth below.

	Three Months Ended March 31,

	2002			2001

	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	15.5	78.0	93.5	14.2	87.9	102.1
Price ($/mcf)	$2.80	$2.54	$2.58	$8.49	$11.64	$11.21
Revenue	$3,901	$17,877	$21,778	$10,850	$92,093	$102,943
Royalties	(513)	(3,134)	(3,647)	(3,282)	(17,947)	(21,229)
Operating Costs	(1,734)	(8,546)	(10,280)	(1,512)	(7,468)	(8,980)

Operating Income	$1,654	$6,197	$7,851	$6,056	$66,678	$72,734

	Years Ended December 31,

	2001			2000

	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	17.3	85.4	102.7	14.0	93.4	107.4
Price ($/mcf)	$4.51	$6.41	$6.09	$4.74	$4.65	$4.65
Revenue	$28,492	$199,791	$228,283	$24,357	$158,370	$182,727
Royalties	(8,888)	(36,873)	(45,761)	(6,366)	(28,825)	(35,191)
Operating Costs	(4,628)	(28,242)	(32,870)	(3,318)	(20,828)	(24,146)

Operating Income	$14,976	$134,676	$149,652	$14,673	$108,717	$123,390

	Years Ended December 31,

	1999			1998			1997

	Initial	Addl.	Total	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	14.0	99.0	113.0	14.6	120.9	135.5	9.7	79.1	88.8
Price ($/mcf)	$2.64	$2.60	$2.61	$1.92	$1.90	$1.90	$2.00	$1.96	$1.96
Revenue	$13,426	$94,149	$107,575	$10,250	$83,724	$93,974	$7,084	$56,546	$63,630
Royalties	(2,765)	(20,008)	(22,773)	(1,569)	(12,212)	(13,781)	(1,353)	(9,097)	(10,450)
Operating Costs	(754)	(17,357)	(18,111)	(1,554)	(18,391)	(19,945)	(902)	(9,867)	(10,769)

Operating Income	$9,907	$56,784	$66,691	$7,127	$53,121	$60,248	$4,829	$37,582	$42,411

      The information set out above and in the Schedule of Revenues and Operating Costs for the years ended December 31, 2001, 2000 and 1999 and the unaudited three month interim periods ended March 31, 2002 and 2001 contained elsewhere in this prospectus with respect to the Additional Assets assumes the acquisition by POT of 100% of PRL’s interest in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

Selected Operational Information

	Proved		Undeveloped
Category of Assets	Reserves	Production(1)	Land
Name of Area	(bcf)	(mmcf/d)	(net acres)

Initial Assets
Legend	49.78	22.51	44,902

	Proved		Undeveloped
Category of Assets	Reserves	Production(1)	Land
Name of Area	(bcf)	(mmcf/d)	(net acres)

Additional Assets
Bohn Lake	4.67	2.66	533
Chard	2.45	2.05	6,244
Chard Southwest	1.23	0.64	5,186
Clyde	1.72	2.95	14,140
Cold Lake	9.41	4.76	20,856
Cold Lake Sonoma	5.54	3.37	14,144
Corner	17.99	14.15	28,480
Hoole	0.15	0.52	3,520
Kettle River	6.92	4.64	—
Legend East	3.44	4.33	25,600
Leismer/ Leismer South	10.06	10.01	89,240
Liege East	3.36	2.33	1,836
Liege North	4.06	3.00	—
Liege South	4.71	4.11	12,800
Pony	0.80	0.63	3,040
Quigley	2.00	3.48	13,760
Saleski	10.05	4.13	20,566
Surmont	0.06	0.05	1,280
Teepee Creek	0.66	1.88	55,040
Thornbury	11.82	4.17	1,152
Winefred	10.41	4.11	22,400

TOTALS	161.27	100.48	384,719

Notes:

(1)	Averages volume for the month of May 2002.

      The information set out above with respect to the Additional Assets assumes the acquisition by POT of 100% of PRL’s interest in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

Selected Pro Forma Financial and Production Information

      The following is a summary of certain selected pro forma historical financial and production information and is qualified in its entirety by the detailed provisions of PET’s pro forma statements for the three month period ended March 31, 2002, and for the year ended December 31, 2001, contained elsewhere in this prospectus.

	Three Months Ended March 31, 2002				Year Ended December 31, 2001

	Initial	Addl.	Adjust-	Total	Initial	Addl.	Adjust-	Total
(Cdn$000 except as indicated)	Assets	Assets	ments	Assets	Assets	Assets	ments	Assets

Production (mmcf/d)	15.5	78.0		93.5	17.3	85.4		102.7
Price ($/mcf)	$2.80	$2.54	$—	$2.58	$4.51	$6.41	$—	$6.09
Revenue	$3,901	$17,877	$—	$21,778	$28,492	$199,791	$—	$228,283
Royalties	(513)	(3,134)	—	(3,647)	(8,888)	(36,873)	—	(45,761)
Operating Costs	(1,734)	(8,546)	—	(10,280)	(4,628)	(28,242)	—	(32,870)
General and Administrative Expense	(170)	(805)	—	(975)	750	3,690	—	(4,440)
Interest Expense	(338)	(912)	—	(1,250)	(1,350)	(3,650)	—	(5,000)
Depletion, Depreciation and Amortization	(2072)	(10,456)	—	(12,528)	(9,605)	(47,441)	—	(57,046)

Net Earnings (loss)	$(926)	$(5,976)	$	$(6,902)	$3,271	$79,895	$	$83,166

Total Assets	$81,000	$220,000	$(46,000)	$255,000	$81,000	$220,000	$(46,000)	$255,000

     The information set out above and in PET’s pro forma statements for the three month period ended March 31, 2002 and for the year ended December 31, 2001 contained elsewhere in this prospectus with respect to the Additional Assets assumes the acquisition by POT of 100% of PRL’s interest in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including our financial statements and the related notes.

Our reserves will be depleted over time and we may be unable to develop or acquire additional reserves.

      Royalty trusts, structured as we are, have certain unique attributes that differentiate them from other oil and natural gas industry participants. The primary source of distributable income to you will be from POT’s oil and natural gas properties which, absent commodity price increases or cost effective acquisition and development activities, will decline over time in a manner consistent with declining production from typical oil, natural gas and natural gas liquids reserves. POT will not be reinvesting cash flow in the same manner and to the same extent as traditional, non-trust industry participants. Accordingly, absent capital injections, POT’s production levels and reserves will decline over time.

      POT’s future oil and natural gas reserves and production, and therefore its cash flows, will be highly dependent on our success in exploiting its reserve base and acquiring additional reserves. Without reserve additions through acquisition or development activities, POT’s reserves and production will decline over time as these reserves are exploited.

      To the extent that external sources of capital, including the proceeds of any issuance of additional Trust Units, become limited or unavailable, POT’s ability to make the necessary capital investments to maintain or expand its oil and natural gas reserves will be impaired. If POT uses production revenue to finance capital expenditures or property acquisitions, the level of distributable income to you will be reduced.

Several factors may hinder or prohibit us from acquiring the Additional Assets.

      Our lenders have placed certain restrictions on our ability to borrow funds from them, requiring us to have at least all of the Rights held by POG, Treherne and 409790 exercised prior to them advancing any financing for our acquisition of the Additional Assets. If we fail to meet this threshold:

•	the lenders will not finance us;

•	we will continue to be obligated to PRL’s lenders under the guarantee discussed below;

•	we will be unable to acquire any interest in the Additional Assets; and

•	we may be unable to repay the $30,000,000 secured indebtedness we owe to PRL.

      We will not return the proceeds from the exercise of your Rights and if we are unable to finance the acquisition of the Additional Assets through these lenders you will have to rely on our management:

•	for prudent use of the proceeds of the Rights Offering including identifying suitable assets for future acquisitions; and

•	to secure alternative debt financing.

      In addition, our lenders will not make a final determination of the borrowing base (and therefore the exact amount of funds that they will lend to us) under the proposed credit facilities that we have arranged with them until shortly prior to the Rights Expiry Time. We can give no assurances that the amount of funds available will not be significantly less than the maximum amount of $100,000,000 that is currently contemplated under our commitment letter with them. If this occurs we may not be able to acquire 100% of PRL’s interest in the Additional Assets even if the Rights Offering is fully subscribed.

      Even if the Rights Offering is fully subscribed we may nonetheless fail to acquire any interest in the Additional Assets due to, among other things, unforeseen title defects, extreme volatility in the oil and gas industry and other unforeseen factors. Under this scenario we would not receive the debt financing.

There are conditions precedent to POG and its subsidiaries ability to exercise their Rights.

      Under the terms of the Rights Exercise Agreement, POG, Treherne and 409790 represent that they have in place available bank financing which, when combined with an amount of $33,000,000 owing by PRL to POG, will be sufficient to allow these parties to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive. The funding of amounts under their credit arrangements are conditional upon a number of things, including the provision by POG, Treherne and 409790 to their lenders of sufficient collateral. In the event that POG, Treherne and 409790 are unable to draw down the required amounts under these facilities, or PRL is not in a position to pay to POG the full amount that PRL owes to POG,

POG, Treherne and 409790 may not be able to exercise all of their Rights. In such event our $20,000,000 guarantee of PRL’s debt may not be released.

A small portion of the Additional Assets are subject to rights of first refusal.

      Certain of the properties in the Additional Assets that we intend to acquire from PRL are subject to rights of first refusal in favor of third parties. For a third party to exercise a right of first refusal they must pay the value that we have ascribed to the interest we intend to acquire. It is possible that lands comprising a portion of the Additional Assets with related production of approximately 1.6 mmcf/d (approximately 2% of the average daily production associated with the Additional Assets based on production levels for the month of May 2002) may be acquired by third parties exercising such rights of first refusal. In the event of such circumstance, we will receive cash in lieu of such portion of the Additional Assets or an adjustment to the purchase price of the Additional Assets depending on when the right of first refusal is exercised.

Our guarantee to PRL’s lenders may impair our ability to operate.

      PRL’s lenders require us to guarantee and provide guarantee security for $20,000,000 of PRL’s debt to them. The guarantee security will be a second charge on our assets after the first $30,000,000 charge securing our indebtedness to PRL for the Initial Assets and consequently we face significant risks including:

•	we will be unable, absent lenders’ consent, to dispose of the Initial Assets;

•	our borrowing base may be over-leveraged;

•	the lenders will have the right to foreclose on, and force the sale of, the Initial Assets and any other pledged security, if PRL does not meet its debt repayment obligations; and

•	we may have to reallocate cash resources to satisfy the guarantee, to the detriment of our ongoing revenue generating activities.

      Additionally, concurrent with the execution of the Take-Up Agreement we will pay to PRL a deposit on the purchase price of the Additional Assets through the issuance of a $5,000,000 non-interest bearing promissory note. If closing under the Take-Up Agreement does not occur due to a material breach of the agreement by POT, the deposit may be forfeited to PRL and PRL may demand payment under the promissory note. The occurrence of this event may result in us facing similar risks to those detailed above.

      Adverse developments with respect to the guarantee or the deposit may affect our continued listing on any stock exchange and the liquidity of your Trust Units.

Adverse regulatory decisions could materially impact the Initial Assets and the Additional Assets.

      In April of 2001, the Alberta Energy and Utilities Board (the “AEUB”) issued an order shutting-in 146 natural gas wells in the Surmont area of northeast Alberta on the basis that natural gas production would likely have a detrimental effect on recovery of the underlying bitumen. PRL owns working interests in 65 of the shut-in wells. The application that resulted in the order was made by another resource company which successfully argued that it would not be in the public interest to put the recovery of bitumen at risk by allowing continued natural gas production. As a result of an agreement subsequently reached among the relevant parties and the Province of Alberta, compensation was paid to the owners of the shut-in wells, including PRL, which itself received approximately $47 million. None of such shut-in wells are included in the Initial Assets or the Additional Assets. A further hearing (the “Chard/ Leismer Hearing”) is currently before the AEUB involving many applications, including one by a bitumen lease holder for the shutting-in of a further 40 natural gas wells in the Chard area of northeast Alberta and three by PRL for approval to produce natural gas from four wells in the Leismer area of northeast Alberta. The AEUB granted an interim order shutting-in 10 of the 40 wells in the Chard area. None of the 10 shut-in wells are included in the Initial Assets or the Additional Assets; however, 18 of the remaining 30 wells and the four wells for which PRL is making application are included in the Additional Assets. PRL’s current share of production from the 18 wells is approximately two mmcf/d of natural gas. At issue in the Chard/ Leismer Hearing is the effect, if any, of natural gas production on production of underlying bitumen. Other issues at the hearing include the appropriate criteria to be used by the AEUB in determining whether to approve future applications to produce natural gas and in determining whether to approve future applications to shut-in existing natural gas wells in northeast Alberta. The Initial Assets and the Additional Assets are all located in northeast Alberta. Depending upon the decision on the Chard/ Leismer Hearing and the criteria utilized by the AEUB in reaching its decision, further applications could be made to shut-in production of natural gas overlying bitumen in other areas of northeast Alberta, potentially including production from the Initial Assets and the Additional Assets. This could have a material adverse effect on the amount of income available for distribution to our Unitholders. In such case, we cannot ensure that POT will be able to negotiate adequate compensation for having to shut-in any such production.

Any decline in the marketability or the price of natural gas could materially harm our financial condition.

      The prices of and demand for oil and natural gas fluctuate for reasons largely beyond our control. Such fluctuations may have a negative effect on our revenue (and hence on distributable income), as well as on the acquisition costs of any future oil and natural gas properties that we may acquire. Our initial production is weighted exclusively to natural gas and we may be more subject to price fluctuations in natural gas than our competitors whose production is more diversified than ours.

      Both oil and natural gas prices are extremely volatile. Oil prices are determined by international supply and demand. Political developments, compliance or non-compliance with self-imposed quotas, or agreements between members of Organization of Petroleum Exporting Countries all can affect world oil supply and prices. Numerous other factors beyond our control will affect the marketability and price of oil and natural gas that we acquire or discover, including:

•	the demand for oil and natural gas;

•	the proximity and capacity of oil and natural gas pipelines and processing equipment;

•	changes in government regulations (including regulations relating to environmental protection, royalties, allowable production, pricing, importing and exporting of oil and natural gas);

•	weather;

•	general economic conditions; and

•	conditions in other natural gas producing regions.

      The negative impact of any one of these or other factors could significantly affect our results of operations, our distributable income and our overall financial condition.

Future hedging activities could result in losses.

      The nature of our operations results in exposure to fluctuations in commodity prices. We will monitor and, when appropriate, may utilize derivative financial instruments and physical delivery contracts to hedge our exposure to these risks. We may be exposed to credit-related losses in the event of non-performance by counter-parties to the financial instruments. From time to time we may enter into hedging activities in an effort to mitigate the potential impact of declines in oil and natural gas prices. These activities may consist of, but are not limited to:

•	buying a price floor under which we will receive a minimum price for our oil and natural gas production;

•	buying a collar, under which we will receive a price within a specified price range for oil and natural gas production;

•	entering into fixed price contract for oil and natural gas production; and

•	entering into a contract to fix the price differential between light and heavy oil.

      If product prices increase above those levels specified in our various hedging agreements, we would be precluded from receiving the full benefit of commodity price increases.

      In addition, by entering into these hedging activities, we may suffer financial loss if:

•	we are unable to produce sufficient quantities of oil or natural gas to fulfill our obligations;

•	we are required to pay a margin call on a hedge contract; or

•	we are required to pay royalties based on a market or reference price that is higher than our fixed or ceiling price.

We cannot guarantee that our title to the Initial Assets and Additional Assets will be free from defects.

      We have not obtained a legal opinion as to the title to the Initial Assets and Additional Assets and cannot guarantee or certify that a defect in the chain of title may not arise to defeat our claim to a particular oil and natural gas property. Title problems could result in reduced distributable income available to you.

Our operations involve many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

      Our operations may be delayed or unsuccessful for many reasons, including cost overruns, lower oil and natural gas prices, equipment shortages, mechanical and technical difficulties and labor problems. Our operations will also often require the use of new and advanced technologies, which can be expensive to develop, purchase and implement, and may not function as we expect. We may experience substantial cost overruns caused by changes in the scope and magnitude of our operations, employee strikes and several unforeseen technical problems including natural hazards which may result in blowouts, environmental damage or other unexpected or dangerous conditions giving rise to liability to third parties. In particular, drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment in them. Drilling for oil and natural gas could involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough net revenue to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. In addition, our operations depend on the availability of drilling and related equipment in the particular areas where exploration and development activities will be conducted. Demand for the equipment or access restrictions may affect the availability of that equipment to us and delay our operations.

We may incur material costs to comply with, or as a result of, health, safety and environmental laws and regulations.

      Compliance with environmental laws and regulations could materially increase our costs. We will incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. These include costs to reduce certain types of air emissions and discharges and to remediate contamination at various facilities and at third party sites where our products or wastes will be handled or disposed.

      We are subject to statutory strict liability in respect of losses or damages suffered as a result of pollution caused by spills or discharges of petroleum from petroleum facilities covered by any of our licenses. This means that anyone who suffers losses or damages as a result of pollution caused by our operations can claim compensation from us without needing to demonstrate that the damage is due to any fault on our part.

      New laws and regulations, the imposition of tougher requirements in licensing, increasingly strict enforcement of or new interpretations of existing laws and regulations, or the discovery of previously unknown contamination may require future expenditures to:

•	modify operations;

•	install pollution control equipment;

•	perform site clean-ups; or

•	curtail or cease certain operations.

      In particular, we may be required to incur significant costs to comply with the 1997 Kyoto Protocol to the United Nations Framework Convention on Climate Change, known as the Kyoto Protocol. In addition, increasingly strict environmental requirements affect product specifications and operational practices. Future expenditures to meet such specifications could have a material adverse effect on our operations or financial condition. Any abandonment costs we incur will reduce your distributions.

The natural gas reserve data in this prospectus are only estimates and our actual production, revenues and expenditures with respect to our reserves may differ materially from these estimates.

      Estimates of oil and natural gas reserves involve a great deal of uncertainty because they depend in large part upon the reliability of available geological and engineering data, which is inherently imprecise. Geological and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. The reliability of reserve estimates depends on:

•	the quality and quantity of our geological, technical and economic data;

•	whether the prevailing tax rules and other government regulations, contracts and oil, natural gas and other prices, will remain the same as on the date estimates are made;

•	the production performance of our reservoirs;

•	extensive engineering judgments;

•	the price at which recovered oil and natural gas can be sold;

•	the costs associated with recovering oil and natural gas;

•	the prevailing environmental conditions associated with drilling and production sites;

•	the availability of enhanced recovery techniques; and

•	the ability to transport oil and natural gas to markets.

      A change in any one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production thereof commercially impracticable. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves. Many of the factors, assumptions and variables involved in estimating reserves are beyond our control and may prove to be incorrect over time. Results of drilling, testing and production after the date of the estimates may require substantial upward or downward revisions in our reserve data. Any downward adjustment could lead to lower future production and thus adversely affect our financial condition, future prospects and market value.

The success of your investment is highly dependent on our key personnel, some of whom may have conflicting interests.

      You will be entirely dependent on our management in respect of administration of all matters relating to our assets and securities. If you are not willing to rely on our management you should not invest in the Trust Units. Moreover, our operations will be highly dependent upon our executive officers and key employees. The unexpected loss of the services of any of these individuals could have a detrimental effect on us.

      Some of the officers and directors of the Administrator are also directors of PRL and of other oil and natural gas companies which may, from time to time, be in competition with us for working interest partners, property acquisitions, key employees and other resources.

Variations in interest rates may limit our distributions to you.

      Variations in interest rates could result in a significant increase in the amount we apply to our debt, resulting in a decrease in distributable income to you. Certain covenants in our loan agreements with our lenders could limit distributions to you. Our credit facilities will be subject to periodic review. Our lenders may reduce the size of the credit facilities, limiting our ability to maintain operations and to acquire new properties, thereby reducing your distributions.

As a Canadian operator, we are exposed to risk caused by fluctuations in currency exchange rates.

      Our operating costs are generally paid in Canadian dollars. World oil prices are quoted in U.S. dollars and the price Canadian producers receive is therefore affected by the Canadian/ U.S. dollar exchange rate that will fluctuate over time. A material increase in the value of the Canadian dollar may negatively impact our production revenue.

Significant capital expenditures could reduce or even eliminate distributions to you.

      The timing and amount of our capital expenditures will directly affect your distributions. We may reduce or even eliminate distributions at times when we make significant capital or other expenditures.

We will encounter competition in all areas of our business and many of our competitors have greater and more diverse resources to draw on.

      The oil and gas industry is extremely competitive, especially with regard to exploration for, and exploitation and development of, new sources of oil and natural gas.

      Some of our competitors are much larger, well-established companies with substantially greater resources, and in many instances they have been engaged in the oil and gas business much longer than we have. These larger companies, especially those created by recent mergers, are developing strong market power through a combination of different factors, including:

•	diversification and reduction of risk;

•	financial strength necessary for capital-intensive developments;

•	exploitation of benefits of integration;

•	exploitation of economies of scale in technology and organization;

•	exploitation of mutual advantages of expertise, industrial infrastructure and reserves; and

•	strengthening of positions as global players.

      These companies may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects, including operatorships and licenses, than our financial or human resources permit.

We are not insured against all potential losses and could be seriously harmed by natural disasters or operational catastrophes.

      Exploration for and production of oil and natural gas is hazardous, and natural disasters, operator error or other occurrences can result in oil spills, blowouts, cratering, fires, equipment failure and loss of well control, which can injure or kill people, damage or destroy wells and production facilities, and damage other property and the environment. Losses and liabilities arising from such events would significantly reduce our revenues or increase our costs and have a material adverse effect on our operations or financial condition.

      We cannot assure you that any insurance against these risks will be available at premium levels that justify its purchase, whether insurance will be available at all or whether any insurance that is actually acquired will be sufficient to provide full coverage. The occurrence of a significant event that is not fully insured could have a material adverse effect on our financial position and reduce or eliminate distributions to you.

Changes in legislation could materially affect our business.

      Income tax laws and other laws or government incentive programs relating to the oil and gas industry, such as the status of investment trusts and resource allowance, may change in a manner adversely affecting us and your investment. Tax authorities having jurisdiction over us may disagree with our treatment of revenue for tax purposes or change their administrative practices to our and your detriment.

We cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Canada, or that an original action can be brought in Canada against us or PRL for liabilities under U.S. securities laws.

      PET, POT, the Administrator and PRL are all Canadian entities, all of our directors and officers are residents of Canada, the Dealer Managers and experts named in this prospectus are residents of Canada and all or substantially all of our assets are and the assets of our directors and officers, the Dealer Managers and the experts named in this prospectus may be located outside the United States. As a result, it may be difficult for you to:

•	effect service of process within the United States on PRL or us or any of its or our respective directors and officers, or

•	enforce judgments obtained in the United States courts against PRL, us or its or our directors and officers based upon the civil liability provisions of the United States federal securities law.

      We have been advised by our Canadian counsel, Gowling Lafleur Henderson LLP, that there is doubt as to:

•	whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Canada against PRL or us or its or our directors and officers, and

•	whether an original action could be brought in Canada against us or such others to enforce liabilities based solely upon the United States federal securities law.

The Trust Units may cease to be qualified investments under the Tax Act.

      The Tax Act imposes penalties for the acquisition or holding of non-qualified or ineligible investments by registered retirement savings plans, deferred profit sharing plans, registered retirement income funds and registered education savings plans. We cannot assure investors who hold Trust Units in such plans that the Trust Units will remain qualified investments at any particular time or that they will not be subject to penalties for holding the Trust Units in these vehicles. In addition, should the Trust Units become ineligible or non-qualified investments for purposes of being held in such plans, it may adversely affect the market for the Trust Units both immediately and in the future.

Unlike other securities our Trust Units are more susceptible to certain market perceptions and do not share the same statutory rights associated with ownership.

      Securities such as the Trust Units are hybrids in that they share certain attributes common to both equity securities and debt instruments. However, the Trust Units are unlike debt instruments as there is no principal amount owing to Unitholders and are unlike traditional equity securities as Unitholders have none of the statutory rights normally associated with ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, Unitholders are not protected from our liabilities to the same extent that a shareholder would be protected from a corporation’s liabilities. For example, personal liability of Unitholders may arise from claims in tort or claims for taxes against us. Unlike many other royalty trusts and income funds, our structure does not include the interposition of a limited liability entity such as a corporation or limited partnership which would provide further limited liability protection to Unitholders. See “The PET Trust Indenture” and “Description of the Trust Units and Special Voting Units — PET Unitholder Liability”.

Non-Residents are subject to restrictions on their ownership of our securities.

      The trust indenture which established PET as a trust restricts the ownership of Trust Units by Unitholders who are non-residents of Canada. Unitholders who are non-residents of Canada for the purposes of the Tax Act face the risk of being forced to sell some or all of their Trust Units, when market conditions may not be favorable, in order to comply with these restrictions. See “Description of the Trust Units and Special Voting Units — Non-Resident Trust Unitholders”.

It may be difficult for you to dispose of Trust Units or recoup your investment.

      The right to redeem Trust Units will not be the primary mechanism for Unitholders to liquidate their investments and there may not be an active trading market for the Trust Units that would facilitate other sales. Generally, we will not redeem in cash more than $100,000 of Trust Units in any one calendar month. Instead we will pay such excess redemption amount by the issuance of promissory notes of PET which will pay interest that may be below market rates and will be unsecured, subordinated to all of our indebtedness and be due and payable 5 years after issuance. Our ability to pay redemptions in cash or to make payment on such promissory notes may be further restricted by our lenders. See “Description of the Trust Units and Special Voting Units — Redemption Right”.

Changes in the market values of our permitted investments could adversely affect the value of the Trust Units.

      We may invest in certain permitted investments whose prices may fluctuate. For example, the prices of Canadian government securities, bankers’ acceptances and commercial paper react to economic developments and changes in interest rates. Commercial paper is also subject to issuer credit risk. Other permitted investments in energy-related entities will be subject to the general risks of investing in equity securities. These include the risk that the financial condition of issuers may become impaired, or that the energy sector may suffer a market downturn. Securities markets in general are affected by a variety of factors including governmental, environmental, and regulatory policies, inflation and interest rates, economic cycles, and global, regional and national events. The value of the Trust Units could be affected by adverse changes in the market values of permitted investments.

We may be unable to secure additional financing.

      Trust Units will have very limited value when reserves from our properties can no longer be economically produced. We will need to seek additional financing to maintain and expand our business. Such financing may not be available on terms or under conditions that are favorable to us or at all. You may suffer dilution as a result of any offering of Trust Units or securities convertible into Trust Units that we undertake.

The production and revenue of our properties may to some extent be dependent on the ability of third party operators.

      The continuing production from some properties, and to some extent the marketing of production, are dependent upon the ability of the operators of the property. If, in situations where we are not the operator, the operator fails to perform these functions properly or becomes insolvent, our revenue may be reduced. Payments from production generally flow through the operator and, where we are not the operator, there is a risk of delay and additional expenses in receiving such revenues. As owner of working interests in properties we do not operate, we will generally have only a cause of action for damages arising as a result of the gross negligence or wilful misconduct of the operator. The expense of bringing such an action could be significant and we may be unsuccessful in recovering damages. Additionally any delay in payment along the production chain could adversely impact your distributions.

There is a potential for accounting write-downs which could be viewed unfavorably in the market and limit our ability to borrow funds.

      Under Canadian accounting rules the net capitalized cost of oil and natural gas properties may not exceed a “ceiling limit” which is based in part upon estimated future net cash flows from reserves. If our net capitalized costs exceed this limit, we will have to charge the amount of the excess against earnings. A decline in oil and natural gas prices could cause our capitalized costs to exceed the cost ceiling, resulting in a charge against earnings. The market may view the charge to earnings unfavorably. The charge to earnings may also limit our ability to borrow funds.

FORMATION OF TRUST STRUCTURE AND STRUCTURING TRANSACTIONS

Decision to Implement and the Special Committee

Background

      In December of 2001, members of PRL’s senior management approached its professional advisors for tax, legal and financial advice respecting the establishment of a royalty trust. Members of PRL’s senior management reviewed various structures and considered the tax and business consequences in relation to such structures. In mid-April of 2002, members of PRL’s senior management proposed to PRL’s board of directors the formation of a trust to hold a number of mature producing properties of PRL.

      Pursuant to the proposal, PRL would distribute the units of such trust to the holders of PRL Common Shares through a dividend-in-kind. The mature, net cash generating, producing properties to be transferred to the trust were considered to be suitable for a trust and management believed the transaction would be financially beneficial to shareholders of PRL as the securities markets have recently tended to place a premium valuation on assets of this type when held by royalty trusts as opposed to corporations. A fundamental underlying business purpose of the transaction was to eliminate the layer of corporate income tax attributable to the production income from the properties, as the income from a trust may be flowed through more efficiently to its beneficiaries than by a corporation to its shareholders. This consideration was particularly important given the substantial amount of taxes PRL would be incurring and which would negatively impact its financial flexibility and growth plans as cash available for capital expenditures would be reduced.

      While PRL was considering the trust proposal it was provided the opportunity to acquire Summit Resources Limited (“Summit”). The proposed formation of PET was publicly announced on May 12, 2002 in conjunction with PRL’s announcement that it had entered into an agreement to acquire Summit for cash consideration of $7.40 per share for an aggregate value, including assumed debt, of $332 million. The Summit acquisition was completed on June 28, 2002. While the trust proposal and the Summit transaction were separate transactions, the acquisition of Summit was considered complementary and strategic for two key reasons. First, while the Summit acquisition was strategic to PRL as a result of the operational overlap, the Summit properties also allowed PRL to maintain the size and scale of its operations following the sale of PRL’s mature assets to POT under the trust proposal. The two transactions taken together effectively result in PRL trading relatively mature assets out of its portfolio in return for additional growth assets of similar size which are located in PRL’s key core area of central Alberta. Secondly, the Summit transaction provided many of the items required to effect the initial public offering of PET which would otherwise be an incremental cost, including accounting systems and staff, office space and furniture, land records system, and computer systems and software.

      In addition, the sale of PRL’s interest in the Additional Assets provides PRL with an indirect means to finance part of the Summit acquisition.

Special Committee

      At meetings of the board of directors of PRL held on April 18, 2002 and May 1, 2002, upon receiving advice from financial, legal and tax advisors, the board of directors of PRL gave its initial approval to the structuring of the current transaction. In conjunction with such approval and to further consider the trust proposal, the Special Committee of PRL’s board of directors, consisting of John B. Roy (as Chairman), Dirk Jungé, David M. Knott and Bernie M. Wylie, was established.

      The Special Committee members are independent of the management of PRL and its largest shareholder, POG. The mandate of the Special Committee is to assess the merits of the transactions comprised of; the formation of PET, the Trust Structuring, the Dividend, the Rights Offering and the sale of PRL’s interest in the Additional Assets under the Take-Up Agreement and to consider such other alternative courses of action to carry out the intent and purpose of those transactions as may be appropriate in the circumstances. Specifically, the Special Committee was granted the authority to assess the transactions with a view to whether or not the transactions are in the best interests of PRL and are fair, from a financial point of view, to the PRL Shareholders and to provide a recommendation to the board of directors of PRL with respect thereto.

      The Special Committee first met on May 3, 2002 to review and discuss its mandate. The Special Committee engaged Macleod Dixon LLP as its legal counsel. In addition, the Special Committee, with the assistance of Macleod Dixon LLP, selected Paul, Weiss, Rifkind, Wharton & Garrison to act as its United States legal counsel.

      At a meeting held on May 15, 2002, the Special Committee met with Scotia Capital Inc., considered its qualifications and ultimately retained it to serve as financial advisor to the Special Committee and to prepare and deliver a fairness opinion in respect of the transaction. The Special Committee satisfied itself that Scotia Capital Inc. was a qualified and independent advisor and competent to provide the financial services required by the Special Committee.

      Between May 15 and August 7, 2002, the Special Committee met eight times with its legal and financial advisors. At these meetings, Scotia Capital Inc. provided the Special Committee with information on the royalty trust market in general and together with Macleod Dixon LLP updated the Special Committee on the progress of the transaction and related issues. The Special Committee members were active participants in these meetings, initiating and participating in discussions, making inquiries and requesting follow-up materials or analysis. At the June 20, 2002 meeting, Macleod Dixon LLP advised the Special Committee of its legal duties and responsibilities in the discharge of its duties. These matters were considered and discussed by the Special Committee members in detail. At the meeting held on June 27, 2002, the Special Committee, together with its legal and financial advisors, reviewed the Trust Structuring, transaction mechanics and the material agreements underlying the Trust Structuring and how these material agreements related to the transactions referred to in this prospectus.

      Between May 29 and August 7, 2002, Mr. Roy, together with the Special Committee’s legal and financial advisors, attended weekly meetings of all parties involved in the transaction, including management of PRL, the Administrator and their legal, tax and financial advisors, and provided updates to the Special Committee of the status and progress of the transaction. The Special Committee meetings were typically scheduled to follow these working group meetings so the Special Committee could be apprised of the status of the transaction and any outstanding issues. In addition, Mr. Roy, as Chairman of the Special Committee, met or communicated with Scotia Capital Inc. and Macleod Dixon LLP on a daily basis.

      On August 7, 2002, Scotia Capital Inc. presented to the Special Committee the results of its financial analysis and together with Macleod Dixon LLP reviewed the material terms of the formation of the Trust, the Trust Structuring, the Dividend, the Rights Offering and the acquisition under the Take-Up Agreement. The Special Committee also considered the preliminary prospectus and registration statement prepared in respect of the proposed distribution of the Dividend, the Rights Offering and related transactions. Scotia Capital Inc. presented its views to the Special Committee of the financial aspects of the Dividend, the Rights Offering and related transactions, including its view, as of August 7, 2002, of the fairness of these transactions from a financial point of view to the PRL Shareholders. Scotia Capital Inc. tabled a draft of the form of fairness opinion (the “Opinion”) which Scotia Capital Inc. currently intends to provide at the time that the final prospectus and registration statement are filed with the appropriate securities regulatory authorities. However, the delivery of the Opinion is contingent upon there being no changes or circumstances, currently unknown to Scotia Capital Inc. or which may arise, alone or in connection with other facts, changes or circumstances respecting the transaction, PRL, PET or general economic financial or business conditions which impact upon Scotia Capital Inc.’s ability to provide such Opinion. A draft of the Opinion is attached hereto as Appendix “A”.

      After discussion and receipt of advice from its financial and legal advisors, the Special Committee unanimously determined to recommend to the full board of directors of PRL that, at this time, the transaction was currently in the best interests of PRL and the PRL Shareholders, to proceed with the filing of the preliminary prospectus and registration statement with the appropriate securities regulatory authorities and that it approve the steps necessary at this time to implement the transaction. The Special Committee further advised the board of directors that it would present its final recommendations with respect to the transaction at the time of filing the final prospectus in the context of the financial, business and other applicable circumstances then in existence.

      On August 7, 2002, the board of directors of PRL met and received the preliminary report of the Special Committee and unanimously gave its approval to proceed with the transactions referred to in this prospectus and to file the preliminary prospectus and registration statement with the appropriate securities regulatory authorities.

PET, POT and the Administrator

PET

      PET is an unincorporated trust established on June 28, 2002 under the laws of the Province of Alberta pursuant to a trust indenture among Computershare Trust Company of Canada as trustee, BMO Nesbitt Burns Inc. as settlor, and the Administrator. This trust indenture was subsequently amended and restated effective as of August 1, 2002 (the “PET Trust Indenture”). Computershare Trust Company of Canada has been appointed as the trustee (the “Trustee”) of PET. At the date of this prospectus, one Trust Unit of PET, which was issued on June 28, 2002, is outstanding and is held by PRL. The assets of PET consist of 100% ownership of the Administrator, the ownership of 100% of the beneficial interests of POT and its organizational funding of $100.

      PET was established for the purposes of issuing Trust Units and acquiring and holding royalties and other investments including the entire beneficial interest in POT and the POT Royalty. PET will effectively finance the operations of POT. PET will distribute cash to its Unitholders, which will initially be comprised of royalty and interest income PET receives from POT and from

ARTC, if any, less expenses and any other amounts it must withhold or pay to third parties. Under the PET Trust Indenture, PET has broad powers to invest funds that are not distributed to Unitholders. See “The PET Trust Indenture”.

POT

      POT is an unincorporated trust established on June 28, 2002 under the laws of the Province of Alberta pursuant to a trust indenture between the Administrator as trustee, and CIBC World Markets Inc. as settlor, with PET as its sole beneficiary. This trust indenture was subsequently amended and restated effective as of August 1, 2002 (the “POT Trust Indenture”). At the date of this prospectus, POT’s only asset is its organizational funding of $100. Under the terms of the POT Trust Indenture, the Administrator is the trustee of POT. POT’s business is acquiring, developing, exploiting, owning and disposing of oil and natural gas properties. See “The POT Trust Indenture”.

The Administrator

      The Administrator was incorporated on June 28, 2002 under the Business Corporations Act (Alberta) (the “ABCA”). All of the issued and outstanding shares of the Administrator are beneficially held by PET. As trustee of POT, the Administrator will hold legal title to the assets and properties of POT on behalf of, and for the benefit of, POT and will administer, manage and operate the oil and gas business of POT. The Administrator, in its capacity as trustee, will retain employees to administer, manage and operate the oil and gas business of POT. In addition, the Trustee has, in accordance with the PET Trust Indenture, effectively delegated to the Administrator the significant management, administrative and governance functions with respect to PET. Unlike many conventional royalty trusts, we will not have an external management company. The day-to-day running of our business will be carried out by the Administrator rather than a third party as is the case in most conventional royalty trusts. We will therefore not incur the management fees and expenses that would be charged by an external management company. Much like a traditional oil and gas corporation, only costs incurred by or on behalf of the Administrator to operate our business will ultimately be borne by the Unitholders. See “The PET Trust Indenture”, “The POT Trust Indenture” and “The Administrator”.

Headquarters

      The principal business office of both PET and POT, and the registered address and principal business office of the Administrator, is 500, 630 – 4th Avenue S.W., Calgary, Alberta, T2P 0J9, telephone: (403) 269-4400.

Trust Structuring

      Upon the effectiveness of the U.S. registration statement in which this prospectus is included and the issuance of the final receipts for the Canadian Prospectus, the Trust Structuring will be executed in the following order:

(a)	PRL will convey to POT, pursuant to the terms of the Sale Agreement, all of PRL’s interest in the Initial Assets. See “Initial Business and Properties of POT”. POT will pay for the Initial Assets by delivering to PRL a demand promissory note in the amount of approximately $81,000,000 and will, together with PET, provide a secured guarantee in respect of $20,000,000 of PRL’s indebtedness to PRL’s lenders. In addition, under the Sale Agreement, interest on the $81,000,000 purchase price, at a rate of 6.5% per annum from July 1, 2002, will accrue to PRL. We will assume all risks on the Initial Assets, and revenues and expenses associated with the Initial Assets will accrue to POT for POT’s account, as of July 1, 2002.

(b)	PRL and POT will execute the Take-Up Agreement which requires PRL to sell and transfer, and obligates POT to purchase, subject to certain conditions, up to 100% of PRL’s interest in the Additional Assets. POT will pay a deposit on the purchase price of these assets through the issuance of a non-interest bearing promissory note to PRL in the amount of $5,000,000. If closing under the Take-Up Agreement does not occur due to a breach of the agreement by POT, the deposit may be forfeited to PRL and PRL may demand payment under the promissory note. The conveyance of the acquired interest in the Additional Assets will occur upon the completion of the Rights Offering. We will assume all risks on the Additional Assets, and revenues and expenses associated with the acquired interest in the Additional Assets will accrue to POT for POT’s account, as of July 1, 2002. See “Formation of Trust Structure and Structuring Transactions — Rights Offering and Take-Up of Additional Assets” and “Business and Properties Relating to the Additional Assets — The Take-Up Agreement”.

(c)	POT and PET will enter into the POT Royalty Agreement effective as of July 1, 2002, pursuant to which POT will grant the POT Royalty with respect to the Initial Assets, the Additional Assets (to the extent POT acquires them) and all other petroleum and natural gas properties POT may acquire from time to time. Pursuant to the POT Royalty

Agreement, PET will receive 99% of POT’s net revenue from its petroleum and natural gas properties, less permitted deductions with respect to debt payments, capital expenditures and certain other amounts. PET will pay for the POT Royalty by issuing a first promissory note in the amount of $30,000,000 and a second demand promissory note in the amount of $34,152,000. The first promissory note is a demand note and will bear annual interest equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875% from the date of issuance. POT will direct PET to pay and issue these two promissory notes to PRL in satisfaction of $64,152,000 of the indebtedness that POT owes PRL for the purchase of the Initial Assets under the Sale Agreement. This payment will reduce the principal amount of indebtedness that POT owes PRL to approximately $16,848,000 which will be represented by a demand promissory note that will bear annual interest from the date of issue equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875%. PET will grant a security interest to PRL in PET’s assets as security for its indebtedness under the first promissory note and POT will grant a guarantee to PRL for such indebtedness and will grant to PRL a security interest over its assets for the guarantee.

(d)	PET will issue 6,636,045 Trust Units to PRL in full repayment of the indebtedness under the second promissory note.

(e)	PET will purchase from PRL the remaining $16,848,000 in indebtedness that POT owes to PRL in exchange for the issuance to PRL of an additional 3,273,721 Trust Units.

(f)	At this point in the Trust Structuring, PET’s assets will be comprised of the POT Royalty, interest- bearing indebtedness of POT in the principal amount of $16,848,000 and 100% of the beneficial interest in POT.

(g)	At this point in the Trust Structuring, PET’s liabilities will be comprised of a principal amount of $30,000,000 owing to PRL and a contingent liability of $20,000,000 arising from the secured guarantee in favor of PRL’s lenders.

      All of the above referenced promissory notes not payable to PRL will be subordinated and postponed in certain circumstances pursuant to arrangements in favor of our lenders under our proposed credit facilities.

Dividend-in-Kind

      Following completion of the Trust Structuring, PRL’s board of directors will declare and pay the Dividend, payable by the distribution of the Dividend Units, being all 9,909,767 of the Trust Units that PRL will then hold as a result of the Trust Structuring. See “Details of the Dividend”. PRL is required to withhold and remit taxes in an amount equal to 25% of the fair market value of the Dividend Units paid to PRL Shareholders who are neither resident nor deemed to be resident in Canada for the purposes of the Tax Act, including PRL Shareholders that are partnerships, any member of which is neither resident nor deemed to be resident in Canada for the purposes of the Tax Act (the “Non-Resident Shareholders”), subject to reduction under an applicable tax treaty (for example, under the tax treaty with the United States such withholding is generally reduced to 15%). See “Details of the Dividend – Withholding of Tax”.

Rights Offering and Take-Up of Additional Assets

      After PRL’s distribution of the Dividend Units, PET will issue to holders of Trust Units of record on the Rights Record Date, Rights to subscribe for additional Trust Units on the basis of three Rights for each Trust Unit held. See “Details of the Rights Offering”.

      If all of the Rights are exercised, the gross proceeds of the Rights Offering will be $150,132,970. Under the terms of the Take-Up Agreement, we are obligated to apply the gross proceeds of the Rights Offering, along with the proceeds of available bank financing that we have arranged, to acquire up to 100% of PRL’s interest in the Additional Assets. The purchase price of 100% of PRL’s interest in the Additional Assets will be $220,000,000. We will assume all risks on the Additional Assets POT acquires, and revenues and expenses associated with the relevant percentage interest in the Additional Assets will accrue to POT for POT’s account, as of July 1, 2002. Assuming all of the Rights are exercised and our lenders advance the full amount of $100,000,000 under our proposed credit facility, there will be sufficient funds available to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and acquire 100% of PRL’s interest in the Additional Assets. If less than all of the Rights are exercised or our lenders do not loan to us the full amount under the proposed credit facility, we will use the gross proceeds of the Rights Offering, together with the amount our lenders are willing to advance under our proposed credit facility, to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets, and use the remainder to acquire as much of an interest as we are able in the Additional Assets. The interest in the Additional Assets that we will acquire will be proportionate to the amount that such remainder is to the total purchase price of the Additional Assets. To the extent we do not acquire 100% of PRL’s interest in the Additional Assets, PRL will continue to have an interest in the Additional Assets. See “Bank Financing and Guarantees”.

      PRL’s lenders have agreed to release the $20,000,000 secured guarantee we will have provided to them in favor of PRL, arising from our acquisition of the Initial Assets, on the conditions that: (i) all of the Rights held by or on behalf of POG, Treherne and 409790 are exercised; (ii) we use the net proceeds of the Rights Offering together with available bank financing to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and acquire up to 100% of PRL’s interest in the Additional Assets; and (iii) PRL is not in default under its credit facilities with its lenders. PRL, C.H. Riddell, POG, Treherne and 409790 have entered into the Rights Exercise Agreement with PRL’s lenders which obligates POG, Treherne and 409790 to exercise all Rights held by or on behalf of them, thereby subscribing for all Trust Units available to them under the Initial Subscription Privilege. POG and its subsidiaries are required to provide evidence to PRL’s lenders of their financial ability to subscribe for such Trust Units. Under the terms of the Rights Exercise Agreement, POG, Treherne and 409790 represent that they have in place available bank financing which, when combined with an amount of $33,000,000 owing by PRL to POG, will be sufficient to allow these parties to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive. The funding of amounts under their credit arrangements are conditional upon a number of things, including the provision by POG, Treherne and 409790 to their lenders of sufficient collateral. In the event that POG, Treherne and 409790 are unable to draw down the required amounts under these facilities, or PRL is not in a position to pay to POG the full amount that PRL owes to POG, POG, Treherne and 409790 may not be able to exercise all of their Rights. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights”.

      The following diagram illustrates our structure following the completion of the Trust Structuring, the Dividend, the Rights Offering and the acquisition under the Take-Up Agreement of an interest in the Additional Assets.

PLAN OF OPERATIONS

     Our goal is to provide Unitholders with a tax effective vehicle through which we can distribute income and add value through the exploitation of the Initial Assets and our interest in the Additional Assets as well as through prudent acquisitions of further assets. We believe that the Initial Assets and an interest in the Additional Assets will provide a good basis for the establishment of a royalty trust. The properties comprised in the Initial Assets and the Additional Assets are located in close proximity to one another in northeast Alberta, Canada, have a long production history and have demonstrated a predictable decline in reserves over the years. The assets are comprised of natural gas properties that require low capital reinvestment. We anticipate that cash flow from the Initial Assets and the interest POT acquires in the Additional Assets will be sufficient to fund our production and administrative expenses, interest, capital expenditures and to permit us to accumulate working capital for our on-going operations. We do not anticipate that it will be necessary to raise any additional funds in the next eighteen (18) months to meet such expenses and expenditures, nor for working capital.

     Historically, production from the properties comprising part of the Initial Assets and the Additional Assets has been marketed internally by PRL’s gas marketers. POT’s internal marketing group will continue to market production from the Initial Assets and the

Additional Assets with a view to optimizing gas netbacks by seeking out the best markets. Transportation of our production will be continually monitored to obtain the lowest possible transportation fees. Once we have completed the Rights Offering we anticipate that we will have 85 full and part-time employees. The technical staff at PRL who have been responsible for managing the Initial Assets and Additional Assets for a number of years are employed by the Administrator for and on behalf of POT and will be responsible for the ongoing management of these properties on behalf of POT. The continuity of this technical team should ensure the continued efficient exploitation of our asset base. See “The Administrator — Employees”.

Exploitation Drilling

      We intend to optimize the value of the Initial Assets and our interest in the Additional Assets by exploiting the natural gas production potential associated with these properties. We will focus our capital expenditures on drilling low risk development wells to maximize production and cash flow. We believe that the Initial Assets and the Additional Assets have developmental potential that fit our conservative definition of acceptable risk. In addition, we believe our ownership of processing and transportation facilities and our large consolidated acreage position will allow us to realize operating synergies and thus maintain operating costs at their current levels. We intend to farmout higher risk exploration projects, by entering into agreements with third parties whereby they will provide exploration funding in exchange for an earned interest, or sell properties which we do not feel will provide adequate returns or do not have an acceptable risk profile.

Acquisitions

      While we initially intend to pursue the acquisition of other properties in our core areas as well as seek corporate opportunities focused on natural gas, we also expect to pursue acquisition opportunities to diversify from our current commodity and geographic focus. Our primary objective is the creation of value for Unitholders and as such we will target acquisitions that are accretive to our net asset value and our cash flow and which increase our reserve and production base. We will target the acquisition of high quality, long reserve life assets with substantial low risk development potential and low capital requirements. We will not limit our acquisitions by commodity or geography and plan to finance such acquisitions through debt and equity financings. We will at all times seek to maintain reasonable debt to cash flow ratios. While we do not currently intend to make any particular acquisition, we believe there are many opportunities to make prudent acquisitions in the current market place.

TRENDS

      We perceive a number of trends that may affect our business, including:

•	Consolidation of Industry Participants. Our industry has been experiencing a large number of business combinations, involving companies of all sizes. This consolidation process has resulted in a number of asset rationalization programs pursuant to which assets have become available for acquisition. This same consolidation process has resulted in some of the industry participants with whom we will be competing for attractive large asset or share acquisitions having become larger and more competitive which may increase the demand for acquisitions.

•	Investor Focus. Investors are becoming increasingly aware of the oil and natural gas royalty trust sector and the income trust sector (“Trust Sector”). We believe that due to the nature of the assets held by royalty trusts, as well as their focus on development and exploitation rather than exploration, investor interest in the oil and natural gas sector has increased with the growing perception that royalty trusts, such as PET, offer a vehicle to invest in the oil and natural gas industry with less risk than more traditional oil and natural gas investments. Consequently, the Trust Sector has recently been able to access the capital markets more readily than traditional oil and gas companies. This access to capital has made the Trust Sector a competitor for oil and natural gas property and corporate acquisitions. The Trust Sector has an advantage over oil and gas companies in corporate taxation. A number of Canadian-based oil and gas companies are currently taxable, having depleted their accumulated tax pools, and therefore they generally assess the merits of potential acquisitions on an “after-tax” basis. Oil and gas royalty trusts and income trusts distribute income to their unitholders. Units of these royalty and income trusts are often held in tax sheltered vehicles such as registered retirement savings plan accounts, and distributions on the units held in such vehicles are thus generally sheltered from immediate taxation.

•	Foreign Investment. Non-Canadian companies have been investing heavily in the Canadian oil and natural gas industry by acquiring both property and companies. In particular, companies from the United States have been attracted to the Canadian market to acquire supplies of natural gas, in part by the weakness of the Canadian dollar relative to the United States dollar and the development of additional pipeline facilities for the efficient transmission of natural gas to the United States markets. Management believes this trend will continue to influence Canadian asset valuation parameters and will result in truly North American valuations for Canadian producers.

•	Price Volatility. Our income and the value of your Trust Units will be affected by fluctuations in the price of natural gas. Natural gas pricing is largely a function of supply and demand and has been very volatile. For example, prices per GJ, based on the Alberta Reference Price, fluctuated between $2.50 and $8.29 in 2000, $2.40 and $11.42 in 2001, and between $2.71 and $3.91 from January through April of 2002. The price of natural gas in the North American markets reached record highs in late 2000 and early 2001, partly because of the demand created by new gas-fired electrical generating facilities and ultimately led to fuel switching in an effort by some consumers to minimize its effect. This switching, along with a number of other factors, including mild weather during late 2001, caused a material shift in demand for natural gas and resulted in large volumes of natural gas being stored. This led to a sharp decline in natural gas prices. Although natural gas is expected to remain in tight supply, the increased storage volumes should reduce some of the volatility in natural gas prices.

FUTURE DEVELOPMENT

      Many of the areas comprised in the Initial Assets and Additional Assets include remaining exploitation opportunities. We have currently identified a minimum of 55 development drilling locations including:

•	Approximately 20 development wells in the Legend Area.

•	The installation of three field compressors to increase gas deliverability from the Legend Area.

•	Six development wells at Corner.

•	Six development wells at Legend East.

•	Two development wells at Liege South.

•	Two development wells at Teepee Creek.

      We currently are in the budgeting and planning process for the 2002/2003 winter drilling season. Based upon our technical analysis to date, we could drill up to 18 wells in the 2002/2003 winter drilling season, including 10 to 12 in the Legend Area and 5 to 6 in areas which form part of the Additional Assets.

      The McDaniel Report estimates that future capital costs of $2.8 million will be required over the life of the proved reserves for the drilling, completion, equipping and tie-in of up to 4 wells and the equipping, tie-in and recompletion of up to 14 wells included in the proved reserves.

SELECTED FINANCIAL AND PRODUCTION INFORMATION

      The following is a summary of certain selected historical financial and production information and is qualified in its entirety by the detailed provisions of the attached Schedule of Revenue and Operating Costs for the years ended December 31, 2001, 2000 and 1999, together with the unaudited three month interim periods ended March 31, 2002 and 2001, contained elsewhere in this prospectus. Selected information for the unaudited period ended December 31, 1998 and 1997 is also set forth below.

	Three Months Ended March 31,

	2002			2001

	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	15.5	78.0	93.5	14.2	87.9	102.1
Price ($/mcf)	$2.80	$2.54	$2.58	$8.49	$11.64	$11.21
Revenue	$3,901	$17,877	$21,778	$10,850	$92,093	$102,943
Royalties	(513)	(3,134)	(3,647)	(3,282)	(17,947)	(21,229)
Operating Costs	(1,734)	(8,546)	(10,280)	(1,512)	(7,468)	(8,980)

Operating Income	$1,654	$6,197	$7,851	$6,056	$66,678	$72,734

	Years Ended December 31,

	2001			2000

	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	17.3	85.4	102.7	14.0	93.4	107.4
Price ($/mcf)	$4.51	$6.41	$6.09	$4.74	$4.65	$4.65
Revenue	$28,492	$199,791	$228,283	$24,357	$158,370	$182,727
Royalties	(8,888)	(36,873)	(45,761)	(6,366)	(28,825)	(35,191)
Operating Costs	(4,628)	(28,242)	(32,870)	(3,318)	(20,828)	(24,146)

Operating Income	$14,976	$134,676	$149,652	$14,673	$108,717	$123,390

	Years Ended December 31,

	1999			1998			1997

	Initial	Addl.	Total	Initial	Addl.	Total	Initial	Addl.	Total
(Cdn$000 except as indicated)	Assets	Assets	Assets	Assets	Assets	Assets	Assets	Assets	Assets

Production (mmcf/d)	14.0	99.0	113.0	14.6	120.9	135.5	9.7	79.1	88.8
Price ($/mcf)	$2.64	$2.60	$2.61	$1.92	$1.90	$1.90	$2.00	$1.96	$1.96
Revenue	$13,426	$94,149	$107,575	$10,250	$83,724	$93,974	$7,084	$56,546	$63,630
Royalties	(2,765)	(20,008)	(22,773)	(1,569)	(12,212)	(13,781)	(1,353)	(9,097)	(10,450)
Operating Costs	(754)	(17,357)	(18,111)	(1,554)	(18,391)	(19,945)	(902)	(9,867)	(10,769)

Operating Income	$9,907	$56,784	$66,691	$7,127	$53,121	$60,248	$4,829	$37,582	$42,411

      The information set out above and in the Schedule of Revenues and Operating Costs for the years ended December 31, 2001, 2000 and 1999 and the unaudited three month interim periods ended March 31, 2002 and 2001 contained elsewhere in this prospectus with respect to the Additional Assets assumes the acquisition by POT of 100% of PRL’s interest in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

SELECTED PRO FORMA FINANCIAL AND PRODUCTION INFORMATION

      The following is a summary of certain selected pro forma historical financial and production information and is qualified in its entirety by the detailed provisions of PET’s pro forma statements for the three month period ended March 31, 2002 and for the year ended December 31, 2001, contained elsewhere in this prospectus.

	Three Months Ended March 31, 2002				Year Ended December 31, 2001

	Initial	Addl.	Adjust-	Total	Initial	Addl.	Adjust-	Total
(Cdn$000 except as indicated)	Assets	Assets	ments	Assets	Assets	Assets	ments	Assets

Production (mmcf/d)	15.5	78.0		93.5	17.3	85.4		102.7
Price ($/mcf)	$2.80	$2.54	$—	$2.58	$4.51	$6.41	$—	$6.09
Revenue	$3,901	$17,877	$—	$21,778	$28,492	$199,791	$—	$228,283
Royalties	(513)	(3,134)	—	(3,647)	(8,888)	(36,873)	—	(45,761)
Operating Costs	(1,734)	(8,546)	—	(10,280)	(4,628)	(28,242)	—	(32,870)
General and Administrative Expense	(170)	(805)	—	(975)	(750)	(3,690)	—	(4,440)
Interest Expense	(338)	(912)	—	(1,250)	(1,350)	(3,650)	—	(5,000)
Depletion, Depreciation and Amortization	(2,072)	(10,456)	—	(12,528)	(9,605)	(47,441)	—	(57,046)

Net Earnings (loss)	$(926)	$(5,976)	$—	$(6,902)	$3,271	$79,895	$—	$83,166

Total Assets	$81,000	$220,000	$(46,000)	$255,000	$81,000	$220,000	$(46,000)	$255,000

     The information set out above and in PET’s pro forma statements for the three month period ended March 31, 2002 and for the year ended December 31, 2001 contained elsewhere in this prospectus with respect to the Additional Assets assumes the acquisition by POT of 100% of PRL’s interest in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND LIQUIDITY AND CAPITAL RESOURCES

     You should read the following discussion of our financial condition and results of operations together with our audited balance sheets, Schedule of Revenue and Operating Costs, and pro forma financial statements beginning on page F-1 of this prospectus.

Selected Financial and Operating Information

	Three Months Ended March 31,		Years Ended December 31,

	2002	2001	2001	2000	1999

Initial Assets
Natural Gas Reserves (bcf)(2)(3)	n/a	n/a	49.6	52.0	53.6
Gas Production (mmcf/d)	15.5	14.2	17.3	14.0	14.0
Gas Price ($/mcf)	2.80	8.49	4.51	4.74	2.64
Revenue ($000’s)	3,901	10,850	28,492	24,357	13,426
Operating Income ($000’s)	1,654	6,056	14,976	14,673	9,907
Additional Assets
Natural Gas Reserves (bcf)(2)(3)	n/a	n/a	135.7	167.1	223.1
Gas Production (mmcf/d)	78.0	87.9	85.4	93.4	99.0
Gas Price ($/mcf)	2.54	11.64	6.41	4.65	2.60
Revenue ($000’s)	17,877	92,093	199,791	158,370	94,149
Operating Income ($000’s)	6,197	66,678	134,676	108,717	56,784
Total Assets (1)
Natural Gas Reserves (bcf)(2)(3)	n/a	n/a	185.3	219.1	276.7
Gas Production (mmcf/d)	93.5	102.1	102.7	107.4	113.0
Gas Price ($/mcf)	2.58	11.21	6.09	4.65	2.60
Royalty Rate (%)	16.7	20.6	20.0	19.3	21.2
Revenue ($000’s)	21,778	102,943	228,283	182,727	107,575
Operating Income ($000’s)	7,851	72,734	149,652	123,390	66,691

Notes:

(1)	The combination of the Initial Assets and 100% of PRL’s interest in the Additional Assets is to referred to herein as the total assets (the “Total Assets”).

(2)	Reserves are gross working and/or royalty interests share of reserves before deducting royalties owned by others.

(3)	Reserves include total proved reserves.

     General

     In this discussion Total Assets refers to the combination of the Initial Assets and 100 percent of PRL’s interest in the Additional Assets.

     As of July 1, 2002, the estimated gross proved natural gas reserves of the Total Assets were 161.3 bcf. For the three months ended March 31, 2002, the Total Assets produced an average of 93.5 mmcf per day of natural gas. The Total Assets are located entirely in the Province of Alberta, Canada and produce only natural gas. Consequently, our initial operations will comprise one geographic and one business segment.

     The Total Assets earn income from the sale of natural gas within the Province of Alberta, Canada.

     The expenses of the Total Assets include:

•	Royalties paid to the province of Alberta and others. The rate of such royalties varies in relation to volume of production and natural gas prices.

•	Operating costs related to the production and transportation of natural gas including, but not limited to, labor, utilities, chemicals, gathering costs, repairs, maintenance and overhead.

     While PET will also incur expense in relation to interest on debt and general and administrative expenses in the future, these items have not been included in this discussion as they were corporate items of PRL and not directly relevant to the Total Assets.

     PET intends to distribute all of its taxable income to Unitholders in every year and to deduct those amounts paid (or payable) from its taxable income to ensure that PET generally will not be liable for any material amounts of tax.

     Period to period fluctuations in the operating income of the Total Assets are the result of a combination of a number of factors including:

•	The volume of natural gas produced and sold.

•	Changes in Canadian and North American natural gas prices.

•	The exchange rate between Canadian and U.S. dollars as Canadian natural gas prices tend to fluctuate, in part, in relation to changes in U.S. prices.

•	Changes in royalties as a percentage of revenue (the “Royalty Rates”).

•	Changes in the operating costs of producing natural gas from the Total Assets.

Results of Operations

     The Financial and Operating Information of the Total Assets has been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). While Canadian GAAP differs in some respects from generally accepted accounting principles in the United States, there are no differences that would impact the amounts discussed in this Management’s Discussion and Analysis.

Initial Assets

Three Months Ended March 31, 2002 Compared to the Three Months Ended March 31, 2001

     Natural gas sales for the Initial Assets decreased 64 percent to $3.9 million for the three months ended March 31, 2002, compared to $10.9 million for the three months ended March 31, 2001. Realized natural gas prices dropped correspondingly by 67 percent for the first quarter of 2002 to $2.80 per mcf from $8.49 per mcf in 2001. Average “Alberta Reference Prices” dropped 68 percent from $10.34 per GJ for the first quarter of 2001 to $3.34 per GJ for the first quarter of 2002. The Alberta Reference Price is the monthly weighted average price for gas consumed in Alberta and gas exported from Alberta reduced for allowances for transportation and marketing. This decrease in gas prices resulted from lower demand due to a mild winter and weaker economic conditions combined with increased supply. During the same period, U.S. NYMEX natural gas prices decreased 67 percent to U.S.$2.38 per Mmbtu from U.S.$7.29 per Mmbtu in the 2001 quarter. A five percent decrease in the Canada/U.S. exchange rate was offset by increased Canadian transportation capacities which reduced transportation costs. Natural gas production for the Initial Assets increased 9 percent during the period to 15.5 mmcf/d from 14.2 mmcf/d in the first quarter of 2001, as production additions realized from the drilling of 19 (16.5 net) natural gas wells with a 100 percent success rate, during the 15 months ended March 31, 2002 offset natural production declines.

     For the three months ended March 31, 2002, the Royalty Rate decreased to 13.2 percent from 30.2 percent as compared to the three months ended March 31, 2001. Royalty Rates in Alberta are on a sliding scale sensitive to prices. Consequently the decrease in the average Royalty Rate is consistent with lower natural gas prices in the corresponding quarter in 2002.

     Unit production costs increased 6 percent in the first quarter of 2002 to $1.25 per mcf from $1.18 per mcf in the 2001 quarter. First quarter production costs are typically higher than the annual average as most of the Initial Assets are located in winter-only access areas. Furthermore, the Initial Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs which are in addition to costs incurred at the well level thereby increasing total production costs. As production declines in mature areas such as those areas comprising the Initial Assets, unit production costs increase.

     The significantly lower commodity prices more than offset production additions and resulted in operating income for the Initial Assets decreasing by 73 percent from $6.1 million to $1.7 million for the three months ended March 31, 2002, compared to the same period in 2001.

     We presently expect gas production from the Initial Assets to approximate that predicted in the McDaniel Report, declining naturally over time. Royalty Rates, unit operating costs, administrative expenses and the depletion rate are not expected to change materially in 2003.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Natural gas sales for the Initial Assets increased 17 percent to $28.5 million for the year ended December 31, 2001 compared to $24.4 million in 2000. Increased production volumes were offset by a decrease in natural gas prices. The Initial Assets realized an average natural gas price of $4.51 per mcf in 2001, a decrease of 5 percent from $4.74 per mcf in 2000. Average Alberta Reference Prices increased 25 percent over the same period from $5.02 per GJ in 2000 to $6.30 per GJ in 2001. During the same period U.S. NYMEX natural gas prices increased by 13 percent to U.S.$4.40 per Mmbtu from U.S.$3.91 per Mmbtu in 2000. Canadian reference prices increased by more than U.S. reference prices due to the combination of a four percent decrease in the Canada/U.S. exchange rate and lower transportation differentials between Canadian and U.S. gas prices related to increased pipeline capacity from Canada. The gas produced from the Initial Assets was sold under contracts which did not increase in relation to reference prices in 2001. Average natural gas production for the Initial Assets increased 24 percent in 2001 to 17.3 mmcf/d from 14.0 mmcf/d in 2000. Production additions from the drilling of 8 (7.3 net) natural gas wells with a 100 percent success rate in 2001 offset natural production declines.

     The average Royalty Rate on the Initial Assets for 2001 increased to 31.2 percent from 26.1 percent in 2000. Royalty Rates in Alberta are sensitive to prices and consequently the average Royalty Rate increased with reference prices.

     Unit production costs in 2001 increased 12 percent to $0.73 per mcf from $0.65 per mcf in 2000. The Initial Assets include plant facilities and gathering systems intended to control the flow of our natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Initial Assets, per unit production costs increase.

     Lower commodity prices and operating costs in 2001 were offset by production additions resulting in operating income for the Initial Assets increasing by 2 percent to $15.0 million from $14.7 million in 2000.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Natural gas sales for the Initial Assets increased 82 percent to $24.4 million for the year ended December 31, 2000, compared to $13.4 million in 1999. Significantly higher natural gas prices resulted in the increased revenue. The Initial Assets realized an average natural gas price of $4.74 per mcf in 2000, an increase of 79 percent from $2.64 per mcf in 1999. Average Alberta Reference Prices increased 70 percent over the same period from $2.96 per GJ in 1999 to $5.02 per GJ in 2000. During the same period U.S. NYMEX natural gas prices increased by 72 percent to U.S.$3.91 per Mmbtu from U.S.$2.27 per Mmbtu in 1999. The changes in Canadian and U.S. reference prices were consistent as average Canada/U.S. exchange rates were unchanged from 1999 to 2000. Tight supply and increased demand and concerns about the ability of North American producers to deliver additional gas volumes contributed to the gas price increases in 2000. Average natural gas production for the Initial Assets was unchanged at 14.0 mmcf/d in both 1999 and 2000.

     The average Royalty Rate for the Initial Assets for 2000 increased to 26.1 percent from 20.6 percent in 1999. Royalty Rates in Alberta are sensitive to reference prices and consequently the average Royalty Rate increased with reference prices.

     Unit production costs in 2000 increased 333 percent to $0.65 per mcf from $0.15 per mcf in 1999. The Initial Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Initial Assets, per unit production costs increase.

     Significantly higher commodity prices in 2000 more than offset higher production costs resulting in operating income for the Initial Assets increasing by 48 percent to $14.7 million from $9.9 million in 1999.

Liquidity and Capital Resources — Initial Assets

     Following the acquisition of the Initial Assets PET’s liabilities will be comprised of $30,000,000 owing to PRL and a contingent liability of $20,000,000 arising from the secured guarantee in favor of PRL’s lenders.

Additional Assets

Three Months Ended March 31, 2002 Compared to the Three Months Ended March 31, 2001

     Natural gas sales for the Additional Assets decreased 81 percent to $17.9 million for the three months ended March 31, 2002, compared to $92.1 million for the three months ended March 31, 2001. Realized natural gas prices dropped correspondingly by 78 percent for the first quarter of 2002 to $2.54 per mcf from $11.64 per mcf in 2001. Average Alberta Reference Prices dropped 68 percent from $10.34 per GJ for the first quarter of 2001 to $3.34 per GJ for the first quarter of 2002. This decrease in gas prices resulted from lower demand due to a mild winter and weaker economic conditions combined with increased supply. During the same period, U.S. NYMEX natural gas prices decreased 67 percent to U.S.$2.38 per Mmbtu from U.S.$7.29 per Mmbtu in the 2001 quarter. A five percent decrease in the Canada/U.S. exchange rate was offset by increased Canadian transportation capacities which reduced transportation costs. Natural gas production for the Additional Assets decreased 11 percent during the period to 78.0 mmcf/d from 87.9 mmcf/d in the first quarter of 2001, as natural production declines offset the production additions realized from the drilling of 38 (32.3 net) natural gas wells with an 89 percent success rate, during the 15 months ended March 31, 2002.

     For the three months ended March 31, 2002, royalties as a percentage of revenue (the “Royalty Rate”) for the Additional Assets decreased to 17.5 percent from 19.5 percent as compared to the three months ended March 31, 2001. Royalty Rates in Alberta are on a sliding scale sensitive to prices. Consequently the decrease in the average Royalty Rate is consistent with lower natural gas prices in the corresponding quarter in 2002.

     Unit production costs increased 30 percent in the first quarter of 2002 to $1.22 per mcf from $0.94 per mcf in the 2001 quarter. First quarter production costs are typically higher than the annual average as most of the Additional Assets are located in winter-only access areas. Furthermore, the Additional Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs which are in addition to costs incurred at the well level thereby increasing total production costs. As production declines in mature areas such as those areas comprising the Additional Assets, unit production costs increase.

     The significantly lower commodity prices and to a lesser extent the production declines described above combined to reduce operating income for the Additional Assets by 91 percent from $66.7 million to $6.2 million for the three months ended March 31, 2002, compared to the same period in 2001.

     We presently expect gas production from the Additional Assets to approximate that predicted in the McDaniel Report, declining naturally over time. Royalty Rates, unit operating costs, administrative expenses and the depletion rate are not expected to change materially in 2003.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Natural gas sales for the Additional Assets increased 26 percent to $199.8 million for the year ended December 31, 2001 compared to $158.4 million in 2000. Significantly higher natural gas prices in 2001 offset the effects of natural production declines. The Additional Assets realized an average natural gas price of $6.41 per mcf in 2001, an increase of 38 percent from $4.65 per mcf in 2000. Average Alberta Reference Prices increased 25 percent over the same period from $5.02 per GJ in 2000 to $6.30 per GJ in 2001. During the same period U.S. NYMEX natural gas prices increased by 13 percent to U.S.$4.40 per Mmbtu from U.S.$3.91 per Mmbtu in 2000. Canadian reference prices increased by more than U.S. reference prices due to the combination of a four percent decrease in the Canada/U.S. exchange rate and lower transportation differentials between Canadian and U.S. gas prices related to increased pipeline capacity from Canada. Continued concerns about gas supply contributed to very high prices in early 2001 and resulted in the increase in the average price over 2000. Prices fell through much of 2001 as demand weakened and supply responded to increased North American drilling activity. Average natural gas production for the Additional Assets decreased 9 percent in 2001 to 85.4 mmcf/d from 93.4 mmcf/d in 2000. Production additions from the drilling of 31 (27.0 net) natural gas wells with a 92 percent success rate in 2001 were offset by natural production declines.

     The average Royalty Rate for the Additional Assets for 2001 increased to 18.5 percent from 18.2 percent in 2000. While Royalty Rates in Alberta are sensitive to prices, the 2001 rate increase was less than the natural gas price increase for the Additional Assets, as Royalty Rates reach maximum amounts at higher price levels such as those achieved in 2001.

     Unit production costs in 2001 increased 49 percent to $0.91 per mcf from $0.61 per mcf in 2000. The Additional Assets include plant facilities and gathering systems intended to control the flow of our natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Additional Assets, per unit production costs increase.

     Higher commodity prices in 2001 more than offset production declines and higher unit production costs resulting in operating income for the Additional Assets increasing by 24 percent to $134.7 million from $108.7 million in 2000.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Natural gas sales for the Additional Assets increased 68 percent to $158.4 million for the year ended December 31, 2000, compared to $94.1 million in 1999. Significantly higher natural gas prices in 2000 offset the effects of natural production declines. The Additional Assets realized an average natural gas price of $4.65 per mcf in 2000, an increase of 79 percent from $2.60 per mcf in 1999. Average Alberta Reference Prices increased 70 percent over the same period from $2.96 per GJ in 1999 to $5.02 per GJ in 2000. During the same period U.S. NYMEX natural gas prices increased by 72 percent to U.S.$3.91 per Mmbtu from U.S.$2.27 per Mmbtu in 1999. The changes in Canadian and U.S. reference prices were consistent as average Canada/U.S. exchange rates were unchanged from 1999 to 2000. Tight supply and increased demand and concerns about the ability of North American producers to deliver additional gas volumes contributed to the gas price increases in 2000. Average natural gas production for the Additional Assets decreased 6 percent in 2000 to 93.4 mmcf/d from 99.0 mmcf/d in 1999. Production additions from the drilling of 37 (28.4 net) natural gas wells in 2000 with a 97 percent success rate were offset by natural production declines.

     The average Royalty Rate for 2000 decreased to 18.2 percent from 21.3 percent in 1999. Royalties on the Additional Assets are calculated and paid based on the Alberta Reference Price. The gas price for the Additional Assets increased by more than the Alberta Reference Price in 2000. However, the average Royalty Rate decreased slightly because royalties were calculated and paid based upon the Alberta Reference Price.

     Unit production costs in 2000 increased 27 percent to $0.61 per mcf from $0.48 per mcf in 1999. The Additional Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Additional Assets, per unit production costs increase.

     Significantly higher commodity prices in 2000 more than offset production declines and higher unit production costs resulting in operating income for the Additional Assets increasing by 91 percent to $108.7 million from $56.8 million in 1999.

Total Assets

Three Months Ended March 31, 2002 Compared to the Three Months Ended March 31, 2001

     Natural gas sales for the Total Assets decreased 79 percent to $21.8 million for the three months ended March 31, 2002, compared to $102.9 million for the three months ended March 31, 2001. Realized natural gas prices dropped correspondingly by 77 percent for the first quarter of 2002 to $2.58 per mcf from $11.21 per mcf in 2001. Average Alberta Reference Prices dropped 68 percent from $10.34 per GJ for the first quarter of 2001 to $3.34 per GJ for the first quarter of 2002. This decrease in gas prices resulted from lower demand due to a mild winter and weaker economic conditions combined with increased supply. During the same period, U.S. NYMEX natural gas prices decreased 67 percent to U.S.$2.38 per Mmbtu from U.S.$7.29 per Mmbtu in the 2001 quarter. A five percent decrease in the Canada/U.S. exchange rate was offset by increased Canadian transportation capacities which reduced transportation costs. Natural gas production for the Total Assets decreased 8 percent during the period to 93.5 mmcf/d from 102.1 mmcf/d in the first quarter of 2001, as natural production declines offset the production additions realized from the drilling of 57 (48.8 net) natural gas wells with a 92 percent success rate, during the 15 months ended March 31, 2002.

     For the three months ended March 31, 2002, the Royalty Rate decreased to 16.7 percent from 20.6 percent as compared to the three months ended March 31, 2001. Royalty rates in Alberta are on a sliding scale sensitive to prices. Consequently the decrease in the average Royalty Rate is consistent with lower natural gas prices in the corresponding quarter in 2002.

     Unit production costs increased 24 percent in the first quarter of 2002 to $1.22 per mcf from $0.98 per mcf in the 2001 quarter. First quarter production costs are typically higher than the annual average as most of the Total Assets are located in winter-only access areas. Furthermore, the Total Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs which are in addition to costs incurred at the well level thereby increasing total production costs. As production declines in mature areas, such as those areas comprising the Total Assets, unit production costs increase.

     The significantly lower commodity prices and to a lesser extent the production declines described above combined to reduce operating income for the Total Assets by 89 percent from $72.7 million to $7.9 million for the three months ended March 31, 2002, compared to the same period in 2001.

     We presently expect gas production from the Total Assets to approximate that predicted in the McDaniel Report, declining naturally over time. Royalty Rates, unit operating costs, administrative expenses and the depletion rate are not expected to change materially in 2003.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Natural gas sales for the Total Assets increased 25 percent to $228.3 million for the year ended December 31, 2001 compared to $182.7 million in 2000. Significantly higher natural gas prices in 2001 offset the effects of natural production declines. The Total Assets realized an average natural gas price of $6.09 per mcf in 2001, an increase of 31 percent from $4.65 per mcf in 2000. Average Alberta Reference Prices increased 25 percent over the same period from $5.02 per GJ in 2000 to $6.30 per GJ in 2001. During the same period U.S. NYMEX natural gas prices increased by 13 percent to U.S.$4.40 per Mmbtu from U.S.$3.91 per Mmbtu in 2000. Canadian reference prices increased by more than U.S. reference prices due to the combination of a four percent decrease in the Canada/U.S. exchange rate and lower transportation differentials between Canadian and U.S. gas prices related to increased pipeline capacity from Canada. Continued concerns about gas supply contributed to very high prices in early 2001 and resulted in the increase in the average price over 2000. Prices fell through much of 2001 as demand weakened and supply responded to increased North American drilling activity. Average natural gas production for the Total Assets decreased 4 percent in 2001 to 102.7 mmcf/d from 107.4 mmcf/d in 2000. Production additions from the drilling of 39 (34.3 net) natural gas wells with a 93 percent success rate in 2001 were offset by natural production declines.

     The average Royalty Rate for 2001 increased to 20.0 percent from 19.3 percent in 2000. While Royalty Rates in Alberta are sensitive to prices, the 2001 rate increase was less than the natural gas price increase for the Total Assets, as Royalty Rates reach maximum amounts at higher price levels such as those achieved in 2001.

     Unit production costs in 2001 increased 44 percent to $0.88 per mcf from $0.61 per mcf in 2000. The Total Assets include plant facilities and gathering systems intended to control the flow of our natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Total Assets, per unit production costs increase.

     Higher commodity prices in 2001 more than offset production declines and higher unit production costs resulting in operating income for the Total Assets increasing by 21 percent to $149.7 million from $123.4 million in 2000.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Natural gas sales for the Total Assets increased 70 percent to $182.7 million for the year ended December 31, 2000, compared to $107.6 million in 1999. Significantly higher natural gas prices in 2000 offset the effects of natural production declines. The Total Assets realized an average natural gas price of $4.65 per mcf in 2000, an increase of 79 percent from $2.60 per mcf in 1999. Average Alberta Reference Prices increased 70 percent over the same period from $2.96 per GJ in 1999 to $5.02 per GJ in 2000. During the same period U.S. NYMEX natural gas prices increased by 72 percent to U.S.$3.91 per Mmbtu from U.S.$2.27 per Mmbtu in 1999. The changes in Canadian and U.S. reference prices were consistent as average Canada/U.S. exchange rates were unchanged from 1999 to 2000. Tight supply and increased demand and concerns about the ability of North American producers to deliver additional gas volumes contributed to the gas price increases in 2000. Average natural gas production for the Total Assets decreased 5 percent in 2000 to 107.4 mmcf/d from 113.0 mmcf/d in 1999. Production additions from the drilling of 41 (31.9 net) natural gas wells in 2000 with a 97 percent success rate were offset by natural production declines.

     The average Royalty Rate for 2000 decreased to 19.3 percent from 21.2 percent in 1999. Royalties on the Total Assets are calculated and paid based on the Alberta Reference Price. The Alberta Reference Price is the monthly weighted average price for gas consumed in Alberta and gas exported from Alberta reduced for allowances for transportation and marketing. The gas price for the

Total Assets increased by more than the Alberta Reference Price in 2000. However, the average Royalty Rate decreased slightly because royalties were calculated and paid based upon the Alberta Reference Price.

     Unit production costs in 2000 increased 39 percent to $0.61 per mcf from $0.44 per mcf in 1999. The Total Assets include plant facilities and gathering systems intended to control the flow of natural gas to market. These facilities incur fixed costs, which are in addition to costs incurred at the well level, thereby increasing total production costs. As production declines in more mature areas, such as those areas comprising the Total Assets, per unit production costs increase.

     Significantly higher commodity prices in 2000 more than offset production declines and higher unit production costs resulting in operating income for the Total Assets increasing by 85 percent to $123.4 million from $66.7 million in 1999.

     Liquidity and Capital Resources

     We estimate the gross proceeds of the Rights Offering to be approximately $150,132,970, assuming the Rights Offering is fully subscribed. We will use the gross proceeds together with available bank financing to repay the $30,000,000 we owe to PRL arising from the acquisition of the Initial Assets and acquire up to 100% of PRL’s interest in the Additional Assets pursuant to the Take-Up Agreement. At that time taking into account net income that will accrue to POT from July 1, 2002 until the anticipated closing it is estimated that our outstanding long-term debt will be approximately $82,000,000. This $82,000,000 figure assumes that the Rights Offering is fully subscribed and that our lenders advance to us the full $100,000,000 under our proposed credit facility.

     A syndicate of financial institutions have agreed, pursuant to the terms and conditions of a commitment letter, to provide PET with a demand revolving credit facility in the maximum amount of $100,000,000 which amount includes a $10,000,000 working capital component. Actual borrowings under the credit facility will be limited to a borrowing base as determined from time to time by our lenders.

     Under the credit facility PET will pay interest rates and commitment fees on undrawn amounts on terms negotiated and at rates agreed to between us and our lenders from time to time.

     In addition to available bank financing and cash flow from the Initial Assets and the Additional Assets, we may issue additional Trust Units in the future.

     We presently anticipate commencing distributions to Unitholders in the month of    •    2002. Prior to that time, cash flow from the Total Assets will be used to fund production and administrative expenses, interest, capital expenditures and to accumulate working capital for our ongoing operations, and, in the event that the Rights Offering is not fully subscribed, to acquire a further interest in the Additional Assets. Assuming distributions commence in November of 2002, such accumulation is estimated to be $18 million.

     Actual distributions will be impacted principally by natural gas production and prices. To the extent that either production or prices are lower than those estimated in the McDaniel Report our distributions will be lower as shown in the sensitivity table below. Production and revenue have been estimated per the McDaniel Report utilizing the McDaniel July 1, 2002 price forecast for 2003 reference prices. The current reference prices for the 2003 gas year (November 2002 through October 2003) are approximately $0.17 per mcf higher than those assumed in the McDaniel Report. Two factors in the Canadian gas market, gas supply and gas storage, could affect future realized gas prices for the production from the Total Assets. Increases in gas storage levels and/or increases in gas supply tend to decrease gas prices. Canadian gas supply remains virtually unchanged at 18 bcf per day as of July 2002 compared to July 2001. Western Canada gas storage is at 73 percent of capacity as of July 4, 2002, 31 percent higher than the seven year average.

     The McDaniel Report includes a total of $2.8 million in estimated future capital costs over the life of the proved reserves required for the drilling, completion, equipping and tie-in of up to 4 wells and the equipping, tie-in and recompletion of up to 14 wells included in the proved reserves of the Total Assets. We have no additional material known future capital requirements. While there are no significant seasonal limitations on gas production from the Total Assets, the Total Assets are located in winter access areas and consequently, capital and operating expenditures tend to be higher in winter months.

Contractual Obligations and Commercial Commitments — Total Assets

     PET will, assuming acquisition of 100% of PRL’s interest in the Additional Assets, incur bank debt pursuant to its proposed credit facility of approximately $100,000,000 which would be reduced by an estimated $18,000,000 of net operating income from the Total Assets from July 1, 2002 to the anticipated date of closing under the Take-Up Agreement. Amounts due under the proposed credit facility will be due on demand and consequently are shown as due in less than one year, however, assuming no such demand is made, repayments of principal will not be required over the term of the proposed credit facility to the extent that our Borrowing Base as determined by the lenders exceeds actual borrowings under the credit facility. In addition, we have agreed to issue to PRL’s lenders a $20,000,000 guarantee and/or indemnity of PRL indebtedness to them, secured by a second charge over all of our assets. PRL’s lenders have agreed to release the $20,000,000 secured guarantee on the conditions that: all of the Rights held by or on behalf of POG, Treherne and 409790 are exercised; the $30,000,000 we will owe PRL pursuant to the acquisition of the Initial Assets is repaid in full; that we use the gross proceeds of the Rights Offering together with available bank financing to acquire the applicable interest in the Additional Assets; and PRL is not in default under its credit facilities with its lenders.

     Mineral and surface rentals for the Initial Assets and the Additional Assets are payable to the Province of Alberta and others for both producing and non-producing acreage. Such payments are estimated to total $1,498,210, $1,383,063, $1,326,884, $1,282,487 and $1,270,756 in 2003, 2004, 2005, 2006 and 2007, respectively.

Quantitative and Qualitative Disclosures About Market Risk

     No derivative financial instruments such as commodity futures contracts, price swaps, options, interest or foreign currency swap arrangements will be assumed by POT from PRL upon the acquisition of either the Initial Assets or the Additional Assets. We may use such derivative instruments for hedging purposes in the future to limit the risks of commodity price, foreign currency and/or interest rate fluctuations.

     We intend to limit the use of derivative financial instruments to hedging purposes and we do not intend to engage in speculative transactions for which there is no underlying offsetting position.

Governmental Regulation Risk

     We operate in a highly regulated industry and it is possible any changes in such regulation or adverse regulatory decisions could affect our production which could reduce our distributions. See “Risk Factors”.

Weather Risk

     The demand for natural gas is affected by temperature changes on the North American continent. Moderate temperatures reduce consumption of natural gas which could cause an over supply of natural gas and a reduction in prices received for natural gas. Any fluctuation in the price of natural gas could affect our distributions.

Foreign Exchange Risk

     Commodity prices for oil and natural gas are highly correlated to corresponding reference prices in United States markets. As a result, realized Canadian prices will be greatly affected by the exchange rate between Canadian and United States dollars. As we incur operating and administrative costs principally in Canadian dollars, increases in the Canadian dollar relative to the United States dollar would decrease our revenues without a corresponding decrease in costs.

Interest Rate Risk

     We will be exposed to interest rate risk on all of our outstanding bank debt. Increases in interest rates will increase interest expense correspondingly.

Sensitivities

     The following table summarizes the effects on forecast 2003 cash available for distributions of changes in natural gas production, prices, exchange rates and interest rates:

			Effect on Cash Available for Distributions

Variable		Change	($000's)	($/Trust Unit)

Natural Gas Production (mmcf/d)		1.0	$1,083	0.03
Natural Gas Price ($/mcf)	Cdn$	0.10	$2,324	0.06
Canada – US Exchange (U.S.$/Cdn$)	U.S.$	0.01	$1,970	0.02
Interest Rates (%)		1%	$800	0.05

Note:

(1)	Assumes that 39,639,069 Trust Units will be outstanding following the exercise of 100% of the Rights and the acquisition of 100% of PRL’s interest in the Additional Assets.

Critical Accounting Assumptions

     PET will follow the full cost method of accounting. All costs of acquiring petroleum and natural gas properties and related development costs are capitalized and accumulated in one cost center. PET places a limit on the aggregate cost of property, plant and equipment which may be carried forward for amortization against revenues of future periods (the “ceiling test”). The ceiling test is a cost recovery test whereby the capitalized costs less accumulated depletion and site restoration are limited to an amount equal to estimated undiscounted future net revenues from proved reserves less recurring general and administrative expenses, site restoration, management fees, future financing costs and income taxes. Costs and prices at the balance sheet dates are used. Any costs carried on the balance sheet in excess of the ceiling test limitation are charged to earnings. We estimate that the accounting carrying value of the Total Assets would exceed the ceiling test limitation at realized future natural gas prices below $3.00 per mcf. The McDaniel Report assumes future average natural gas prices of $4.68 per mcf.

     Production from the Total Assets will deplete over time as outlined in the McDaniel Report. To the extent that production declines exceed those expected and to the extent that the Total Assets are not replaced by the acquisition of additional assets, our cash flow will decline in the future. Each 1 mmcf/d change in production would impact our cash available for distributions by approximately $1.1 million.

     Operating costs and unit operating costs are a factor of, among other things, the cost and availability of labor and other oil and gas services, power prices, the general level of activity in the oil and gas industry and the individual performance of the wells in the Total Assets. The McDaniel Report projects operating costs of $0.77 per mcf. To the extent that the industry competition for labor and services rises, power prices increase or individual wells require a higher level of repairs and maintenance, operating costs could increase in the future.

USE OF PROCEEDS

     If the Rights Offering is fully subscribed, we will receive gross proceeds of $150,132,970. We will use the gross proceeds of the Rights Offering together with available bank financing to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and use the remainder to acquire up to 100% of PRL’s interest in the Additional Assets. We will use any proceeds of the Rights Offering remaining after the purchase of the Additional Assets for our working capital purposes. Since the revenues and expenditures associated with the Initial Assets and the Additional Assets will be adjusted as of July 1, 2002, revenue after July 1, 2002 from the Initial Assets and that interest in the Additional Assets that we acquire will belong to us. We will use revenue from July 1, 2002 until    •   , 2002 to cover operational expenses arising from ownership of our properties after July 1, 2002 and to pay the fees and costs of the Soliciting Dealer Group relating to the Rights Offering and our other costs and expenses relating to this prospectus and the Rights Offering estimated to be $1,000,000. We may also use a portion of such income to acquire a further interest in the Additional Assets to the extent that all of the Rights have not been exercised. In the event that not all of such income is used, we will use any balance for ongoing working capital requirements. We do not intend to distribute all or any portion of such income to Unitholders. Distributable income from our properties after    •   , 2002 will be used for distributions to Unitholders. See “Descriptions of the Trust Units and Special Voting Rights — Cash Distributions”.

PET’S CONSOLIDATED CAPITALIZATION

     The following table shows PET’s consolidated capitalization as of June 30, 2002 both before and after giving effect to the Trust Structuring, the Dividend, the Rights Offering and the acquisition of 100% of PRL’s interest in the Additional Assets:

As at June 30, 2002
after giving effect to
the Trust Structuring,
the Dividend, the
			As at June 30, 2002	Rights Offering and the
			after giving effect to	acquisition of the
			the Trust Structuring	Additional Assets by
	Authorized	As at June 30, 2002	and the Dividend	POT(4)(5)

Long-term Debt	—	Nil	$30,000,000 (3)	$100,867,030	(3)(7)
Unitholders Equity	Unlimited	$200 (1)	$51,000,200	$154,132,970
Trust Units		(1 Trust Unit)	(9,909,767 Trust Units)	(39,639,068 Trust Units)
Special Voting Units	Unlimited	Nil	Nil	Nil

Notes:
(1)	To facilitate PET’s creation we issued one Trust Unit to PRL. PRL will distribute this Trust Unit as part of the Dividend.

(2)	For a description of our proposed credit facility see “Bank Financing and Guarantees”.

(3)	The terms of the acquisition of the Initial Assets will require PET and POT to provide guarantees and related guarantee security to PRL’s lenders. This $30,000,000 is represented by a demand promissory note which bears interest at the prime rate of interest of a major Canadian chartered bank plus 1.875%. It is anticipated that if the Rights Offering is successful, this indebtedness will be outstanding for less than 60 days. See “Bank Financing and Guarantees”.

(4)	Assumes the Rights Offering is fully subscribed.

(5)	We have made adjustments for expenses associated with the preparation and filing of this prospectus and the Rights Offering and a reduction of $46,000,000 for the excess of the consideration paid over the predecessor book value of the Initial Assets and the Additional Assets. See Note 3 to the Pro Forma Consolidated Financial Statements.

(6)	We propose to issue incentive rights (the “Incentive Rights”) under a Unit Incentive Plan (the “Unit Incentive Plan”) to the directors and officers of the Administrator and employees of POT, upon PRL’s distribution of the Dividend. See “Unit Incentive Plan”.

(7)	Does not include net income accruing to POT from the production associated with the Initial Assets and the Additional Assets from July 1, 2002 until the anticipated closing of the transactions. See “Management’s Discussion and Analysis and Liquidity and Capital Resources — Liquidity and Capital Resources”.

PRIOR ISSUANCE OF PET UNITS

     As at the date hereof, PET has one Trust Unit issued and outstanding, which we issued to PRL on June 28, 2002 in connection with the settlement and establishment of PET. PRL will distribute that Trust Unit as part of the Dividend.

INITIAL BUSINESS AND PROPERTIES OF POT

     Following the issuance of a receipt for this prospectus, the Trust Structuring will be completed, including our acquisition of 100% of PRL’s interest in the Initial Assets pursuant to the Sale Agreement. The Initial Assets consist of the Legend, Alberta property and related assets. See the fold-out map on the inside of the cover page to this prospectus. Pursuant to the Sale Agreement, we anticipate we will become the operator of the Initial Assets.

     A description of the Initial Assets is set out below. The Initial Assets are properties comprised of Alberta provincial Crown leases that have been in existence for a number of years without any disputes as to ownership.

Principal Property — Legend, Alberta

     The Legend Area is approximately 120 kilometres northwest of Fort McMurray. The area comprises 150,400 gross acres (132,668 net acres) including an average 82% working interest in 59 gross (48.38 net) producing natural gas wells in this area. The average daily production for the month of May 2002 based upon such working interest from the Legend Area was approximately 22.51 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s proved reserves at 49.78 bcf of natural gas for the Legend Area. PRL has a 77.9% interest in and currently operates one gas plant and six field booster compressors that process the natural gas from this area, all of which interest is included in the Initial Assets.

     For development plans concerning the Legend Area see “Future Development”.

History — Daily Sales Volumes and Netbacks

     The following table sets forth the daily sales volumes and netbacks for the two months ended May 31, 2002 and on a quarterly basis in respect of the Initial Assets for the quarter ended March 31, 2002 and for the years ended December 31, 2001 and December 31, 2000.

			2001
							2001
	Two Months Ended	Quarter Ended	Quarter Ended				Total

	May 31, 2002	March 31, 2002	Dec 31	Sept 30	June 30	Mar 31

Daily Sales Volumes
Natural Gas (mmcf/d)	21.8	15.5	17.3	18.8	19.0	14.2	17.3
Natural Gas Netbacks ($/mcf)
Sales	$4.30	2.80	$3.70	$2.69	$4.14	$8.49	$4.51
Royalties	(1.13)	(0.37)	(1.13)	(1.38)	(0.91)	(2.46)	(1.41)
Operating Costs	(0.86)	(1.25)	(0.44)	(0.71)	(0.69)	(1.18)	(0.73)

Netback	$2.31	$1.18	$2.13	$0.60	$2.54	$4.85	$2.37

	2000
					2000
	Quarter Ended				Total

	Dec 31	Sept 30	June 30	Mar 31

Daily Sales Volumes
Natural Gas (mmcf/d)	15.7	14.9	14.0	11.6	14.0
Natural Gas Netbacks ($/mcf)
Sales	$7.10	$4.13	$3.99	$3.31	$4.74
Royalties	(1.77)	(1.17)	(0.97)	(0.95)	(1.24)
Operating Costs	(0.46)	(0.62)	(0.81)	(0.74)	(0.65)

Netback	$4.87	$2.34	$2.21	$1.62	$2.85

Capital Expenditures

     The following table shows capital expenditures made by PRL on the Initial Assets in the categories and for the periods indicated:

	2002		2001
						2001
($000)	Quarter Ended		Quarter Ended			Total

Category of Expenditure	March 31	Dec 31	Sept 30	June 30	Mar 31

Land and Acquisition	$—	$—	$—	$—	$185	$185
Drilling & Exploration	3,278	159	35	1,750	641	2,585
Equipping	65	35	1	63	1	100
Facilities & Gathering	3,149	1,884	1,315	5,801	790	9,790
Total	$6,492	$2,078	$1,351	$7,614	$1,617	$12,660

			2000
						2000
			Quarter Ended			Total

Category of Expenditure	Dec 31	Sept 30		June 30	Mar 31

Land and Acquisition	$1,574	$—		$—	$—	$1,574
Drilling & Exploration	230	883		544	839	2,496
Equipping	25	7		29	37	98
Facilities & Gathering	(968)	1,065		2,941	3,353	6,391

Total	$861	$1,955		$3,514	$4,229	$10,559

Note:
(1)	Reference should be made to note 11 under the heading “Initial Business and Properties of POT — Natural Gas Reserves-Initial Assets” below for McDaniel’s estimates on required capital expenditures for 2002 .

Future Commitments

     We have no material future contracts to buy, sell or transport natural gas from the Initial Assets.

Land Holdings

     The following table sets out the developed and undeveloped land holdings in the area comprising the Initial Assets as at July 1, 2002.

		Land Holdings

	Developed Acres		Undeveloped Acres(3)

Name of Area	Gross(1)	Net(2)	Gross(1)	Net(2)

Legend, Alberta	104,960	87,766	45,440	44,902

Notes:
(1)	“Gross” refers to the total number of developed and undeveloped acres, respectively, in which a working interest is included in the Initial Assets.

(2)	“Net” refers to the aggregate of the numbers obtained by multiplying each gross acre by the actual percentage working interest therein comprised in the Initial Assets.

(3)	During 2002, 26,880 net acres are set to expire and 1,280 are set to expire in 2003. We intend to assess such expiring lands and, where appropriate, to seek continuation through development activity or, in the case of higher risk areas, farmouts, where third parties provide exploration funding in exchange for an earned working interest.

Natural Gas Wells

     The following table shows the number of natural gas wells producing or capable of producing in the Initial Assets as at July 1, 2002.

		Natural Gas Wells

	Producing		Non-Producing(3)(4)

Name of Area	Gross(1)	Net(2)	Gross(1)	Net(2)

Legend, Alberta	59	48.4	5	4.5

Notes:
(1)	“Gross” refers to the number of producing and non-producing wells, respectively, in which a working interest or royalty interest is included in the Initial Assets.

(2)	“Net” refers to the aggregate of the numbers obtained by multiplying each gross well by the percentage working interest therein comprised in the Initial Assets.

(3)	“Non-Producing” refers to wells which are not currently producing either due to lack of facilities and/or marketing but are capable of producing in commercial quantities.

(4)	Additionally, there is included in the Initial Assets 15 (11.9 net) wells which are not capable of producing in commercial quantities at this time. Allowance for the abandonment costs associated with the wellbores was made in the McDaniel Report. One well that is classified as a service well is included in the gross/net well count.

Drilling Activity

     PRL drilled, or participated in drilling, exploratory and development wells comprised in the Initial Assets for the periods indicated as shown in the following table. The “Natural Gas” wells listed below comprise all natural gas wells capable of production, whether producing or capped, in which an interest is included in the Initial Assets.

Natural Gas Wells	Two Months Ended		Quarter Ended		Year Ended		Year Ended		Year Ended
	May 31, 2002		March 31, 2002		December 31, 2001		December 31, 2000		December 31, 1999

	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)

Natural Gas	—	—	11	9.2	8	7.3	4	3.5	2	2.0
Service	—	—	—	—	—	—	—	—	—	—
Dry and Abandoned	—	—	—	—	—	—	—	—	—	—

Total	—	—	11	9.2	8	7.3	4	3.5	2	2.0

Success Rate (%)			100	100	100	100	100	100	100	100

Exploratory (3)	—	—	—	—	1	1.0	—	—	—	—
Development (4)	—	—	11	9.2	7	6.3	4	3.5	2	2.0

Total	—	—	11	9.2	8	7.3	4	3.5	2	2.0

Notes:
(1)	“Gross” refers to all wells in which a working interest or a royalty interest is included in the Initial Assets.

(2)	“Net” refers to the aggregate of the percentage working interests in the gross wells, before the deduction of royalties, comprised in the Initial Assets.

(3)	“Exploratory” well, in general, is a well either drilled in search of a new and yet undiscovered pool of oil or natural gas, or with the expectation of significantly extending the limits of a pool which is partly delineated.

(4)	“Development” well, in general, is a well drilled within or in close proximity to a discovered pool of oil or natural gas.

Production History

     The following table shows the average daily net production from the Initial Assets for the periods indicated, before deduction of royalties payable to others.

Type of Production	Two Months Ended	Quarter Ended	Year Ended	Year Ended	Year Ended
	May 31, 2002	March 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999

Natural Gas (mmcf/d)	21.8	15.5	17.3	14.0	14.0

Natural Gas Reserves — Initial Assets

     The McDaniel Report evaluates the proved natural gas reserves attributable to the properties comprising the Initial Assets using McDaniel’s July 1, 2002 price forecast based upon Remaining Reserves (as defined below) as at July 1, 2002. These reserves are all located in Canada. For the purposes of this prospectus we are utilizing only the proved reserves.

     In preparing its report, McDaniel used basic historical information it had from PRL for its January 1, 2002 evaluation of PRL, which included land data, well information, geological information, reservoir studies, estimates of on-stream dates, contract information, hydrocarbon product prices, operating cost data, financial data and future operating plans. McDaniel obtained other engineering, geological or economic data required to conduct the evaluation and upon which the McDaniel Report is based, from public records, other operators and from McDaniel’s non-confidential files. McDaniel accepted as represented from all sources the extent and character of ownership and the accuracy of all factual data supplied for the independent evaluation.

     The price utilized for the constant price assumptions in the McDaniel Report was Cdn $4.50 per mcf for natural gas.

     Based on the McDaniel Report, the following tables show the estimated share in respect of the natural gas reserves included in the Initial Assets and the discounted present value of estimated future net revenues for these reserves using constant prices and costs. All evaluations of the present value of estimated future net revenue in the McDaniel Report are after provision for estimated future capital expenditures and operating costs. An allowance for future wellbore abandonment costs was made for all wells in which there is a working interest; however no allowance was made for the abandonment of any surface, wellsites and facilities, for income tax or for ARTC. These evaluations do not necessarily represent the fair market value of the reserves.

Natural Gas Reserves and Present Value of Estimated Future Cash flows
(Based on Constant Price Assumptions)

	Remaining Reserves		Present Value Cash Flow
Reserves Categories	of Natural Gas(1)(2)		Discounted at 10%

	Gross(3)	Net(4)
	mmcf	mmcf	(M$)

Proved Developed	46,647	36,255	81,136
Producing(7)
Proved	3,135	2,219	5,907
Undeveloped(8)			5,907

Total Proved(6)	49,782	38,474	87,043

Notes:
(1)	“Natural Gas” means the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions is essentially a gas, but which may contain liquids. The natural gas reserve estimates are reported on a marketable basis, that is the gas which is available to a transmission line after removal of certain hydrocarbons and non-hydrocarbon compounds present in the raw natural gas and which meets specifications for use as a domestic, commercial or industrial fuel.

(2)	“Remaining Reserves” means those quantities of crude oil, natural gas, natural gas liquids and sulphur remaining after deducting those quantities produced up to the reference date of the study.

(3)	“Gross Reserves” are the total of the working interests and/or royalty interests share of reserves before deducting royalties owned by others.

(4)	“Net Reserves” are the total of the working interests and/or royalty interests share of reserves after deducting the amount attributable to the royalties owned by others.

(5)	The term “royalties”, as used in the McDaniel Report, refers to royalties paid to others. The royalties deducted from the reserves are based on the royalty percentage calculated by applying the applicable Royalty Rate or formula. In the case of Crown sliding scale royalties which are dependent on selling price, the price forecasts for the individual properties in question has been employed.

(6)	“Proved” Reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(7)	“Proved Developed” Reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed” reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

(8)	“Proved Undeveloped” Reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(9)	Sales Gas includes pipeline and solution gas reserves.

(10)	Product prices used in the constant price evaluations are based on McDaniel’s July 1, 2002 price forecast, Cdn $4.50 per Mmbtu for natural gas. The constant price assumptions assume the continuance of current laws, regulations and operating costs in effect on the effective date of the McDaniel Report.

(11)	The McDaniel Report estimates total net proven capital investment necessary to achieve the estimated future net cash flow to be $1,633,000, of which nil is to be spent in 2002 based on constant cost assumptions, in respect of the Initial Assets.

(12)	This forecast also applied to direct sales contracts and the Alberta gas reference price used in the Crown royalty calculations.

Historical Reserves

     The following table sets out the proved natural gas reserves at December 31, 2001, 2000, 1999 and 1998 (before deducting amounts attributable to royalties owned by others) to the Initial Assets and based upon constant price and cost assumptions. All of these reserves were located in Canada:

Proved Natural Gas Reserves (bcf)

December 31, 1998	71.4
Revisions to previous estimates	(11.5)
Purchase (sale of reserves)	—
Discoveries and extensions	—
Production	(6.3)

December 31, 1999	53.6
Revisions to previous estimates	3.5
Purchase (sale of reserves)	—
Discoveries and extensions	—
Production	(5.1)

December 31, 2000	52.0
Revisions to previous estimates	2.7
Purchase (sale of reserves)	—
Discoveries and extensions	—
Production	(5.1)

December 31, 2001	49.6

DETAILS OF THE DIVIDEND

     It is proposed that PRL’s board of directors will set the Dividend Record Date as 4:30 p.m., Calgary time, on    •   , 2002. The Dividend will be paid by the distribution of 9,909,767 Trust Units to the PRL Shareholders of record on the Dividend Record Date. There are currently 59,458,600 PRL Common Shares outstanding, which would entitle PRL Shareholders to receive one Dividend Unit for every 6 PRL Common Shares held by them. We anticipate there will be up to 784,000 vested stock options of PRL outstanding at the Dividend Record Date entitling holders thereof to acquire up to an additional 784,000 PRL Common Shares. If any or all of those options are exercised on or prior to the Dividend Record Date, the number of PRL Common Shares necessary to receive one Dividend Unit will increase from 6 to a maximum of 6.079 PRL Common Shares. We and PRL propose to issue a press release on the Dividend Record Date giving notice of what this ratio will be. Except as otherwise indicated in this prospectus we have assumed one Dividend Unit will be issued for each 6 PRL Common Shares. After PRL’s distribution of the Dividend Units it will not own any Trust Units. Neither PRL nor PET will receive any proceeds as a result of the payment of the Dividend. See “Details of the Rights Offering — Registration and Delivery of Certificates Evidencing Securities”.

     PRL will not distribute any fractional Trust Units in the Dividend. The number of Trust Units distributed to each PRL Shareholder will be rounded down to the next lowest whole number of Trust Units. PRL will return to us, for cancellation without payment or compensation, any Trust Units it does not distribute to the PRL Shareholders by reason of rounding.

Withholding of Tax

     PRL has advised us that each of PRL, any person who pays or credits the Dividend on behalf of PRL and any person to whom the Dividend is paid or credited on behalf of the owner of such PRL Common Shares is required, in respect of the portion of the Dividend that is payable to Non-Resident Shareholders, to withhold and remit taxes in an amount equal to 25% of the fair market value of the Dividend Units, subject to reduction under an applicable tax treaty (for example, under the tax treaty with the United States such withholding is generally reduced to 15%). See “Certain Canadian Federal Income Tax Considerations”.

     PRL has advised us that for purposes of calculating the amount of tax to be withheld, PRL will determine the fair market value of the Dividend Units on the date the Dividend is paid. PRL’s determination of the fair market value of the Dividend Units is not binding on the CCRA.

     PRL has advised us that tax withholding for Non-Resident Shareholders will occur in the following manner:

(a)	for each Non-Resident Shareholder who has registered his or her share ownership directly with PRL, Computershare Trust Company of Canada (“Computershare”) will withhold all of the Dividend Units to which such Non-Resident Shareholder is entitled and will sell, as soon as reasonably possible after obtaining PRL’s determination as to the fair market value of the Dividend Units, a sufficient number of such Non-Resident Shareholder’s Dividend Units on the TSX to obtain net proceeds of such sale sufficient to pay withholding tax payable on behalf of such Non-Resident Shareholder (for example, for shareholders who have provided a United States address to PRL, Dividend Units will be sold until the proceeds of such sale are sufficient to pay 15% of the fair market value of the Dividend Units to the CCRA as withholding tax). Computershare will remit withholding tax to the CCRA on behalf of the Non-Resident Shareholder and will forward any proceeds of sale in excess of the amount to be remitted, to the Non-Resident Shareholder, together with the unsold balance of such Non-Resident Shareholder’s Dividend Units, as soon as such sale can be completed. Computershare will attempt to sell Dividend Units on behalf of Non-Resident Shareholders at the earliest possible opportunity after the Dividend is paid and PRL’s determination as to the fair market value is obtained, but it is highly unlikely that such sale will be completed on the date the Dividend is paid. Computershare will sell each such Dividend Unit at the prices it determines in its sole discretion. Computershare’s ability to sell such Dividend Units, and the prices it obtains for such Dividend Units, are dependent upon market conditions. Non-Resident Shareholders will not be entitled to receive Rights for any Dividend Units which have been sold for withholding tax purposes at any time prior to 2 days before the Rights Record Date. None of PRL, PET or Computershare will be liable to any Non-Resident Shareholder for failure to sell any Dividend Units at any particular price or prices, or within any particular time period; or

(b)	for Non-Resident Shareholders whose shares are held through the book-based systems administered by The Canadian Depository for Securities Limited or the Depository Trust Company, withholding and remittance of withholding tax will be made by their stockbroker or by the Depository Trust Company, as the case may be, and such Non-Resident Shareholders should contact their stockbroker to determine how arrangements to satisfy withholding tax obligations in respect of the Dividend will be administered and how this will affect the number of Trust Units that will ultimately be delivered to them and the timing of such delivery pursuant to the Dividend. In such case, none of PRL, PET and Computershare will withhold or remit tax or be responsible for doing so, or be liable to any such Non-Resident Shareholder for failure of any stockbroker, Depository Trust Company or The Canadian Depository for Securities Limited to sell any Dividend Units at any particular price or prices or within any particular time period.

     See “Certain United States Federal Income Tax Considerations”.

BANK FINANCING AND GUARANTEES

     Our lenders have agreed to finance us pursuant to the terms and conditions of a commitment letter dated August 15, 2002. Under the terms of the commitment letter our lenders have agreed to provide a demand loan revolving credit facility to us of up to $100,000,000, which amount includes a $10,000,000 working capital component. The exact amount of such credit facility will be determined based upon our lenders’ determination of our borrowing base value of our oil and gas properties after the Rights Expiry Time. Our lenders have agreed to notify us as to borrowing base amounts expected to result from various levels of exercise of Rights no later than one week prior to the Rights Expiry Time. The provision of funds by our lenders to us is conditional, among other things, upon the execution of industry standard documentation, customary conditions for a financing of this type and a satisfactory due diligence review. In addition, funding is conditional upon the exercise of all Rights under the Rights Exercise Agreement and the concurrent closing of the Take-Up Agreement and repayment of the $30,000,000 we will owe to PRL.

     Our lenders’ commitment to provide funding will terminate on September 30, 2002 or such later date as the parties may agree, if funding has not occurred by then.

     All indebtedness provided to us by our lenders will be payable by us on demand by our lenders. If not demanded earlier, all indebtedness will be repayable by us on May 31, 2003 unless we are able to negotiate a renewal.

     Under the terms of this facility, if our lenders determine that our borrowing base has been exceeded by the amount loaned to us, and assuming there is not a demand for repayment resulting therefrom, we will be precluded from providing distributions on the Trust Units and from paying cash for redemptions of Trust Units, until our borrowing base no longer is in a shortfall position. Our lenders may also restrict our ability to pay distributions when we are in breach or default of our agreements with them.

     We will provide security to our lenders for the credit facility including various first fixed and floating charge debentures over all our assets, a secured guarantee provided by POT and various priority agreements and subordination and postponement arrangements in favor of our lenders. We will pay commitment fees for the undrawn portion of our credit facility and interest on drawn portions of our credit facility at rates agreed to by our lenders and us from time to time.

     Once the acquisition of the Initial Assets has been completed, we will owe PRL $30,000,000, secured by first fixed charges over our assets. PRL is required to assign this debt and the security to its lenders. PRL’s lenders have also requested a $20,000,000 guarantee and/or indemnity from us of PRL’s indebtedness to them, secured by a second charge over our assets. Pursuant to the Rights Exercise Agreement, it is a condition of PRL’s lenders that POG, Treherne and 409790 exercise all Rights held by or on behalf of them thereby subscribing for all Trust Units available to them under the Initial Subscription Privilege. POG and its subsidiaries are required to provide evidence to PRL’s lenders of their financial ability to subscribe for all of such Trust Units. Under the terms of the Rights Exercise Agreement, POG, Treherne and 409790 represent that they have in place available bank financing which, when combined with an amount of $33,000,000 owing by PRL to POG, will be sufficient to allow these parties to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive. The funding of amounts under their credit arrangements are conditional upon a number of things, including the provision by POG, Treherne and 409790 to their lenders of sufficient collateral. In the event that POG, Treherne and 409790 are unable to draw down the required amounts under these facilities, or PRL is not in a position to pay to POG the full amount that PRL owes to POG, POG, Treherne and 409790 may not be able to exercise all of their Rights. Assuming all of the Rights are exercised and our lenders advance the full amount of $100,000,000 under our proposed credit facility, there will be sufficient funds available to repay the $30,000,000 we will owe to PRL arising from our acquisition of Initial Assets and to acquire 100% of PRL’s interest in the Additional Assets. If less than all of the Rights are exercised, we will use the net proceeds of the Rights Offering, together with the amount our lenders are willing to advance under our proposed credit facility, to repay the $30,000,000 we will owe to PRL arising from our acquisition of the Initial Assets, with the remainder used to acquire as much interest as we are able in the Additional Assets. PRL’s lenders have agreed to release the $20,000,000 secured guarantee on the condition that all of the Rights held by or on behalf of POG, Treherne and 409790 are exercised, the $30,000,000 we will owe to PRL is repaid in full, that we use the gross proceeds of the Rights Offering together with available bank financing to acquire the applicable interest in the Additional Assets and PRL is not in default under its credit facilities with its lenders. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights”.

DETAILS OF THE RIGHTS OFFERING

     The board of directors of the Administrator has determined the Rights Exercise Price based on the net asset value of PRL’s interest in the Additional Assets, being the assets that will be acquired by PET with the proceeds of the Rights Offering. The net asset value of the Additional Assets was calculated by relying on McDaniel’s escalating price evaluation under the McDaniel Report (which is not included herein) of the before tax, discounted present value of estimated future cash flows from the natural gas proved plus risked probable additional reserves included in the Additional Assets, net of the debt anticipated to be available and to be incurred to finance the acquisition of the Additional Assets. Certain additional value was ascribed to the undeveloped lands and ancillary assets included in the Additional Assets. The Trust Units may trade at prices which are influenced by factors other than the net asset value of the Trust Units, including, but not limited to, the anticipated distributions on the Trust Units.

Issue of Rights and Rights Certificates

     After payment of the Dividend, PET will issue and distribute three Rights for each Trust Unit held by a Unitholder of record as at 4:30 p.m., Calgary time,    •   , 2002 (being the Rights Record Date) who is not an Ineligible Person (as that term is defined in “Details of the Rights Offering — Ineligible Persons”). Each Right will entitle the holder to subscribe for one Trust Unit under the Initial Subscription Privilege, at the Rights Exercise Price on or before the Rights Expiry Time.

     We will issue the Rights in registered form evidenced by fully transferable certificates (the “Rights Certificates”). We will mail to each holder of record of Trust Units on the Rights Record Date who has an address of record in Canada or the United States and who is not an Ineligible Person:

(a)	a copy of this prospectus or the Canadian Prospectus, as appropriate; and

(b)	a Rights Certificate evidencing the total number of Rights to which the holder is entitled.

     We will register certificates representing Trust Units purchased on the exercise of the Rights (the “Unit Certificates”) in the name of the registered holder of the Rights Certificate who is not an Ineligible Person, or as otherwise directed, and we will send such certificates to that person at the address specified on the Rights Certificate. Holding Rights will not, as such, give you any of the rights or privileges of a Unitholder.

Additional Subscription Privilege

     If you exercise all the Rights you receive on the Initial Subscription Privilege you may subscribe for additional Trust Units, if available, at the Rights Exercise Price. If all Rights available under the Rights Offering are exercised under the Initial Subscription Privilege, then the Additional Subscription Privilege will not be available. See “How to Exercise the Rights — To Subscribe for Additional Units — Form 2” and “How to Exercise the Rights — To Sell or Transfer Rights — Form 3”. PET will allot additional Trust Units from those Trust Units not issued pursuant to the Initial Subscription Privilege. You will be entitled to your share of additional Trust Units calculated on the basis of the number of Rights you exercised pursuant to the Initial Subscription Privilege as a percentage of the total number of Rights exercised pursuant to the Initial Subscription Privilege by all Rightsholders who subscribed for additional Trust Units.

     You may subscribe for additional Trust Units by:

(a)	completing Form 2 on the Rights Certificate entitled “To Subscribe for Units” and, if applicable, Form 3, “To Sell or Transfer Rights”; and

(b)	delivering the Rights Certificate, together with payment for those additional Trust Units, to the offices of Computershare Trust Company of Canada as subscription agent for the Rights Offering (the “Subscription Agent”) located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (the “Subscription Office”) at or before the Rights Expiry Time. You must enclose payment for additional Trust Units subscribed for or your over-subscription for such additional Trust Units will be invalid.

     If the Initial Subscription Privilege is fully subscribed, the Subscription Agent will return to you, by check in Canadian funds, without interest, the payment you included for the over-subscriptions. If the Initial Subscription Privilege is not fully subscribed, the Subscription Agent will deliver to you Unit Certificates for the Trust Units for which you validly subscribed under both your Initial Subscription Privilege and your Additional Subscription Privilege. In addition, the Subscription Agent will return to you, without interest, the amount you paid in respect of any over-subscription under the Additional Subscription Privilege for which there were no Trust Units available. You will not receive any interest on excess monies either as a result of an over-subscription or as a result of an overpayment by you. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights”.

Ineligible Persons

     We have not qualified the Rights or Trust Units for distribution or registered them under the securities laws of any jurisdictions other than Canada and the United States, excluding the State of Florida. The Rights are not being offered for sale in any other jurisdiction and may not be exercised by any person who is not or appears to us or the Subscription Agent not to be, or who we or the Subscription Agent have reason to believe is not, a resident of Canada or the United States, excluding residents of the State of Florida (an “Ineligible Person”). We will only deliver Rights Certificates to registered Unitholders as of the Rights Record Date whose addresses of record are in Canada or the United States.

     Following a sale or transfer of Rights, we will not register any Rights Certificate in the name of any person who is or appears to us to be an Ineligible Person. We will not accept subscriptions for Trust Units from or on behalf of any Ineligible Persons.

     We will send Unitholders believed to be Ineligible Persons a letter advising them that we will issue their Rights Certificates to the Subscription Agent, who will hold the Rights as their agent. The Subscription Agent will hold such Rights for a period of 15 days from the Rights Record Date to give beneficial owners of such Rights who are residents of Canada or the United States, excluding residents of the State of Florida, an opportunity to claim their Rights Certificates. At the end of the 15 day period, the Subscription Agent will attempt to sell the Rights so held and not claimed on a best-efforts basis, through the facilities of any exchange on which the Rights are listed for trading. The Subscription Agent will sell each Right at the times and prices it determines in its sole discretion. The Subscription Agent’s ability to sell Rights, and the prices it obtains for the Rights, are dependent on market conditions. Neither PET nor the Subscription Agent will be subject to any liability for failure of the Subscription Agent to sell any Rights of Ineligible Persons at any particular price or prices, or at all. Ineligible Persons will receive their share of the proceeds from the sale of such Rights, less applicable costs and expenses according to the total number of Trust Units they held on the Rights Record Date. The Subscription Agent will mail checks to Ineligible Persons at their addresses appearing in the records of the Subscription Agent for their share of the proceeds, less any applicable taxes.

     If you are a resident of Canada or the United States, excluding residents of the State of Florida, and own Trust Units registered in the name of a resident of a jurisdiction other than Canada or the United States, excluding residents of the State of Florida, and believe that we may have delivered your Rights Certificates to the Subscription Agent, then you should contact the Subscription Agent on or prior to the close of business on    •   , 2002 to have your Rights Certificates mailed to you.

Dealer Managers

     Please see “Plan of Distribution” for a discussion of the Dealer Managers and of the solicitation fees payable under the Rights Offering.

Delivery of Rights by Intermediaries

     Brokers, dealers or other intermediaries may not deliver Rights to beneficial owners of Trust Units who are Ineligible Persons. Intermediaries should attempt to sell those Rights for the accounts of those Ineligible Persons and should deliver any proceeds of sale to them. Alternatively, intermediaries may deliver those Rights to the Subscription Agent on or before    •   , 2002 for sale by the Subscription Agent, as described under “Details of the Rights Offering — Ineligible Persons”.

Fees Payable by Subscribers

     You will be responsible for paying any service charge, commission or other fee your broker charges in connection with the trading of Rights. We will not charge any commission upon the issuance of Rights to Unitholders or upon the exercise of Rights.

Expiry of Rights

     IF YOU HAVE RIGHTS AND DO NOT EXERCISE THEM AT OR BEFORE THE RIGHTS EXPIRY TIME, THE RIGHTS WILL BE VOID AND WILL HAVE NO VALUE.

Intentions of Insiders and Others to Exercise Rights

     We have been advised by certain of the directors and officers of PRL, holding or exercising control or direction over 29,596,981 PRL Common Shares which will entitle them to receive 4,932,763 Dividend Units, that their present intention is to exercise or cause to be exercised the 14,798,289 Rights to which they are entitled. We have also been advised by certain directors of PRL holding or exercising control or direction over 2,418,227 PRL Common Shares which will entitle them to receive 403,037 Dividend Units that they are currently undecided in respect of the exercise of the 1,209,111 Rights to which they are entitled. As at July 31, 2002, directors and senior officers of PRL, including companies they control, collectively owned or exercised control and direction over 32,023,796 PRL Common Shares (53.86% of the issued and outstanding PRL Common Shares) which will result in them holding 5,337,299 Trust Units on the Dividend. None of these individuals or entities owns or has control and direction over greater than 10% of the PRL Common Shares except C.H. Riddell, the Chairman and Chief Executive Officer of the Administrator, who directly and indirectly through POG, exercises control and direction over 28,943,770 PRL Common Shares (48.68% of the issued and outstanding PRL Common Shares). Mr. Riddell’s daughter, S.L. Riddell Rose, the President, Chief Operating Officer and a director of the Administrator, is also a shareholder of POG. The C.H. Riddell Family beneficially own or exercise control and direction over, directly or indirectly, including through POG, an aggregate of 29,590,727 PRL Common Shares. Upon payment of the Dividend, but prior to the exercise of any Rights, the C.H. Riddell Family will beneficially own or exercise control and direction over, directly or indirectly, including through POG, 4,931,787 Trust Units (49.77% of the issued and outstanding Trust Units). Under the Rights Offering, the C.H. Riddell Family will receive and will beneficially own or exercise control and direction over, directly and indirectly, including through POG, 14,795,361 Rights.

     PRL, C.H. Riddell, POG, Treherne and 409790 have entered into the Rights Exercise Agreement with PRL’s lenders which obligates POG, Treherne and 409790 to exercise all Rights (48.53% of the Rights issued) held by or on behalf of them thereby subscribing for Trust Units. POG and its subsidiaries are required to provide evidence to PRL’s lenders of their financial ability to subscribe for 14,428,383 Trust Units on the exercise of their Rights. Under the terms of the Rights Exercise Agreement, POG, Treherne and 409790 represent that they have in place available bank financing which, when combined with an amount of $33,000,000 owing by PRL to POG, will be sufficient to allow these parties to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive. The funding of amounts under their credit arrangements are conditional upon a number of things, including the provision by POG, Treherne and 409790 to their lenders of sufficient collateral. In the event that POG, Treherne and 409790 are unable to draw down the required amounts under these facilities, or PRL is not in a position to pay to POG the full amount that PRL owes to POG, POG, Treherne and 409790 may not be able to exercise all of their Rights. PRL’s lenders have agreed to release the $20,000,000 guarantee from us to them in favor of PRL, provided that all of the Rights held by or on behalf of POG, Treherne and 409790 are exercised, the proceeds of the Rights Offering together with available bank financing are used to repay the $30,000,000 we will owe to PRL and to acquire the applicable interest in the Additional Assets and PRL is not in default under its credit facility with its lenders. The C.H. Riddell Family and certain other insiders described above (including directors and officers of PRL and certain directors of the Administrator) holding or exercising control or direction over an aggregate of 29,600,531 PRL Common Shares have indicated their intention to exercise or cause to be exercised the 14,800,263 Rights to which they are entitled under the Initial Subscription Privilege, which will result in them holding or exercising control or direction over 19,733,684 Trust Units. Additionally, such persons may acquire additional Trust Units through the exercise of their Additional Subscription Privilege. To the extent that other Rightsholders do not exercise their Rights, the C.H. Riddell Family and these other insiders will increase their percentage of ownership of PET.

     After the payment of the Dividend, the directors and officers of the Administrator, as a group, will beneficially own, directly or indirectly, or exercise control or direction over, including through POG, an aggregate 4,837,538 Trust Units representing 48.82% of the then outstanding Trust Units. The directors and officers will also receive Rights pursuant to the Rights Offering and they have advised that it is their intention to acquire all Trust Units available to them under the Initial Subscription Privilege.

     Fidelity beneficially owns 6,065,900 PRL Common Shares (representing approximately 10.2% of the issued and outstanding PRL Common Shares) in accounts and funds managed by it. Fidelity will, upon payment of the Dividend, hold 1,010,983 Trust Units. If Fidelity holds such Trust Units on the Rights Record Date they will receive 3,032,949 Rights. We have not been advised of Fidelity’s intention respecting its exercise of Rights.

Decrease in Percentage Ownership

     To the extent that any Rights are exercised, holders of Dividend Units who do not exercise their Rights will suffer a decrease in their percentage ownership of PET. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights”.

Registration and Delivery of Certificates Evidencing Securities

     The Subscription Agent will register Trust Units purchased through the Initial Subscription Privilege and the Additional Subscription Privilege in the name of such subscriber unless the subscriber otherwise instructs. The Subscription Agent will mail certificates representing Trust Units as soon as practicable after the Rights Expiry Time to the subscriber at the address appearing on the Rights Certificate. As soon as practicable after the Rights Expiry Time we will issue a press release with the results of the Rights Offering. A copy of such press release will be available under PET’s profile at www.sedar.com.

     The Subscription Agent will be fully discharged from all responsibility as agent with regard to the monies it receives when it has:

(a)	forwarded Unit Certificates to the subscribers;

(b)	forwarded the proceeds of the Rights Offering to us; and

(c)	returned the excess monies to the subscribers in the event of over-subscription.

Subscription Agent and Subscription Office

     We have appointed Computershare Trust Company of Canada (the “Subscription Agent”) as subscription agent to:

(a)	receive subscriptions and payments from subscribers for Trust Units under the Initial Subscription Privilege and the Additional Subscription Privilege;

(b)	perform the services relating to the exercise of the Rights;

(c)	act as the agent for Unitholders who are Ineligible Persons as described under “Details of the Rights Offering — Ineligible Persons”; and

(d)	act as registrar and transfer agent for the Trust Units.

     You should forward your subscription for Trust Units, by hand, courier or mail to the Subscription Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (the “Subscription Office”) so that it arrives prior to the Rights Expiry Time.

     We will pay for all services of the Subscription Agent.

HOW TO EXERCISE THE RIGHTS

General

     By completing the appropriate form or forms on the Rights Certificate in accordance with the instructions outlined below, you may:

(a)	subscribe for Trust Units under the Initial Subscription Privilege (Form 1);

(b)	subscribe for additional Trust Units under the Additional Subscription Privilege (Form 2);

(c)	sell or transfer Rights (Form 3); or

(d)	divide, combine or exchange a Rights Certificate (Form 4).

Unexercised Rights

     If you elect to exercise only some of your Rights by completing a Form 1, unless you complete Form 4 to receive a new Rights Certificate the balance of your Rights will be void and of no value. See “How to Exercise the Rights — To Divide, Combine or Exchange a Rights Certificate — Form 4”.

Signatures

     If you are a trustee, executor or administrator or an officer of a corporation or any person acting in a representative capacity and you sign a form on the Rights Certificate, you must provide satisfactory evidence of your authority to sign to the Subscription Agent.

To Subscribe for Units — Form 1

     You may subscribe for all or any lesser number of Trust Units under your Rights Certificate by:

(a)	completing and executing Form 1 on the Rights Certificate; and

(b)	delivering the Rights Certificate, and payment for the Rights you have exercised, to the Subscription Office on or before the Rights Expiry Time.

     For each Trust Unit you wish to purchase you must pay the full Rights Exercise Price in Canadian funds and may pay by certified check, bank draft or money order payable to “Computershare Trust Company of Canada”.

     Completion of Form 1 constitutes a representation that you are a person resident in Canada or the United States, excluding residents of the State of Florida, or the agent of such a person.

To Subscribe for Additional Units — Form 2

     If you exercise all of your Rights pursuant to the Initial Subscription Privilege (a “Second Stage Participant”) you may subscribe for Trust Units from Rights the other Rightsholders have not exercised pursuant to the Initial Subscription Privilege, if any (the “Unsubscribed Units”).

     As a Second Stage Participant, you may subscribe for the lesser of:

(a)	the number of Unsubscribed Units you specify in Form 2 on your Rights Certificate (the “Specified Number”); and

(b)	the product (disregarding fractions) (the “Pro Rata Number”) obtained by multiplying:

(i)	the number of Unsubscribed Units; by

(ii)	a fraction, the numerator of which is the number of Rights exercised by you pursuant to the Initial Subscription Privilege, and the denominator of which is the aggregate number of Rights exercised by all Second Stage Participants pursuant to the Initial Subscription Privilege.

     If a Second Stage Participant’s Specified Number is less than that Second Stage Participant’s Pro Rata Number, we will allocate the difference among those Second Stage Participants whose Pro Rata Numbers are less than their Specified Numbers. We will make the allocation on the same basis as described in (b) above, except that the denominator in (b)(ii) will be reduced by the aggregate number of Rights exercised pursuant to the Initial Subscription Privilege by each Second Stage Participant whose Specified Number is less than its Pro Rata Number.

     If you wish to accept the offer to subscribe for additional Trust Units pursuant to the Additional Subscription Privilege, you must:

(a)	complete and execute Form 2;

(b)	complete and execute Form 1; and

(c)	deliver the Rights Certificate and payment for the Rights exercised and Unsubscribed Units to the Subscription Office on or before the Rights Expiry Time.

     You must pay in Canadian funds and may pay by certified check, bank draft or money order payable to “Computershare Trust Company of Canada”.

     The Subscription Agent will notify Second Stage Participants of the number of Unsubscribed Units, if any, it allocates to them, and will deliver Unit Certificates as soon as possible. The Subscription Agent will return checks for excess subscription monies by mail without interest or deduction within 30 days of the Rights Expiry Time.

To Sell or Transfer Rights — Form 3

     Rights Certificates are in registered form. Instead of exercising your Rights, you may sell or transfer them by completing Form 3 on your Rights Certificate and delivering it to the purchaser or other transferee (a “transferee”). If a Rights Certificate is transferred in blank, we may and the Subscription Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and any notice to the contrary will not affect either the Subscription Agent or us. We will not register Rights Certificates in the name of an Ineligible Person.

     The transferee will have all of the rights and privileges of the transferring Rightsholder without obtaining a new Rights Certificate, except in respect of subscribing under the Additional Subscription Privilege. A transferee must obtain a new Rights Certificate to exercise its Additional Subscription Privilege. A transferee may exercise the Additional Subscription Privilege by:

(a)	completing and executing Form 3;

(b)	delivering the Rights Certificate to the Subscription Agent;

(c)	receiving a new Rights Certificate issued by the Subscription Agent and registered in the name of the transferee; and

(d)	following the instructions under the heading “How to Exercise the Rights — To Subscribe for Additional Units — Form 2”.

     If you are a transferring Rightsholder you must have your signature on Form 3 guaranteed by an Eligible Institution satisfactory to the Subscription Agent. An “Eligible Institution” means a Canadian schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States.

Contact your bank, broker or financial institution to determine if it is an Eligible Institution. The signature of the transferee on any one or more of the forms on the Rights Certificate must correspond exactly with the name of that transferee shown on Form 3.

To Divide, Combine or Exchange a Rights Certificate — Form 4

     You may divide, combine or exchange your Rights Certificate by completing and executing Form 4 and delivering the Rights Certificate to the Subscription Office. The Subscription Agent will then issue new Rights Certificates in any denominations (totalling the same number of Rights as are evidenced by the Rights Certificate being divided, exchanged or combined) as you request. The Subscription Agent will not issue a new Rights Certificate representing fewer than ten Rights. You must surrender Rights Certificates for division, combination or exchange prior to 4:30 p.m. Calgary time, on    •   , 2002.

     By duly completing and executing Form 4 on the Rights Certificate, a bank, trust company, investment dealer or broker holding Dividend Units on the Rights Record Date for more than one beneficial owner may divide and transfer the Rights Certificate issued to it, upon providing satisfactory evidence to the Subscription Agent of the ownership of those Dividend Units.

BUSINESS AND PROPERTIES RELATING TO THE ADDITIONAL ASSETS

The Take-Up Agreement

     Following the effectiveness of the U.S. registration statement in which this prospectus is included and the issuance of final receipts for the Canadian Prospectus, the Trust Structuring will be completed, including the execution of the Take-Up Agreement by PRL and the Administrator as trustee for POT. At the Rights Expiry Time we will use the gross proceeds from the Rights Offering plus available bank financing to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and to acquire up to 100% of PRL’s interest in the Additional Assets. See “Formation of Trust Structure and Structuring Transactions — Trust Structuring” and “Bank Financing and Guarantees”.

     The obligation of PRL to sell to POT all or part of its interest in the Additional Assets under the Take-Up Agreement is subject to the normal terms and conditions of a purchase and sale agreement, including the requirement of obtaining any necessary third party consents or waivers and governmental approvals. The obligation of POT to acquire all or part of PRL’s interest in the Additional Assets under the Take-Up Agreement is subject to the normal terms and conditions of a purchase and sale agreement and to the conditions that we satisfy the notification and approval provisions of the Competition Act (Canada) and PRL’s lenders concurrently release the $20,000,000 guarantee of PRL’s debt and related security that we provided to them arising as a result of our acquisition of the Initial Assets. The conveyance of the applicable interest in the Additional Assets is expected to be completed shortly after the Rights Expiry Time. We will assume all risks on the Additional Assets POT acquires, and revenues and expenses associated with the Additional Assets acquired by POT will be adjusted and accrue to POT for POT’s account, as of July 1, 2002. The purchase price of 100% of PRL’s interest in the Additional Assets will be $220,000,000. Interest on the purchase price less the amount of the deposit ($5,000,000) shall be payable to PRL at a rate of 6.5% per annum from July 1, 2002 until closing. Assuming all of the Rights are exercised and our lenders advance the full amount of $100,000,000 under our proposed credit facility, there will be sufficient funds available to acquire 100% of PRL’s interest in the Additional Assets and to repay our $30,000,000 indebtedness to PRL arising from the acquisition of the Initial Assets. If less than all of the Rights are exercised, or our lenders do not loan to us the full amount under the proposed credit facility, we will use the gross proceeds of the Rights Offering together with the amount our lenders are willing to advance under our proposed credit facility to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets, and use the remainder to acquire as much as we are able of the Additional Assets. The interest in the Additional Assets that we will acquire will be proportionate to the amount that such remainder is to the total purchase price of the Additional Assets. We may also use net revenues accruing to POT from July 1, 2002 to the completion of the Rights Offering associated with the Initial Assets and the applicable portion of Additional Assets in our acquisition of the Additional Assets. See “Use of Proceeds” and “Bank Financing and Guarantees”. PRL will continue to hold any of its interest in the Additional Assets that POT does not acquire. See “Formation of Trust Structure and Structuring Transactions — Trust Structuring”.

Additional Assets

     The Additional Assets are comprised of 100% of PRL’s interest in the oil and natural gas properties and related assets provided for in the Take-Up Agreement. The following is a summary description thereof. At the time of closing, PRL will retain any of its interest in the Additional Assets that POT does not acquire. The Additional Assets are properties comprised of Alberta provincial Crown and Indian Oil and Gas Canada leases that have been in existence for a number of years without any disputes as to ownership. See the fold-out map on the inside of the cover page to this prospectus. Pursuant to the Take-Up Agreement, we anticipate we will become the operator of those Additional Assets where PRL is currently the operator. The reserves in the Corner and Quigley properties are currently dedicated to a gas purchase contract between PRL and a third party cogeneration facility. The consent of this third party is required to replace the reserves in the Corner and Quigley properties under this contract with reserves from PRL’s other lands. PRL has advised that it is currently making arrangements to obtain that consent.

Principal Properties

Bohn Lake, Alberta

     The Bohn Lake Area is in northeast Alberta approximately 90 kilometres south of Fort McMurray. The area comprises 47,360 gross acres (14,806 net acres) including an average 27.60% working interest in 26 (7.17 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Bohn Lake Area was approximately 2.66 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 4.67 bcf of natural gas for the Bohn Lake Area. Production from the Bohn Lake Area is processed through one gas plant owned and operated by Canadian Natural Resources Limited.

Chard, Alberta

     The Chard Area is in northeast Alberta approximately 85 kilometres south of Fort McMurray. The area comprises 26,240 gross acres (21,720 net acres) including an average 81.69% working interest in 16 (13.1 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Chard Area was approximately 2.05 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 2.45 bcf of natural gas for the Chard Area. Production from the Chard Area is processed through one booster compressor owned 79.8% by PRL which is included in the Additional Assets.

Chard Southwest, Alberta

     The Chard Southwest Area is in northeast Alberta approximately 85 kilometres south of Fort McMurray. The area comprises 17,280 gross acres (8,304 net acres) including an average 40.67% working interest in 9 (3.7 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Chard Southwest Area was approximately 0.64 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 1.23 bcf of natural gas for the Chard Southwest Area. Production from the Chard Southwest Area is processed through one booster compressor owned by Superman Resources Inc. and one gas plant owned by Canadian Natural Resources Limited. PRL’s interest in the gas plant is 33.3% and is included in the Additional Assets.

Clyde, Alberta

     The Clyde Area is in northeast Alberta approximately 85 kilometres southwest of Fort McMurray. The area comprises 25,720 gross acres (24,691 net acres) including an average 93.83% working interest in 12 (11.3 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Clyde Area was approximately 2.95 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 1.72 bcf of natural gas for the Clyde Area. Production from the Clyde Area is processed through one gas plant owned 100% by PRL which is included in the Additional Assets.

Cold Lake, Alberta

     The Cold Lake Area is in northeast Alberta approximately 250 kilometres southeast of Fort McMurray. The Cold Lake area comprises 85,160 gross acres (66,952 net acres) including an average 80.43% working interest in 42 (33.78 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Cold Lake Area was approximately 4.76 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 9.41 bcf of natural gas for the Cold Lake Area. Production from the Cold Lake Area is processed through 14 booster and/or compressor stations owned by Altagas Services Inc.

Cold Lake Sonoma, Alberta

     The Cold Lake Sonoma Area is in northeast Alberta approximately 250 kilometres southeast of Fort McMurray. The Cold Lake Sonoma area comprises 54,400 gross acres (44,150 net acres) including an average 74.04% working interest in 28 (20.7 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Cold Lake Sonoma Area was approximately 3.37 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 5.54 bcf of natural gas for the Cold Lake Sonoma Area. Production from the Cold Lake Sonoma Area is processed through four compressor stations, three at Marie Lake and one at Wolf Lake which are 100% owned by PRL and are included in the Additional Assets.

Corner, Alberta

     The Corner Area is in northeast Alberta approximately 80 kilometres southwest of Fort McMurray. The area comprises 106,240 gross acres (104,195 net acres) including an average 98.97% working interest in 59 (58.39 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Corner Area was approximately 14.15 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 17.99 bcf of natural gas for the Corner Area. Production from the Corner Area is processed through one gas plant owned 100% by PRL which is included in the Additional Assets.

Hoole, Alberta

     The Hoole Area is in northeast Alberta approximately 175 kilometres southwest of Fort McMurray. The area comprises 12,160 gross acres (7,040 net acres) including an average 70% working interest in 5 (3.5 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Hoole Area was approximately 0.52 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 0.15 bcf of natural gas for the Hoole Area. Production from the Hoole Area is processed through one gas plant owned by Husky Energy Inc.

Kettle River, Alberta

     The Kettle River Area is in northeast Alberta approximately 80 kilometres south of Fort McMurray. The area comprises 35,200 gross acres (33,111 net acres) including an average 94.67% working interest in 24 (22.72 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Kettle River Area was approximately 4.64 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 6.92 bcf of natural gas for the Kettle River Area. Production from the Kettle River Area is processed through one gas plant owned 92.5% by PRL, which is included in the Additional Assets.

Legend East, Alberta

     The Legend East Area is in northeast Alberta approximately 120 kilometres west of Fort McMurray. The area comprises 52,480 gross acres (52,480 net acres) including a 100% working interest in 17 producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Legend East Area was approximately 4.33 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 3.44 bcf of natural gas for the Legend East Area. Production from the Legend East Area is processed through the Legend gas plant included with the Initial Assets and two field booster compressors owned by PRL which are included in the Additional Assets.

Leismer / Leismer South, Alberta

     The Leismer / Leismer South Area is in northeast Alberta approximately 90 kilometres southwest of Fort McMurray. The area comprises 212,160 gross acres (196,155 net acres) including a 91.62% working interest in 53 (48.6 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Leismer / Leismer South Area was approximately 10.01 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 10.06 bcf of natural gas for the Leismer / Leismer South Area. Production from the Leismer / Leismer South Area is processed through one gas plant owned 32.5% by PRL and three field booster compressors owned by PRL which are included in the Additional Assets.

Liege East, Alberta

     The Liege East Area is in northeast Alberta approximately 120 kilometres west of Fort McMurray. The area comprises 13,760 gross acres (12,587 net acres) including an average 89.70% working interest in 10 (9.0 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Liege East Area was approximately 2.33 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 3.36 bcf of natural gas for the Liege East Area. Production from the Liege East Area is processed through the Liege South gas plant owned 80.5% by PRL and one Liege East field booster compressor owned 90.2% by PRL, which are included in the Additional Assets.

Liege North, Alberta

     The Liege North Area is in northeast Alberta approximately 120 kilometres west of Fort McMurray. The area comprises 73,280 gross acres (66,851 net acres) including an average 94.86% working interest in 14 (13.3 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Liege North Area was approximately 3.00 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 4.06 bcf of natural gas for the Liege North Area. Production from the Liege North Area is processed through one gas plant owned 94.6% by PRL, which is included in the Additional Assets.

Liege South, Alberta

     The Liege South Area is in northeast Alberta approximately 120 kilometres west of Fort McMurray. The area comprises 98,720 gross acres (90,406 net acres) including an average 96.76% working interest in 25 (24.19 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Liege South Area was approximately 4.11 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 4.71 bcf of natural gas for the Liege South Area. Production from the Liege South Area is processed through one gas plant owned 80.5% by PRL and three field compressors owned by PRL, which are included in the Additional Assets.

Pony, Alberta

     The Pony Area is in northeast Alberta approximately 75 kilometres southwest of Fort McMurray. The area comprises 18,560 gross acres (7,280 net acres) including an average 52.60% working interest in 5 (2.6 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Pony Area was approximately 0.63 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 0.80 bcf of natural gas for the Pony Area. Production from the Pony Area is processed through one gas plant owned by Canadian Natural Resources Limited.

Quigley, Alberta

     The Quigley Area is in northeast Alberta approximately 80 kilometres south of Fort McMurray. The area comprises 65,920 gross acres (65,920 net acres) including a 100% working interest in 22 producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Quigley Area was approximately 3.48 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 2.00 bcf of natural gas for the Quigley Area. Production from the Quigley Area is processed through one gas plant and one field compressor owned by PRL, which are included in the Additional Assets.

Saleski, Alberta

     The Saleski Area is in northeast Alberta approximately 110 kilometres west of Fort McMurray. The area comprises 88,000 gross acres (81,766 net acres) including an average 95.05% working interest in 19 (18.1 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Saleski Area was approximately 4.13 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 10.05 bcf of natural gas for the Saleski Area. Production from the Saleski Area is processed through one gas plant owned 95.8% by PRL, which is included in the Additional Assets.

Surmont, Alberta

     The Surmont Area is in northeast Alberta approximately 65 kilometres southwest of Fort McMurray. The area comprises 10,880 gross acres (2,720 net acres) including an average 25% working interest in 1 (0.3 net) producing natural gas well in the area. The average daily production to PRL for the month of May, 2002 from the Surmont Area was approximately 0.05 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 60 mmcf of natural gas for the Surmont Area. Production from the Surmont Area is processed through one gas plant owned by Devon Canada Corporation.

Teepee Creek, Alberta

     The Teepee Creek Area is in northeast Alberta approximately 175 kilometres southwest of Fort McMurray. The area comprises 147,439 gross acres (95,801 net acres) including an average 50% working interest in 17 (8.5 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Teepee Creek Area was approximately 1.88 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 0.66 bcf of natural gas for the Teepee Creek Area. Production from the Teepee Creek Area is processed through one gas plant owned by Devon Canada Corporation in which PRL has a 37.5% interest, which interest is included in the Additional Assets.

Thornbury, Alberta

     The Thornbury Area is in northeast Alberta approximately 75 kilometres southwest of Fort McMurray. The area comprises 51,200 gross acres (35,136 net acres) including an average 73.54% working interest in 41 (30.2 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Thornbury Area was approximately 4.17 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 11.82 bcf of natural gas for the Thornbury Area. Production from the Thornbury Area is processed through four gas plants and a field booster compressor owned by Altagas Services Inc.

Winefred, Alberta

     The Winefred Area is in northeast Alberta approximately 200 kilometres southeast of Fort McMurray. The area comprises 98,560 gross acres (83,648 net acres) including an average 88.46% working interest in 39 (34.5 net) producing natural gas wells in the area. The average daily production to PRL for the month of May, 2002 from the Winefred Area was approximately 4.11 mmcf/d of natural gas. The McDaniel Report evaluated PRL’s total proved reserves at 10.41 bcf of natural gas for the Winefred Area. Production from the Winefred Area is processed through two gas plants and a field booster compressor owned by Altagas Services Inc.

For development plans concerning the Additional Assets see “Future Development”.

History — Daily Sales Volumes and Netbacks

     The following table sets forth the daily sales volumes and netbacks for the two months ended May 31, 2002 and on a quarterly basis in respect of PRL’s interest in the Additional Assets for the quarter ended March 31, 2002 and for the years ended December 31, 2001 and December 31, 2000.

			2001
							2001
	Two Months Ended	Quarter Ended	Quarter Ended				Total

	May 31, 2002	March 31, 2002	Dec 31	Sept 30	June 30	Mar 31

Daily Sales Volumes
Natural Gas (mmcf/d)	78.3	78.0	71.9	88.3	93.7	87.9	85.4
Natural Gas Netbacks ($/mcf)
Sales	$4.07	$2.54	$3.21	$3.86	$6.46	$11.64	$6.41
Royalties	(0.59)	(0.45)	(0.63)	(1.06)	(0.72)	(2.27)	(1.18)
Operating Costs	(0.69)	(1.22)	(1.00)	(1.02)	(0.68)	(0.94)	(0.91)

Netback	$2.79	$0.87	$1.58	$1.78	$5.06	$8.43	$4.32

	2000
					2000
	Quarter Ended				Total

	Dec 31	Sept 30	June 30	Mar 31

Daily Sales Volumes
Natural Gas (mmcf/d)	85.1	91.4	101.4	95.7	93.4
Natural Gas Netbacks ($/mcf)
Sales	$7.41	$4.92	$3.72	$2.86	$4.65
Royalties	(1.16)	(1.13)	(0.53)	(0.62)	(0.85)
Operating Costs	(0.59)	(0.66)	(0.65)	(0.55)	(0.61)

Netback	$5.66	$3.13	$2.54	$1.69	$3.19

Capital Expenditures

     The following table shows capital expenditures made by PRL on the Additional Assets in the categories and for the periods indicated:

		2001
						2001
($000)	Quarter Ended	Quarter Ended				Total

Category of Expenditure	March 31, 2002	Dec 31	Sept 30	June 30	Mar 31

Land and Acquisition	$7	$43	$(194)	$23	$(27)	$(155)
Drilling & Exploration	3,008	190	257	4,923	5,666	11,036
Equipping	56	23	44	207	161	435
Facilities & Gathering	(127)	2,356	3,044	7,681	4,806	17,887

Total	$2,944	$2,612	$3,151	$12,834	$10,606	$29,203

	2000
					2000
	Quarter Ended				Total

Category of Expenditure	Dec 31	Sept 30	June 30	Mar 31

Land and Acquisition	$911	$62	$495	$30	$1,498
Drilling & Exploration	1,132	1,892	1,649	3,575	8,248
Equipping	301	86	555	47	989
Facilities & Gathering	691	3,640	4,447	15,570	24,348

Total	$3,035	$5,680	$7,146	$19,222	$35,083

Note:
(1)	Reference should be made to note 11 under the heading “Business and Properties Relating to the Additional Assets — Natural Gas Revenues — Additional Assets” below for McDaniel’s estimates of required Capital Expenditures for 2002 in relation to the Additional Assets.

Future Commitments

     We have no material future contracts to buy, sell or transport natural gas from the Additional Assets.

Land Holdings

     The following table sets out the developed and undeveloped land holding in the area comprising the Additional Assets as of July 1, 2002:

Name of Area (Alberta)	Developed Acres		Undeveloped Acres(3)

	Gross(1)	Net(2)	Gross(1)	Net(2)

Bohn Lake	45,760	14,273	1,600	533
Chard	19,840	15,476	6,400	6,244
Chard Southwest	7,680	3,118	9,600	5,186
Clyde	11,580	10,551	14,140	14,140
Cold Lake	59,520	46,096	25,640	20,856
Cold Lake Sonoma	39,360	30,006	15,040	14,144
Corner	76,800	75,715	29,440	28,480
Hoole	5,760	3,520	6,400	3,520
Kettle River	35,200	33,111	—	—
Legend East	26,880	26,880	25,600	25,600
Leismer / Leismer South	116,480	106,915	95,680	89,240
Liege East	11,840	10,751	1,920	1,836
Liege North	73,280	66,851	—	—
Liege South	84,640	77,606	14,080	12,800
Pony	11,520	4,240	7,040	3,040
Quigley	52,160	52,160	13,760	13,760
Saleski	64,640	61,200	23,360	20,566
Surmont	5,760	1,440	5,120	1,280
Teepee Creek	77,679	40,761	69,760	55,040
Thornbury	48,000	33,984	3,200	1,152
Winefred	68,480	61,248	30,080	22,400

Total	942,859	775,902	397,860	339,817

Notes:
(1)	“Gross” means the total number of developed and undeveloped acres, respectively, in which PRL has an interest in respect of the Additional Assets.

(2)	“Net” means the aggregate of the numbers obtained by multiplying each gross acre by the actual percentage interest therein.

(3)	During 2002, 26,560 net acres are set to expire. During 2003, 219,200 net acres are set to expire. We intend to assess such expiring lands and, where appropriate, seek continuation through development activity or, in the case of higher risk areas, farmouts, where third parties provide exploration funding in exchange for an earned working interest.

Natural Gas Wells

     The following table shows the number of natural gas wells producing or capable of producing in the Additional Assets as at July 1, 2002.

	Natural Gas Wells

	Producing		Non-Producing(3)(4)

Name of Area (Alberta)	Gross(1)	Net(2)	Gross(1)	Net(2)

Bohn Lake	25	6.8	—	—
Chard	16	13.1	—	—
Chard Southwest	9	3.7	—	—
Clyde	12	11.3	—	—
Cold Lake	44	34.9	8	4.8
Cold Lake Sonoma	28	20.7	2	1.9
Corner	58	57.4	—	—
Hoole	5	3.5	—	—
Kettle River	22	20.7	—	—
Legend E.	16	16.0	—	—
Leismer / Leismer South	53	48.6	4	3.3
Liege East	10	9.0	—	—
Liege North	14	13.3	—	—
Liege South	23	22.3	—	—
Pony	5	2.6	—	—
Quigley	22	22.0	—	—
Saleski	19	18.1	—	—
Surmont	1	0.3	—	—
Teepee Creek	15	7.5	—	—
Thornbury	41	30.2	—	—
Winefred	39	34.5	3	2.5

Additional Assets Total	477	396.5	17	12.5

Notes:
(1)	“Gross” refers to the number of wells, producing and non-producing, respectively, in which a working interest or royalty interest is included in the Additional Assets.

(2)	“Net” refers to the aggregate of the numbers obtained by multiplying each gross well by the percentage working interest therein.

(3)	“Non-Producing” refers to wells which are not currently producing either due to lack of facilities and/or markets but are capable of producing in commercial quantities.

(4)	Additionally, there is included in the Additional Assets 469 (395.7 net) wells which are not capable of producing in commercial quantities at this time. Allowance for the abandonment costs associated with the wellbores was made in the McDaniel Report. There are 20 wells that are classified as service wells included in the gross/net well count.

Drilling Activity

     PRL drilled, or participated in drilling, exploratory and development wells on the Additional Assets for the periods indicated as shown in the following table. The “Natural Gas” wells listed below comprise all natural gas wells capable of production, whether producing or capped, included in the Additional Assets.

	Two Months Ended		Quarter Ended		Year Ended		Year Ended		Year Ended
	May 31, 2002		March 31, 2002		December 31, 2001		December 31, 2000		December 31, 1999

Natural Gas Wells	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)

Natural Gas	—	—	5	3.9	30	26.5	36	28.1	45	38.4
Service	—	—	2	1.4	1	0.5	1	0.3	—	—
Dry and Abandoned	—	—	2	1.5	3	2.5	1	1.0	3	2.4

Total	—	—	9	6.8	34	29.5	38	29.4	48	40.8

Success Rate (%)			77.8	77.9	91.2	91.5	97.4	96.6	93.8	94.1

Exploratory(3)	—	—	—	—	11	10.0	20	18.3	16	12.6
Development(4)	—	—	9	6.8	23	19.5	17	10.6	32	28.2

Total	—	—	9	6.8	34	29.5	38	29.4	48	40.8

Notes:
(1)	“Gross” refers to all wells in which a working interest or a royalty interest is included in the Additional Assets.

(2)	“Net” refers to the aggregate of the percentage working interests in the gross wells, before the deduction of royalties comprised in the Additional Assets.

(3)	“Exploratory” well, in general, is a well either drilled in search of a new and yet undiscovered pool of oil or natural gas, or with the expectation of significantly extending the limits of a pool which is partly delineated.

(4)	“Development” well, in general, is a well drilled within or in close proximity to a discovered pool of oil or natural gas.

Production History

     The following table shows the average daily net production from the Additional Assets, before deduction of royalties payable to others, for the periods indicated.

	Two Months Ended	Quarter Ended March	Year Ended	Year Ended	Year Ended
Type of Production	May 31, 2002	31, 2002	December 31, 2001	December 31, 2000	December 31, 1999

Natural Gas (mmcf/d)	78.3	78.0	85.4	93.4	99.0

     Natural Gas Reserves — Additional Assets

     The McDaniel Report evaluates the proved natural gas reserves attributable to PRL’s interest in the properties comprising the Additional Assets using McDaniel’s July 1, 2002 price forecast as of July 1, 2002, based upon Remaining Reserves (as defined below) as of July 1, 2002. These reserves are all located in Alberta, Canada. For the purposes of this prospectus we are utilizing only the proved reserves.

     In preparing its report, McDaniel used basic historical information it had from PRL for its January 1, 2002 evaluation of PRL, which included land data, well information, geological information, reservoir studies, estimates of on-stream dates, contract information, hydrocarbon product prices, operating cost data, financial data and future operating plans. McDaniel obtained other engineering, geological or economic data required to conduct the evaluation and upon which the McDaniel Report is based, from public records, other operators and from McDaniel’s non-confidential files. McDaniel accepted as represented from all sources the extent and character of ownership and the accuracy of all factual data supplied for the independent evaluation.

     The price utilized for the constant price assumptions in the McDaniel Report was Cdn $4.50 per mcf for natural gas.

     The following tables, based on the McDaniel Report, show the estimated share in respect of the natural gas reserves in the properties comprised in the Additional Assets and the discounted present value of estimated future net revenues for these reserves using constant prices and costs. All evaluations of the present worth of estimated future net revenue in the McDaniel Report are stated after provision for estimated future capital expenditures and operating costs. An allowance for future wellbore abandonment costs was made for all wells in which there is a working interest; however no allowance was made for the abandonment of any surface, wellsites and facilities, for income tax or for ARTC. These evaluations do not necessarily represent the fair market value of the reserves. These evaluations evaluate 100% of PRL’s interest in the proved reserves in the Additional Assets. In the event the Rights Offering is not fully subscribed or if, for any reason (including the failure of POG, Treherne and 409790 to acquire all of the Trust Units that will be available to them under the Initial Subscription Privilege for the Rights that they will receive) our lenders do not loan to us the full amount under the proposed credit facility that we have arranged with them, POT may be unable to acquire 100% of PRL’s interest in the Additional Assets and POT may only be able to acquire a lesser percentage interest or no interest in the Additional Assets. See “Business and Properties Relating to the Additional Assets”.

Natural Gas Reserves and Present Value of Estimated Future Cash flows
(Based on Constant Price Assumptions)

	Remaining Reserves of		Present Value Cash Flow
Reserves Categories	Natural Gas(1)(2)		Discounted at 10%

	Gross(3)	Net(4)
	mmcf	mmcf	(M$)

Proved Developed Producing(7)	108,866	88,824	207,409
Proved Developed Non-Producing(10)	2,624	2,224	523

Total Proved(7)	111,490	91,047	207,932

Notes:
(1)	“Natural Gas” means the lighter hydrocarbons and associated non-hydrocarbon substances occurring naturally in an underground reservoir, which under atmospheric conditions is essentially a gas, but which may contain liquids. The natural gas reserve estimates are reported on a marketable basis, that is the gas which is available to a transmission line after removal of certain hydrocarbons and non-hydrocarbon compounds present in the raw natural gas and which meets specifications for use as a domestic, commercial or industrial fuel.

(2)	“Remaining Reserves” means those quantities of crude oil, natural gas, natural gas liquids and sulphur remaining after deducting those quantities produced up to the reference date of the study.

(3)	“Gross” Reserves are the total of PRL’s working interests and/or royalty interests share of reserves before deducting royalties owned by others.

(4)	“Net” Reserves are the total of PRL’s working interests and/or royalty interests share of reserves after deducting the amount attributable to the royalties owned by others.

(5)	The term “royalties”, as used in the McDaniel Report, refers to royalties paid to others. The royalties deducted from the reserves are based on the royalty percentage calculated by applying the applicable Royalty Rate or formula. In the case of Crown sliding scale royalties which are dependent on selling price, the price forecasts for the individual properties in question has been employed.

(6)	“Proved” Reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(7)	“Proved Developed” Reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed” reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

(8)	“Proved Undeveloped” Reserves are those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection to the improved recovery techniques is contemplated, unless such techniques have been provided effective by actual tests in the area and in the same reservoir.

(9)	Sales Gas includes pipeline and solution gas reserves.

(10)	Product prices used in the constant price evaluations are based on McDaniel’s July 1, 2002 price forecast, of Cdn $4.50 per Mmbtu for natural gas. The constant price assumptions assume the continuance of current laws, regulations and operating costs in effect on the effective date of the McDaniel Report.

(11)	The McDaniel Report estimates total net capital investment necessary to achieve the estimated future net cash flow for the proved reserves to be $1,207,000, of which $192,000 is to be spent in 2002 based on constant cost assumptions, in respect of the Additional Assets.

(12)	This forecast also applied to direct sales contracts and the Alberta gas reference price used in the Crown royalty calculations.

Historical Reserves

     The following table sets out the proved natural gas reserves at December 31, 2001, 2000, 1999 and 1998 (before deducting amounts attributable to royalties owned by others) to the Additional Assets and based upon constant price and cost assumptions. All of these reserves were located in Canada:

Proved Natural Gas Reserves (bcf)

December 31, 1998	257.4
Revisions to previous estimates	(39.6)
Purchase (sale of reserves)	26.5
Discoveries and extensions	13.7
Production	(34.9)

December 31, 1999	223.1
Revisions to previous estimates	(27.4)
Purchase (sale of reserves)	2.9
Discoveries and extensions	2.7
Production	(34.2)

December 31, 2000	167.1
Revisions to previous estimates	0.7
Purchase (sale of reserves)	0.3
Discoveries and extensions	—
Production	(32.4)

December 31, 2001	135.7

PLAN OF DISTRIBUTION

     Under the Dealer Manager Agreement dated August 8, 2002, the Dealer Managers agreed to form the Soliciting Dealer Group for the purpose of soliciting subscriptions for the Trust Units offered pursuant to the Rights Offering. In consideration for these services, we will pay any member of the Soliciting Dealer Group (including the Dealer Managers) properly identified in a subscription for Trust Units issued upon the exercise of Rights, a fee of $0.05 for each Trust Unit, subject to a minimum fee of $90 and a maximum fee of $1,500 payable in respect of any one Rightsholder. We will not pay any subscription fee in respect of an exercise of less than 1,500 Rights by any one Rightsholder. We will not pay any subscription fee in respect of the exercise of Rights beneficially owned, directly or indirectly, or over which control or direction is exercised, by POG or any directors or officers of PRL or of the Administrator. We will also reimburse the Dealer Managers for expenses they incur in connection with the Rights Offering, including legal fees. We have agreed to indemnify the Dealer Managers and their controlling persons, directors, officers, employees and agents against certain liabilities. We will also incur our own expenses in relation to this prospectus and the Rights Offering estimated at approximately $1,000,000. The obligations of the Dealer Managers pursuant to the Dealer Manager Agreement are conditional and may be terminated upon the occurrence of certain events.

     Pursuant to policy statements of the Ontario Securities Commission (“OSC”) and the Commission des valeurs mobilieres du Quebec (“CVMQ”), the Dealer Managers may not, throughout the period of distribution, bid for or purchase Trust Units or Rights. The foregoing restriction is subject to certain exceptions. Such exceptions include:

(a)	a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities; and

(b)	a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the securities.

     In order to facilitate the offering of our Trust Units, the Dealer Managers may, if a market develops for the Trust Units, engage in transactions that stabilize, maintain or otherwise affect the market price of our Trust Units. Specifically, the Dealer Managers may bid for, and purchase, Trust Units in the open market, which may maintain the market price of our Trust Units at a level above that which might otherwise prevail in the open market. The Dealer Managers are not required to engage in these activities and, if begun, may end any of these activities at any time.

     Rules of the SEC may limit the ability of the Dealer Managers to bid for or purchase Trust Units before the distribution of the Trust Units is completed. However, the Dealer Managers may, in accordance with the rules, make bids or purchases for the purpose of pegging, fixing or maintaining the price of the Trust Units, so long as stabilizing bids do not exceed a specified maximum.

     Stabilization may cause the price of the Trust Units to be higher than they would be in the absence of such transactions.

     Neither we nor the Dealer Managers make any representation or prediction as to the effect that the transactions described above may have on the price of the Trust Units. If such transactions are commenced, they may be discontinued without notice at any time.

     We have prepared this prospectus only for the distribution of our securities in the United States. We are qualifying the distribution of these securities under the securities legislation of each of the provinces and territories in Canada by way of a Canadian Prospectus for delivery to persons in Canada. This U.S. Prospectus includes certain information that may not be included in the Canadian Prospectus. If you are in Canada, you cannot rely on this prospectus and you should contact Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone (416) 981-9633, toll free 1-800-564-6253 to request that a copy of the Canadian Prospectus be delivered to you.

     The Subscription Agent will mail certificates representing Trust Units sold pursuant to the Rights Offering as soon as practicable after the Rights Expiry Time to the subscribers thereof at the address of subscribers appearing on the Rights Certificates. See “Details of the Rights Offering”.

DESCRIPTION OF THE TRUST UNITS AND SPECIAL VOTING UNITS

     PET is authorized to create and issue an unlimited number of Trust Units and an unlimited number of Special Voting Units (defined below). PET is authorized to create, issue, sell and deliver Trust Units, including rights, warrants, special warrants, subscription receipts, instalment receipts, exchangeable securities or other securities to purchase, convert, redeem or exchange into Trust Units or other securities of PET (including debt convertible into Trust Units or other securities of PET), on such terms and conditions as the Administrator may determine. All Trust Units outstanding from time to time are entitled to an equal undivided share of any distributions from PET. In the event that PET ceases to exist or is wound up, each Trust Unit entitles its holder to an equal undivided share in any amounts distributed upon such cessation or winding-up after satisfaction of all liabilities and provision for indemnities. All Trust Units are of the same class with equal rights and privileges. Each Trust Unit is transferable, is fully paid and non-assessable and entitles its holder to one vote at all meetings of Unitholders. The Trust Units do not entitle the Unitholder to any conversion, retraction, redemption or pre-emptive rights, except for the rights referred to under “Description of the Trust Units and Special Voting Rights — Redemption Right”. No fractional Trust Units will be issued or transferred except for the purposes of distributions of Trust Units referred to in “Description of the Trust Units and Special Voting Units — Distributions”.

     In order to allow us flexibility in pursuing corporate acquisitions, the PET Trust Indenture allows for the creation and issuance of units with special voting characteristics (the “Special Voting Units”). If and when PET issues Special Voting Units, it will likely be to a trustee for the benefit of the holders of securities which are exchangeable for Trust Units, entitling the trustee to such number of votes at meetings of Unitholders as the Administrator’s board of directors may prescribe. The Special Voting Units will give us the flexibility to acquire the securities of another issuer in exchange for securities that are ultimately exchangeable for Trust

Units. The Administrator’s board of directors will set the voting rights or other rights and the terms upon which we issue Special Voting Units. The Special Voting Units will not entitle the holder to any distributions of any nature whatsoever from PET or to any beneficial interest in any of PET’s assets during PET’s existence or upon PET’s termination or winding-up. Presently we have no plans to issue Special Voting Units.

     The legal ownership of the assets of PET and the right to conduct the undertaking of PET (subject to the limitations contained in the PET Trust Indenture) are vested exclusively in the Trustee or such other person as the Trustee determines. The Trust Units are personal property and will confer upon Unitholders only the interest and rights specifically set forth in the PET Trust Indenture. Except as specifically set out in the PET Trust Indenture, no Unitholder has or is deemed to have any right of ownership in any of our assets. Under the PET Trust Indenture material amendments to the PET Trust Indenture affecting the rights of Unitholders would require the approval of Unitholders by a special resolution of at least 66 2/3% of the votes cast by Unitholders at a validly called meeting of Unitholders. See “The PET Trust Indenture — Meetings and Resolutions of Unitholders”.

     The Trust Units do not represent a traditional investment and you should not view them as “shares” in PET. As a Unitholder, you will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. We anticipate the market price of the Trust Units will generally be a function of PET’s anticipated distributable income and the Administrator’s ability to effect long-term growth. The market price of the Trust Units will be sensitive to a variety of market conditions including, but not limited to, interest rates, commodity prices and our ability to acquire additional assets. Changes in market conditions may adversely affect the market price of the Trust Units. See “Risk Factors”.

     The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that act or any other legislation. Furthermore, none of PET, POT or the Administrator is a trust company and, accordingly, none of them are registered under any trust and loan company legislation as they do not carry on, or intend to carry on, the business of a trust company.

PET Unitholder Liability

     The PET Trust Indenture provides that no Unitholder, in its capacity as such, will be subject to any liability to any person:

(a)	in connection with PET’s assets, obligations or affairs; or

(b)	with respect to any act any person performs pursuant to the PET Trust Indenture; or

(c)	with respect to any act or omission of any person in the performance or exercise, or purported performance or exercise, of any obligation, power, discretion or authority conferred under the PET Trust Indenture; or

(d)	with respect to any transaction any person enters into pursuant to the PET Trust Indenture.

     Furthermore, Unitholders, in their capacities as such, are not contractually liable to indemnify any person for any of the above liabilities, including taxes any person may incur on our behalf. If, however, a court assesses any of such liabilities against a Unitholder, then those liabilities will be enforceable only against and be satisfied only out of the assets of PET. PET will be liable to the Unitholders and indemnify the Unitholders, to the extent of its assets, from liability arising as a result of the Unitholders not having such limited liability. The PET Trust Indenture provides that every written contract we enter into must include a provision substantially to the effect that any obligation created under such contract will not be binding upon Unitholders personally.

     Notwithstanding the terms of the PET Trust Indenture, Unitholders, in their capacities as such, may not have the same protection from PET’s liabilities that a shareholder would have from the liabilities of a corporation. Unitholders may face personal liability for claims against PET, including contract claims, tort claims, environmental claims, claims for taxes and possibly other statutory liabilities. Unlike many other royalty trusts and income funds, our structure does not include the interposition of a limited liability entity such as a corporation or limited partnership which would provide further limited liability protection to Unitholders.

     We intend to conduct our business so as to avoid as far as reasonably possible any material risk of liability to the Unitholders for claims against us. We intend to obtain insurance, where available and appropriate, for the operations of POT and the Administrator. However, the amounts and types of insurance obtained may not be sufficient to provide full coverage.

Distributions

     We will distribute cash to the Unitholders out of the income and other amounts we receive from all royalties payable by any entity to PET, including the POT Royalty (the “Royalties”), indebtedness of POT to PET, our other assets and other investments, less expenses and any other amounts we are permitted to deduct or must withhold or pay to third parties.

     We expect that the material sources of PET’s cash flow will be initially limited to:

(a)	royalty income it receives on the POT Royalty, which comprises, generally, 99% of POT’s net revenue from its petroleum and natural gas properties, less permitted deductions with respect to debt payments, capital expenditures and certain other amounts;

(b)	interest and principal POT pays respecting indebtedness of POT to PET from time to time to finance its operations; and

(c)	trust income POT distributes to PET as its sole beneficiary.

     We expect PET’s expenses will initially be substantially limited to:

(a)	interest, principal and fees paid to its lenders and PRL;

(b)	trustee fees and expenses;

(c)	expenses related to printing and other matters in connection with communicating with and sending distributions to the Unitholders; and

(d)	general and administrative expenses.

     POT may apply some or all of its cash flow to capital expenditures to develop POT’s oil and natural gas properties or to acquire additional oil and natural gas properties. This would effectively reduce the amounts POT pays to PET under the POT Royalty as well as reduce POT’s distributions to PET as its sole beneficiary and PET’s distributions to Unitholders. Under the terms of our credit facility, if our lenders determine our borrowing base has been exceeded, we will be precluded from providing distributions on the Trust Units until our borrowing base is no longer in a shortfall position. Our lenders may also restrict our ability to pay distributions in circumstances when we are in breach or default of our agreements with them. See “Bank Financing and Guarantees”.

     We expect to make an initial distribution of distributable income of PET for the period from •, 2002 to •, 2002 to Unitholders of record on •, 2002 and we expect to pay the distribution on •, 2002. Thereafter, we anticipate that we will pay monthly distributions of cash to the Unitholders of record on the last day of each month. We will pay such cash distributions on the 15th day of each month or, if such day is not a business day, the next following business day. Each Unitholder has the right to enforce payment of any distribution at the time the amount becomes payable. Any of PET’s income (as computed under the Tax Act) or net realized capital gains not otherwise distributed to Unitholders in a calendar year shall, without any further action on the part of the Administrator, be due and payable to Unitholders of record at the close of business on December 31 in each year. Absent a demand from a Unitholder to enforce payment, such amounts will be paid to Unitholders on or before February 15 of the following year. Upon the Administrator’s written direction, the Trustee may change the dates on which we pay distributions, at any time, subject to having given the Unitholders not less than 60 days’ prior written notice. Additionally, upon the Administrator’s written direction, the Trustee may change the record date for the payment of distributions at any time, upon compliance with any requirements of applicable law or the rules of any stock exchange.

     Where:

(a)	between record dates for distributions, we have paid cash in respect of Trust Units tendered for redemption (see “Description of Trust Units and Special Voting Units — Redemption Right”), we may, on the next distribution date, reduce the cash amount of the aggregate distribution at that time by the cash amount paid for the redemptions and include a distribution to Unitholders of additional Trust Units in place of that amount; and

(b)	we determine we do not have sufficient cash to pay the full distribution to be made on a distribution date (or on any other date on which any other distribution is payable under the PET Trust Indenture), or if any cash distribution would be contrary to, or would not allow the Trustee to comply with, our credit facilities, the distribution may, at the option of the Administrator, include a distribution to Unitholders of additional Trust Units having a value equal to the cash shortfall and the amount of cash distributed will be reduced by the cash shortfall.

     After any such distribution we may consolidate the Trust Units so that each Unitholder has the same number of Trust Units as they held immediately prior to such distribution except where tax is required to be withheld in respect of the Unitholder’s share of the distribution. The value of such additional Trust Units will be based on the closing trading price thereof on the principal stock exchange on which they are listed on the applicable distribution date or otherwise as the Trustee determines. The net effect of the foregoing is that Unitholders would not receive all or a portion of the cash which would have been distributed to them, with no corresponding increase in their ownership percentage in PET. Where amounts so distributed represent income, Unitholders who are neither resident nor deemed to be resident in Canada for the purposes of the Tax Act including any Unitholder that is a partnership, any member of which is neither resident nor deemed to be resident in Canada for the purposes of the Tax Act (“Non-Resident Unitholders”), will be subject to withholding tax and the consolidation will not result in such Non-Resident Unitholders holding the same number of Trust Units. Such Non-Resident Unitholders will be required to surrender the certificates (if any) representing their original Trust Units in exchange for a certificate respecting their post-consolidation Trust Units.

     The PET Trust Indenture provides that the Trustee may deduct or withhold from any amounts payable to Unitholders, including payments or deliveries due to Unitholders who have exercised redemption rights, amounts required by law to be withheld from those payments. If withholding is required on any distributions (including distributions of Trust Units) or redemption amounts and the Trustee is or was unable to withhold, or otherwise did not withhold, taxes from a particular payment, the Trustee is permitted to withhold the applicable amounts from other distributions to the Unitholder or sell such number of Trust Units being distributed to Unitholders as are necessary to satisfy the Trustee’s withholding tax obligations with respect to the Unitholder and all of the Trustee’s reasonable expenses with respect thereto.

Redemption Right

     Unitholders may redeem their Trust Units at any time by delivering Unit Certificates to the Trustee, together with a properly completed notice requesting redemption in a form acceptable to us. Once we have received all required documents, Unitholders have no rights with respect to the Trust Units tendered for redemption, other than a right to receive the redemption amount, which amount per Trust Unit will be the lesser of 90% of the weighted average trading price of the Trust Units on the principal market on which they are traded for the 10 day period after the Trust Units have been validly tendered for redemption and the “closing market price” of the Trust Units. The redemption amount will be payable on the last day of the following calendar month. The “closing market price” will be the closing price of the Trust Units on the principal market on which they are traded on the date on which they were validly tendered for redemption, or, if there was no trade of the Trust Units on that date, the average of the last bid and ask prices of the Trust Units on that date.

     In the event that the aggregate redemption value of Trust Units tendered for redemption in a calendar month exceeds $100,000 and the Administrator does not exercise its discretion to waive such $100,000 limit, we will not use cash to pay the redemption amount for any of the Trust Units tendered for redemption in that month. Instead, we will pay the redemption amount for those Trust Units, subject to compliance with applicable laws and the receipt of all applicable regulatory approvals, by the issuance of promissory notes of PET (referred to in this section as the “Notes”) to the tendering Unitholders on the last day of the next calendar month. The Notes will have an aggregate principal amount equal to the aggregate redemption amount of the Trust Units tendered by the Unitholder for redemption. If applicable laws prevent the issuance of these Notes to a Unitholder, the Trustee will authorize the payment of the redemption amount to that Unitholder in future months. Under the terms of our proposed credit facility, if our lenders determine our borrowing base has been exceeded or we are in breach or default of our agreements with them, we will be precluded from paying cash for redemptions of our Trust Units.

     Notwithstanding the above, if, at the time Trust Units are tendered for redemption:

(a)	in the discretion of the Administrator, the trading price of the Trust Units on the stock exchange on which the Trust Units are listed does not represent the fair market value of the Trust Units; or

(b)	the normal trading of the Trust Units on the stock exchange on which they are listed is suspended or halted on the date the Trust Units are tendered for redemption or for more than five trading days during the ten trading day period after that date;

then the redemption amount for each of those Trust Units will be equal to 90% of the fair market value thereof as determined by the Administrator. We will pay such redemption amount on the last day of the third month following the month in which those Trust

Units were tendered for redemption. At the option of PET, we will pay the redemption amount in cash or, subject to compliance with applicable laws, and the receipt of all applicable regulatory approvals, the delivery to the Unitholder of Notes of PET having an aggregate principal amount equal to the aggregate redemption amount of the Trust Units tendered by the Unitholder for redemption.

     The Notes delivered as set out above will be unsecured, bear interest at a market rate of interest to be determined at the time of issuance by the Administrator’s board of directors, based on the advice of an independent financial advisor, with the interest to be payable monthly. The Notes will be subordinated and in certain circumstances postponed to all our indebtedness. Subject to prepayment, the Notes will be due and payable 5 years after issuance.

     The Notes will be issued under and subject to the terms of a note indenture that may provide for the issuance of Notes in series or otherwise. The trustee under the note indenture will be obligated under an agreement with our lenders to subordinate and in certain circumstances to postpone the payment of such Notes. Such Notes may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit savings plans if PET ceases to qualify as a mutual fund trust under the Tax Act or its Trust Units cease to be listed.

     The Trustee has the discretion to designate a portion of any redemption payment to be an income distribution from PET.

     We expect that the redemption right will not be the primary mechanism for holders of Trust Units to dispose of their Trust Units. We will not list the Notes referred to above on any stock exchange and no market will exist for them. The Notes may be subject to resale restrictions under applicable securities laws.

Non-Resident Unitholders

     In order for PET to maintain its status as a mutual fund trust under the Tax Act, PET must not be established or maintained primarily for the benefit of persons who are non-residents of Canada for the purposes of the Tax Act (“Non-Residents”). The PET Trust Indenture contains restrictions on the ownership of Trust Units by Unitholders who are Non-Residents. We may require Unitholders to provide a declaration (a “Residence Declaration”) specifying whether or not they are Non-Residents. If, at any time, the Trustee determines that the beneficial owners of 49% or more of the Trust Units are or may be Non-Residents or that such a situation is imminent, the Trustee may announce publicly such determination. After such determination the Trustee will refuse any subscription or transfer not accompanied by a Residence Declaration confirming Canadian residence. If the Trustee determines that Non-Residents hold a majority of the Trust Units, the Trustee may send a notice to Non-Residents requiring them to sell all or a portion of their Trust Units within 60 days. The Trustee will send notices only to as many Non-Resident Unitholders and with respect to only so many Trust Units as may be reasonably necessary to ensure that the number of Trust Units held by Non-Residents would be reduced, as far as the Trustee is aware, to no greater than 48% of the Trust Units then outstanding. The Trustee will use reasonable commercial efforts to ensure that its actions in this regard will not reduce the number of Trust Units held by Unitholders who are or may be Non-Residents, so far as the Trustee is aware, to less than 40% of the Trust Units outstanding. Following the 60 days, the Trustee may sell Trust Units on the Non-Residents’ behalf unless the Non-Residents provide satisfactory evidence that they are Canadian residents. Until the Trustee sells such Trust Units, the Trustee will suspend the voting and distribution rights associated with those Trust Units. The Trustee will sell the Trust Units on any stock exchange on which the Trust Units are then listed. Such Trust Units will be sold on the basis of an inverse order to the order of acquisition by such Non-Residents until the Trustee, in its sole discretion, determines that the restrictions on ownership imposed on PET are no longer in danger of being violated. The Trustee will pay the net proceeds of such sale to the Non-Resident upon the Non-Resident’s surrender of its Unit Certificate.

THE PET TRUST INDENTURE

     The following information summarizes the material information contained in the PET Trust Indenture. The PET Trust Indenture provides for the governance of PET. This summary may not contain all the information that is important to you. See “Where You Can Find More Information”.

General

     PET was established for the purposes of issuing Trust Units and acquiring and holding royalties and other investments including the entire beneficial interest in POT and the POT Royalty. See “The PET Trust Indenture — Investment Powers”.

     Subject to the provisions of applicable law, the PET Trust Indenture contains an acknowledgement that the directors and officers of the Administrator may be engaged directly or indirectly in the oil and gas industry and gas advisory and consulting businesses in Canada and elsewhere. Nothing in the PET Trust Indenture prohibits such persons from undertaking such engagements.

The PET Trust Indenture specifies that the Administrator is required to disclose to the Trustee any conflict of the interests of such persons with the interests of PET within a reasonable period of time.

     Under Canadian securities legislation, there are reporting obligations placed on persons who acquire more than a certain percentage of the securities of PET. Generally, no obligations are triggered until a threshold of 10% or more of the outstanding class of securities is acquired. The provisions dealing with the reporting obligations are complex and persons approaching such threshold should consult with their professional advisors. We also have provisions restricting non-Canadian ownership of our securities. See “Description of the Trust Units and Special Voting Units — Non-Resident Unitholders”.

     This summary may not contain all the information that is important to you. See “Where You Can Find More Information”.

Investment Powers

     Under the PET Trust Indenture, PET has broad powers to invest funds not distributed to Unitholders, including the power:

(a)	to fund POT or any subsidiary of PET to enable them to further develop their oil and natural gas assets or to acquire, directly or indirectly, further hydrocarbon producing assets and facilities of any kind related thereto; and

(b)	to make any other investments of any kind or nature including loan advances to, and acquiring shares and/or beneficial interests in, other entities,

provided that the Administrator has covenanted to use reasonable commercial efforts to ensure that PET does not acquire any investment which:

(i)	is defined as “foreign property” under any provision of the Tax Act if such acquisition would cause the Trust Units to be foreign property under the Tax Act; or

(ii)	would result in PET not being considered either a “unit trust” or a “mutual fund trust” for purposes of the Tax Act at the time such investment was acquired.

Meetings and Resolutions of Unitholders

     Meetings of Unitholders will be called at least annually. By a resolution passed at a meeting of Unitholders by more than 50% of the votes cast (an “Ordinary Resolution”), Unitholders will vote on:

(a)	the appointment of the Trustee;

(b)	the appointment or removal of our auditors; and

(c)	the election or removal of the Administrator’s directors.

     A special resolution of at least 66 2/3% of the votes cast by Unitholders at a validly called meeting (a “Special Resolution”) is necessary for, among other things:

(a)	removal of the Trustee;

(b)	amending the PET Trust Indenture (except as described under “The PET Trust Indenture — Amendments to the PET Trust Indenture”);

(c)	subdivision or consolidation of the Trust Units (unless otherwise provided for in the PET Trust Indenture — see “Description of the Trust Units and Special Voting Units — Distributions”);

(d)	sale of all or substantially all of PET’s assets other than:

(i)	a sale to an entity wholly-owned, directly or indirectly, by PET; or

(ii)	a sale pursuant to any enforcement or realization proceedings by any person that has been granted a security interest over all or part of the assets of PET;

(e)	termination or winding-up of the affairs of PET; and

(i)	a sale to an entity wholly-owned, directly or indirectly, by PET;

(ii)	a sale made in conjunction with the sale of the corresponding interest in the oil and gas properties of POT to which such Royalty relates, subject to necessary approvals of the board of directors of the Administrator and Unitholders, if any, under that Royalty. See “The POT Royalty Agreement — Disposition of Properties”; or

(iii)	a sale made pursuant to or in connection with any enforcement or realization proceedings of lenders to PET or POT upon security interests granted to them;

(f)	termination or winding-up of the affairs of PET; and

(g)	appointment of an inspector to investigate the Trustee’s performance.

     Meetings of Unitholders shall be held in the City of Calgary, or at such other place as the Trustee designates. In addition to annual meetings, the Trustee may require further meetings, or Unitholders holding not less than 5% of the outstanding Trust Units or the Administrator may requisition a meeting.

     Unitholders may attend and vote at all meetings of Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. A quorum for any meeting shall be two or more persons, present in person or represented by proxy, holding in the aggregate not less than 5% of the votes attaching to all outstanding Trust Units. We will include holders of Special Voting Units for the purposes of calculating a quorum.

The Trustee

     The PET Trust Indenture appoints Computershare Trust Company of Canada as PET’s trustee. The Trustee may exercise all rights, powers and privileges that could be exercised by a beneficial owner of PET’s assets.

     The Trustee’s initial appointment is until the first annual meeting of the Unitholders. The Trustee shall be reappointed or changed at every annual meeting of Unitholders and will continue to hold the office of Trustee until the Unitholders appoint a successor.

     The Trustee may resign from the office on giving not less than 60 days’ notice in writing. The Trustee may be removed by notice in writing delivered by the Administrator to the Trustee at any time the Trustee no longer satisfies the financial or other qualification requirements under the PET Trust Indenture. Such resignation or removal becomes effective upon the acceptance or appointment of a successor trustee. The Trustee, the Administrator or any Unitholder may make application to a court with appropriate jurisdiction to appoint a successor trustee if one has not been put in place within certain time periods as detailed in the PET Trust Indenture.

     We will pay the Trustee fees and reimburse the Trustee for reasonable expenses it incurs in connection with the administration of PET. The Trustee shall have a lien on PET’s assets with priority over the interests of the Unitholders to enforce payment of its fees and these expenses.

Delegation of Authority, Administration and Trust Governance

     The Trustee may grant or delegate to the Administrator or other persons such power and authority as the Trustee may deem necessary or desirable to perform any of the duties of the Trustee. The Trustee has effectively delegated to the Administrator all significant management, administrative and governance functions pertaining to PET, including matters related to:

(a)	any sale or surrender of any Royalty;

(b)	any demand under, or sale or surrender, of any debt instruments;

(c)	any sale or surrender of any interest that PET holds in POT or in any other entity it controls, directly or indirectly;

(d)	any acquisition or disposition of permitted investments;

(e)	any offering of securities;

(f)	any terms and any amendment to any Royalty Agreement, the POT Trust Indenture and any agreement from time to time entered into between PET and any entity controlled directly or indirectly by PET providing for terms and conditions governing that entity (the “PET Material Agreements”);

(g)	any underwriting agreement;

(h)	any exercise of rights, powers and privileges relating to a response to an offer for Trust Units or for all or substantially all of the assets of PET, or of any its subsidiaries;

(i)	any redemption of Trust Units;

(j)	credit facilities, borrowings, hedging, security for indebtedness (including guarantees) or other agreement to facilitate our borrowing;

(k)	any financial statements and tax filings;

(l)	any compliance with PET’s legal or listing obligations;

(m)	any calculation of distributions; and

(n)	any meetings of Unitholders.

     The Administrator may further delegate the powers and authorities that the Trustee delegated to it under the terms of the PET Trust Indenture.

     The Trustee cannot delegate the following rights, duties and obligations:

(a)	without limiting the duties and obligations of the Transfer Agent, (hereinafter defined), the countersigning, transferring and cancelling of certificates representing Trust Units and the maintenance of registers of Unitholders;

(b)	the payment and delivery of distributions to Unitholders;

(c)	amending the provisions of the PET Trust Indenture other than making changes or corrections that legal counsel to the Trustee advises are necessary or desirable and are not materially adverse to the interests of the Unitholders or the Administrator;

(d)	waiving the performance or breach of the provisions of the PET Trust Indenture;

(e)	terminating the PET Trust Indenture and the PET Material Agreements; and

(f)	indemnifying the Administrator, any entity PET controls directly or indirectly, and the directors, officers, employees and agents of those entities in connection with services they perform for PET or the Trustee.

Limitations on Liability of the Trustee and the Administrator

     The Trustee, the Administrator and their respective directors, officers, employees and agents shall not be liable to any Unitholder (in its capacity as such), in tort, contract or otherwise, in connection with any matter pertaining to PET including, without limitation:

(a)	any error in judgment;

(b)	any action taken or suffered or omitted to be taken in good faith in reliance on either any document that is prima facie properly executed or any Ordinary Resolution or Special Resolution;

(c)	any dealing with any asset that resulted in the depreciation of or loss to PET;

(d)	any reliance on any evaluation or assessment provided by an appropriately qualified person;

(e)	any reliance in good faith on any communication from the Administrator to the Trustee or from the Trustee to the Administrator as to any matter, fact or opinion; and

(f)	any other action or failure to act.

     The Trustee, the Administrator and any of their respective directors, officers, employees or agents remain liable for their own gross negligence, wilful misconduct or fraud. The PET Trust Indenture provides that, in addition to any other indemnity provided by contract or at law, the Trustee, each of its directors, officers, employees and agents and each of their respective heirs, executors, successors and assigns (collectively in this paragraph, the “indemnified parties”) are to be indemnified out of the assets of PET in respect of all liabilities, losses, costs, charges, damages, penalties and expenses (collectively in this paragraph, the “liabilities”) suffered or incurred in respect of any claims or proceedings that are proposed or commenced against any indemnified party in respect of acting as or on behalf of PET or the Trustee, any act, omission or error in respect of PET or the carrying out of any Trustee’s duties or responsibilities under the PET Trust Indenture (including any such liabilities relating to environmental matters and issues). However, such indemnification will not be applicable to an indemnified party to the extent that any of such liabilities is suffered or incurred as a result of the indemnified party’s own gross negligence, wilful misconduct or fraud.

     The Trustee and its directors, officers, employees and agents have a lien on the assets of PET to enforce payment of the indemnification provided to them. This lien has priority over the interests of Unitholders in PET. The Administrator has a lien to enforce payment of the indemnification provided to it. This lien has priority over the interests of the Unitholders in PET, but will be subordinated and postponed to any security interests granted to lenders of PET. The indemnities to the directors, officers, employees and agents of the Administrator are unsecured obligations and do not constitute a lien on the assets of PET. The Trustee may, however, grant a security interest in the assets of PET to secure any such indemnity obligation to any such person if that person delivers a subordination and postponement satisfactory to the lenders of PET.

     The PET Trust Indenture provides that, in the exercise of the powers provided to it, the Trustee will be deemed to be acting as trustee of the assets of PET and will not be subject to any personal liability for any liabilities or obligations against or with respect to PET or its assets. The Trustee will have no liability for any matters delegated to or actions taken by the Administrator.

     The PET Trust Indenture does not hold the Administrator or any of its directors, officers, employees or agents or respective successors to the standard of a trustee in respect of matters delegated to the Administrator. The PET Trust Indenture provides that, in addition to any other indemnity provided by contract or at law, the Administrator, each of its directors, officers, employees and agents and each of their respective heirs, executors, successors and assigns (collectively in this paragraph, the “indemnified parties”) are to be indemnified out of the assets of PET in respect of all liabilities, losses, costs, charges, damages, penalties and expenses (collectively in this paragraph, the “liabilities”) suffered or incurred in respect of any claims or proceedings that are proposed or commenced against any indemnified party in respect of acting or not acting in connection with matters delegated to the Administrator, any act, omission or error in respect of PET or the carrying out of any of the matters delegated to the Administrator under the PET Trust Indenture (including any such liabilities relating to environmental matters and issues). However, such indemnification will not be applicable to an indemnified party to the extent that any of such liabilities is suffered or incurred as a result of the indemnified party’s own gross negligence, wilful misconduct or fraud.

     The PET Trust Indenture provides that none of the Unitholders, PET or the Trustee, in their respective capacities, shall have any right of action against the Administrator or any of the directors, officers, employees or agents of the Administrator or any of their respective heirs, executors, successors and assigns, for acts of the Administrator or any of the directors, officers, employees or agents of the Administrator, where such action is based on any allegation that the Administrator or any director, officer, employee or agent of the Administrator was a trustee for, or acting in a fiduciary capacity (or any other basis similar thereto) with respect to, the Unitholders, PET or the Trustee, in their respective capacities as such, in respect of matters delegated to the Administrator under the PET Trust Indenture.

     The PET Trust Indenture provides that the Administrator will have no liability for any matters delegated by it to third persons for the actions of those third persons. The Administrator will be entitled to the indemnities provided to it in respect of that delegation and actions provided the Administrator has monitored the performance of the third party in accordance with the appropriate standard of care.

Expenses of the Administrator

     PET will reimburse the Administrator for reasonable expenditures and costs the Administrator incurs in the management and administration of PET. This reimbursement is not intended to provide the Administrator, directly or indirectly, with any financial gain or loss. The Administrator has agreed that such reimbursement will be only to the extent necessary to reimburse the Administrator for actual costs incurred, including any costs of capital in respect of carrying any such costs, together with any goods and services taxes applicable thereto, until reimbursement. The Administrator has a lien on the assets of PET to enforce payment of the costs and expenses and other amounts PET must pay or reimburse to the Administrator. The Administrator’s lien has priority over the interests of Unitholders, but is subordinated and postponed to any security interests granted to any lender.

Amendments to the PET Trust Indenture

     The Trustee may amend any of the provisions of the PET Trust Indenture at any time, without the consent, approval or ratification of any of the Unitholders or any other person, for the purpose of:

(a)	ensuring that PET will comply with any applicable laws or requirements of any governmental agency or authority of Canada or of any province;

(b)	ensuring that PET will satisfy the provisions of each of subsections 108(2) and 132(6) of the Tax Act as from time to time amended or replaced;

(c)	ensuring that such additional protection is provided for the interests of Unitholders as the Trustee may consider expedient;

(d)	removing or curing any conflicts or inconsistencies between the provisions of the PET Trust Indenture or any PET Material Agreement, or any applicable law or regulation of any jurisdiction, provided that in the opinion of the Trustee the rights of the Trustee, the Administrator and of the Unitholders are not prejudiced thereby;

(e)	making changes for any other purpose not inconsistent with the terms of the PET Trust Indenture and any agreement between PET and any entity providing for the payment of a royalty to PET, including the POT Royalty Agreement (the “Royalty Agreements”), including curing, correcting or rectifying any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions, provided that in the opinion of the Trustee, the rights of the Trustee, the Administrator and of the Unitholders are not prejudiced thereby; and

(f)	providing for the electronic delivery by PET to the Unitholders (including Special Unitholders) of documents relating to PET (including annual and quarterly reports and financial statements and proxy-related materials) in accordance with applicable law from time to time.

     Notwithstanding any other provision of the PET Trust Indenture, the Trustee may, at any time on or before the date of the execution of the POT Royalty Agreement, amend and/or restate any of the provisions of the PET Trust Indenture, as directed in writing by the Administrator, without the approval of the Unitholders.

Takeover Bids

     The PET Trust Indenture provides that if an offeror makes a takeover bid for the Trust Units and acquires 90% or more of the Trust Units (other than Trust Units held at the date of the takeover bid by or on behalf of the offeror or associates or affiliates of the offeror) the offeror may acquire the Trust Units of Unitholders who did not accept the takeover bid, without the consent or approval of such Unitholders, on the offeror’s terms under the takeover bid.

Termination of PET

     PET will terminate on December 31, 2102. The Unitholders may vote by Special Resolution to terminate PET at an earlier date only if:

(a)	holders of not less than 20% of the issued and outstanding Trust Units request in writing that PET be terminated and a quorum constituted by the holders of not less than 50% of the issued and outstanding Trust Units is present in person or by proxy at the meeting at which the Special Resolution is adopted; or

(b)	the Trust Units have become ineligible for investment by Canadian registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.

     Upon the Unitholders’ vote to terminate PET, the Trustee shall commence to wind-up the affairs of PET. The Trustee will sell and convert into money, or otherwise dispose of, the Royalties and other assets in accordance with the directions, if any, of the Unitholders and the Administrator. PET will not be wound-up until the Trustee has disposed of all Royalties and other investments.

     The Trustee will liquidate all of PET’s assets, satisfy or provide for PET’s obligations and then distribute any remaining proceeds to Unitholders. Unitholders must tender their Unit Certificates to receive their share of the proceeds. PET will terminate when the Trustee has disposed of all of PET’s assets and satisfied or provided for all of PET’s obligations. In no event is the winding-up of the affairs of PET to exceed ten years.

Auditors of PET, Reporting to Unitholders

     PET’s auditors must be an independent recognized firm of chartered accountants with an office in Calgary, Alberta. KPMG LLP, Chartered Accountants, are the first auditors and will hold office until the first annual meeting of Unitholders. Unitholders will appoint auditors at each successive annual meeting. The Trustee, with the approval of the Unitholders, may remove the auditors and appoint new auditors.

     PET will be subject to the continuous disclosure obligations under applicable securities legislation including the obligation to file quarterly and annual financial reports. PET’s year-end will be December 31.

THE POT TRUST INDENTURE

     All of the beneficial interest in POT is held by the Administrator, as the trustee of POT, for the benefit of and on behalf of PET. See “Formation of Trust Structure and Structuring Transactions”.

Power and Authority of the Administrator as trustee of POT

     The POT Trust Indenture provides the Administrator, as trustee of POT, with the widest possible latitude and discretion in carrying out its rights and duties as trustee of POT, including, the power and capacity to:

(a)	sell, transfer, assign and convey all or any part of POT’s property;

(b)	retain any investments in real or personal property which come into its possession as trustee;

(c)	invest and reinvest any property coming into its hands as trustee in its sole discretion without being limited by any statute covering investments by trustees;

(d)	vote any securities;

(e)	act as the absolute representative of PET in respect of matters pertaining to the administration of the assets of POT;

(f)	invest POT’s property and assets in investments of every nature;

(g)	borrow money from or lend money to any person on such terms and conditions as the Administrator considers appropriate;

(h)	assume debt, and pledge, mortgage or otherwise encumber POT’s properties;

(i)	guarantee, indemnify or act as a surety or become jointly and severally liable with respect to the payment or performance of any indebtedness, liabilities or obligations of any person (including the beneficiary of POT, being

PET) and to pledge, mortgage or otherwise encumber POT’s properties (including all legal and beneficial interests therein, in respect of those guarantees, indemnities, suretyships or liabilities;

(j)	join, directly or indirectly, in any syndicate, partnership or joint venture contributing all or part of the properties of POT as the contribution of POT thereto;

(k)	explore, develop, purchase, hold, operate, market and divest petroleum, hydrocarbons, crude bitumen, oil sands, natural gas, coal bed methane, natural gas liquids, related hydrocarbons and any and all other substances producible in association therewith and related facilities and other miscellaneous interests;

(l)	institute, prosecute, and defend any suit, action, arbitration proceeding or other proceeding affecting the Administrator or POT’s properties;

(m)	engage in rate swap transactions and derivatives for hedging purposes; and

(n)	employ and pay any other person or persons to transact any business or to do any act of any nature in relation to POT’s assets and properties.

     The Administrator may resign as POT’s trustee on giving not less than 30 days’ written notice to PET. PET may remove the Administrator as trustee only on provision of a full release from liability for the Administrator and its directors, officers, employees and agents in respect of the administration of POT, except in respect of gross negligence, fraud or wilful misconduct. In addition, the Administrator shall cease to act as POT’s trustee if it:

(a)	enters into a liquidation, whether compulsory or voluntary, except a voluntary liquidation for the purpose of amalgamation or reconstruction;

(b)	is found not to have the capacity to act as a trustee or is found to be in breach of applicable legislation governing the activities of bodies corporate as trustees; or

(c)	is declared bankrupt or insolvent.

     The Administrator is entitled to charge POT for all expenses the Administrator reasonably incurs in carrying out its duties as trustee. The Administrator will allocate such expenses and other amounts as income or capital on POT’s assets as it sees fit.

POT Beneficiary and PET Unitholder Limited Liability

     The POT Trust Indenture provides that no beneficiary of POT (being PET) nor any of the beneficiaries of such beneficiaries (the Unitholders), in their capacity as such, will incur or be subject to any liability in connection with the assets of POT or the obligations or the affairs of POT, including acts or omissions of the Administrator. In addition, the beneficiary of POT (being PET) and its beneficiaries (being the Unitholders), in their respective capacities as such, are not contractually liable to indemnify any person for any of the above liabilities, including taxes any person may incur on behalf of POT. If, however, a court assesses any of such liabilities against PET, as beneficiary of POT, or any of the Unitholders, then those liabilities will be enforceable only against and be satisfied only out of the assets of POT. POT will indemnify PET, as beneficiary of POT, and the Unitholders, to the extent of POT’s assets, from liability arising as a result of PET or the Unitholders not having such limited liability.

     Every written contract POT enters into, unless otherwise agreed to by the Administrator, must include a provision substantially to the effect that the obligations thereunder will not be personally binding upon the Administrator, or POT’s beneficiary (being PET), including its own beneficiaries, the Unitholders, in their respective capacities as such.

     Notwithstanding the terms of the POT Trust Indenture and the PET Trust Indenture, the beneficiary of POT (being PET) and the Unitholders, in their capacities as such, may not be protected from liabilities of POT to the same extent a shareholder is protected from the liabilities of a corporation. Personal liability may also arise in respect of claims against POT (to the extent that POT does not satisfy claims) including contract claims, tort claims, environmental claims, claims for taxes and certain other statutory liabilities. Unlike many other royalty trusts and income funds our structure does not include the interposition of a limited liability entity such as a corporation or limited partnership which would provide further limited liability protection to Unitholders.

     The Administrator will conduct POT’s business so as to avoid as far as reasonably possible any material risk of liability to POT’s beneficiary (being PET) and the Unitholders, in their respective capacities as such. We intend to obtain insurance where available and appropriate for the operations of POT and the Administrator, however, the amounts and types of insurance we obtain may not be sufficient to provide full coverage.

Distributions of POT

     POT is required to distribute all of its income for tax purposes each year to PET. If any such distribution or a part thereof is contrary to any credit facility of POT, the Administrator may include in the distribution to PET, a demand subordinated, unsecured promissory note with a face amount equal to the amount of the distribution not permitted to be delivered to PET. Such notes will be subordinated and postponed to liabilities to lenders of POT and to lenders of PET whose obligations have been guaranteed by POT.

Approval Requirements of Beneficiary

     The POT Trust Indenture provides that POT’s beneficiary (being PET) must approve certain matters including:

(a)	the sale of any assets of POT to the Administrator;

(b)	the amendment of any terms of the POT Trust Indenture;

(c)	certain matters relating to the Administrator; and

(d)	the termination of POT.

Limitations of Liability of the Administrator

     The POT Trust Indenture provides the Administrator, in its capacity as POT’s trustee, with similar limitations on its liability to PET, as are provided in the PET Trust Indenture to the Administrator in connection with the powers and authorities delegated to it thereunder. The Administrator, as trustee of POT, is also provided with indemnities similar to that provided in the PET Trust Indenture to the Administrator in connection with the powers and authorities delegated to it thereunder. The POT Trust Indenture provides that the indemnities provided under the POT Trust Indenture are all unsecured claims and do not constitute a lien on the assets of POT. See “The PET Trust Indenture – Limitations on Liability of the Trustee and the Administrator”.

Prohibited Amendments to POT Trust Indenture

     The POT Trust Indenture prohibits amendments that result in any of the following:

(a)	a change to a discretionary power of any mandatory duty imposed on the Administrator as trustee, unless the Administrator consents; or

(b)	distributions of income or capital of POT among the beneficiaries of POT other than in accordance with the pro rata share of each such beneficiary, unless they otherwise consent.

THE POT ROYALTY AGREEMENT

Grant of Royalty

     Under the POT Royalty Agreement, POT grants the POT Royalty to PET with respect to the Initial Assets, the applicable interest in Additional Assets and all other petroleum and natural gas properties POT may acquire from time to time. Pursuant to the POT Royalty, PET is entitled to receive 99% of POT’s net revenue from its petroleum and natural gas properties, less permitted deductions with respect to debt payments, capital expenditures and certain other amounts.

     The POT Royalty does not constitute an interest in land. PET generally is not entitled to take its share of production in kind or to separately sell or market its share of petroleum substances produced from POT’s petroleum and natural gas properties, but can do so subject to certain conditions in the case of POT’s insolvency.

Payment of Royalty Income

     The royalty income POT pays to PET pursuant to the POT Royalty Agreement with respect to a particular payment period will be paid in cash on the 15th day (or the next business day if the 15th is not a business day) of the following month. The POT Royalty Agreement allows the board of directors of the Administrator to elect payment periods and they have determined to make distributions on a monthly basis. The POT Royalty Agreement obligates POT to pay all Alberta Crown charges that are not deductible for income tax purposes in respect of its petroleum and natural gas properties and requires PET to reimburse POT for 99% of such charges. At POT’s option, such reimbursement may be set-off against amounts POT is obliged to pay PET under the POT Royalty Agreement.

Deferred Purchase Price Obligation

     The POT Royalty attaches to all petroleum and natural gas properties POT acquires from time to time. In recognition of this feature of the POT Royalty, the POT Royalty Agreement requires PET to make certain royalty purchase payments in addition to the payment made upon the grant of the POT Royalty. These payments are referred to in the POT Royalty Agreement as “Deferred Royalty Purchase Payments” and are generally required in three circumstances. First, when POT acquires petroleum or natural gas properties, PET must pay POT as a Deferred Royalty Purchase Payment, 99% of the intangible cost of such properties that is not financed with indebtedness POT incurs or assumes. Second, when PET raises equity by way of issuing Trust Units, POT may require PET to make a Deferred Royalty Purchase Payment of up to the lesser of the net proceeds of that issuance and 99% of POT’s debt that reasonably relates to petroleum or natural gas properties previously acquired or in respect of which POT has incurred capital expenditures for which PET has not already paid a Deferred Royalty Purchase Payment. Third, POT may require PET to fund, as a Deferred Royalty Purchase Payment, 99% of capital expenditures that POT proposes to incur in respect of the intangible costs associated with petroleum or natural gas properties, to the extent such expenditures are not financed with indebtedness.

     As a result of the Deferred Royalty Purchase Payments and loans that PET will from time to time make to POT, PET will provide POT with 99% of the funding it requires to acquire petroleum and natural gas properties. POT will bear the remaining 1% of the cost of such properties and the entire cost of tangible equipment relating to any such properties utilizing its own working capital or funds it borrows for such purposes.

Acquisition of Properties

     The POT Royalty Agreement permits POT to acquire petroleum or natural gas properties that have a reserve value that is 20% or less of the reserve value of all of POT’s petroleum and natural gas properties without approval of the Administrator’s board of directors. Acquisitions in excess of this amount must be approved by the Administrator’s board of directors. The Administrator’s board of directors may add to or change the foregoing restrictions on the acquisition of such properties.

Disposition of Properties

     The POT Royalty Agreement permits POT to sell tangible and other properties related to its petroleum and natural gas properties and to license geological or other data it has rights to, so long as it acts reasonably and in accordance with prudent oil and gas industry practice. Generally, these properties will not be subject to the POT Royalty.

     The POT Royalty Agreement permits POT to dispose of petroleum and natural gas properties that are subject to the POT Royalty and requires PET to release the POT Royalty with respect to such dispositions provided that three conditions are met: (a) POT is of the reasonable opinion that such sale is in the best interest of PET; (b) if the sale is comprised of assets having a reserve value of 20% or more of the reserve value of all of POT’s petroleum and natural gas properties, the Administrator’s board of directors has approved the sale; and (c) if the sale is comprised of assets having a reserve value of 50% or more of the reserve value of all of POT’s petroleum and natural gas properties, Unitholders have approved the sale by Special Resolution. Notwithstanding the foregoing, the POT Royalty Agreement provides that if our lenders act upon their security, they may dispose of our petroleum and natural gas properties and the associated POT Royalty without obtaining the approvals referred to above.

     If POT sells any petroleum or natural gas rights, 99% of the net proceeds of the sale will, subject to the following, be allocated to PET with respect to the POT Royalty, and 1% will be allocated to POT. POT will hold the proceeds of disposition allocated to PET in trust for PET and may either pay such funds to PET, set such funds off against any Deferred Royalty Purchase Payment PET owes to POT, or use such funds to acquire additional properties or maintain and develop existing properties.

Term of POT Royalty Agreement

     The POT Royalty Agreement will continue in force for so long as POT owns any properties that are subject to such agreement, or holds any proceeds of disposition in trust for PET.

Credit Facilities

     POT is authorized to borrow funds and grant security both with respect to its own borrowing and with respect to certain third party obligations it may from time to time guarantee, such as PET’s debts, for the purpose of obtaining the credit necessary to acquire, develop and operate its properties.

THE ADMINISTRATOR

     All of the issued and outstanding shares of the Administrator are held in the name of the Trustee for the benefit of, and on behalf of, PET. The Administrator was formed primarily to act as trustee of POT and to operate, administer and manage the oil and gas business operations POT carries on.

Share Capital of the Administrator

     The share capital of the Administrator consists of an unlimited number of Class A common shares, an unlimited number of Class B common shares and an unlimited number of preferred shares issuable in series with the rights, privileges, conditions and restrictions of such preferred shares as the Administrator’s board of directors determines. As at the date hereof only one Class A common share is outstanding. Such share has been held by the Trustee for and on behalf of PET since June 28, 2002.

Directors and Officers

     Unitholders will vote on the election of directors of the Administrator on an annual basis by instructing the Trustee to cast votes or withhold from voting on the slate of directors proposed by management of the Administrator. The names, municipalities of residence, present positions with the Administrator and principal occupations during the past five years of the directors and officers of the Administrator are set out in the table below and in the text which follows thereafter:

Name and Municipality		Offices held with
of Residence	Age	the Administrator	Director Since	Principal Occupation

Clayton H. Riddell(4)(11) Calgary, Alberta	65	Chairman of the Board, Chief Executive Officer and Director	June 28, 2002	Chairman of the Board of PRL and Chief Executive Officer of PRL

Susan L. Riddell Rose(3)(10) Calgary, Alberta	37	President, Chief Operating Officer and Director	June 28, 2002	President and Chief Operating Officer of the Administrator

Cameron R. Sebastian Calgary, Alberta	39	Vice-President, Finance and Chief Financial Officer	-	Vice-President, Finance and Chief Financial Officer of the Administrator since June 28, 2002

Gary C. Jackson Calgary, Alberta	48	Vice-President, Land, Legal and Acquisitions	-	Vice-President, Land, Legal and Acquisitions of the Administrator since June 28, 2002

Myra Jones Calgary, Alberta	56	Corporate Secretary	-	Corporate Secretary of the Administrator since June 28, 2002

Kevin Marjoram Calgary, Alberta	46	Vice-President, Operations	-	Vice-President, Operations since July 1, 2002

Name and Municipality		Offices held with
of Residence	Age	the Administrator	Director Since	Principal Occupation

Donald J. Nelson(1)(3)(4)(7) Calgary, Alberta	54	Director	June 28, 2002	Private Businessman

John W. (Jack) Peltier(1)(2)(3)(7) Calgary, Alberta	62	Director	June 28, 2002	President of Ipperwash Resources Ltd.

Karen A. Genoway(2)(4)(7)(8) Calgary, Alberta	46	Director	June 28, 2002	Vice-President, Land, Onyx Energy Inc.

Howard R. Ward(1)(2)(7)(9) Calgary, Alberta	57	Director	June 28, 2002	Counsel with McCarthy Tetrault LLP, Barristers and Solicitors

Notes:

(1)	Member of the Audit and Reserves Committee.

(2)	Member of the Corporate Governance Committee.

(3)	Member of the Environment Committee.

(4)	Member of the Compensation Committee.

(5)	The Administrator does not have an executive committee.

(6)	The terms of office of all directors of the Administrator will expire on the date of the next annual shareholders’ meeting of the Administrator.

(7)	Outside directors will receive directors’ fees of $10,000 per year plus $1,000 per meeting.

(8)	Ms. Genoway owns 1,950 PRL Common Shares entitling her to 325 Dividend Units and 975 Rights.

(9)	Mr. Ward beneficially owns 2,000 PRL Common Shares entitling him to 333 Dividend Units and 999 Rights.

(10)	Ms. Riddell Rose, together with her spouse, owns 110,311 PRL Common Shares, entitling her to 18,385 Dividend Units and 55,155 Rights.

(11)	Mr. Riddell owns 87,000 PRL Common Shares in his registered retirement savings plan and exercises control over an additional 28,856,770 PRL Common Shares through his control of POG, entitling him to an aggregate of 4,823,961 Dividend Units and 14,471,883 Rights.

     Assuming no PRL stock options are exercised, after the payment of the Dividend, the directors and officers of the Administrator, as a group, will beneficially own, directly or indirectly, or exercise control or direction over, including through POG and its subsidiaries, an aggregate 4,837,538 Trust Units representing 48.82% of the then outstanding Trust Units. The directors and officers will also receive Rights pursuant to the Rights Offering and they have advised that it is their intention to acquire all Trust Units available to them under the Initial Subscription Privilege. Such persons may also subscribe under the Additional Subscription Privilege. As a result of the above stated intentions, unless all Rights issued pursuant to the Rights Offering are exercised, the percentage of the outstanding Trust Units owned directly or indirectly by the directors and officers of the Administrator as a group, will increase as a result of the Rights Offering. If these persons acquire additional Trust Units by exercising their Additional Subscription Privilege, this would further increase their percentage interest ownership of PET. See “Details of the Rights Offering — Intentions of Insiders and Others to Exercise Rights” and “Principal Holders of Securities”.

     The following is a brief description of the background of each of the Administrator’s senior officers and directors:

Clayton H. Riddell, Chairman, Chief Executive Officer and Director

     Clayton H. Riddell graduated from the University of Manitoba with a Bachelor of Science, Honours Degree in Geology. Mr. Riddell has been the Chairman of the Board and Chief Executive Officer of PRL since 1978. Until June 20, 2002 he was also the President of PRL. Mr. Riddell is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the

Canadian Association of Petroleum Producers, the Canadian Society of Petroleum Geologists, the Independent Petroleum Association of Canada, the American Association of Petroleum Geologists and the Canadian Geoscience Council. Mr. Riddell is or has been a director of the following publicly traded entities during the periods indicated: Newalta Corporation (July 1988 – present); Berkley Petroleum Corp. (1993 – March 2001); and Big Rock Brewery Ltd. (March 2001 – present). Mr. Riddell is the father of Ms. Susan L. Riddell Rose.

Susan L. Riddell Rose, President, Chief Operating Officer and Director

     Susan L. Riddell Rose graduated from Queen’s University, Kingston, Ontario with a Bachelor of Science in Geological Engineering (1986). Ms. Riddell Rose has been the President and Chief Operating Officer of the Administrator since June 28, 2002. From 1990 until June of 2002 she was employed by PRL culminating in the position of Corporate Operating Officer. Prior thereto she was a geological engineer with Shell Canada Limited. She has been a director of PRL since 2000. She is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the Canadian Society of Petroleum Geologists and the American Association of Petroleum Geologists. Ms. Riddell Rose is the daughter of Mr. Clayton H. Riddell.

Cameron R. Sebastian, Vice-President, Finance and Chief Financial Officer

     Cameron R. Sebastian graduated in 1986 from the University of Calgary with a Bachelor of Commerce. Mr. Sebastian has been Vice-President, Finance and Chief Financial Officer of the Administrator since June 28, 2002. Prior thereto he was Vice-President, Finance of Summit Resources Limited from June 2000 to June 2002. Prior thereto he was Vice-President, Finance of Pursuit Resources Corp. (an oil and gas exploration and development company) from March 1997 to April 2000. Prior thereto, he was controller of Summit Resources Limited from December 1994 to March 1997. Mr. Sebastian is a member of the Canadian and Alberta Institutes of Chartered Accountants, the Canadian Petroleum Tax Society and the Treasury Management Association of Canada.

Gary C. Jackson, Vice-President Land, Legal and Acquisitions

     Gary C. Jackson graduated in 1977 from the University of Calgary with a Bachelor of Arts in Economics and Commerce. Mr. Jackson has been the Vice-President, Land, Legal and Acquisitions of the Administrator since June 28, 2002. Prior thereto he was Vice-President, Land of Summit Resources Limited from May 2000 to June 28, 2002. Prior thereto, he was Manager of Acquisitions and Divestitures, Joint Venture – Midstream and Land Services at Petro-Canada Oil and Gas (an oil and gas exploration and development company) from October 1996 to May 2000. Mr. Jackson is a member of the Canadian Association of Petroleum Landmen and the Petroleum Acquisition and Disposition Association.

Myra Jones, Corporate Secretary

     Ms. Jones has been corporate secretary of the Administrator since June 28, 2002. From October of 1987 to June of 2002 she was corporate secretary for Summit Resources Limited (an oil and gas exploration and development company).

Kevin Marjoram, Vice-President of Operations

     Mr. Marjoram graduated from the University of Calgary with a Bachelor of Science Degree in Chemical Engineering in 1983. Mr. Marjoram has been the Vice-President of Operations of the Administrator since July 1, 2002. Prior thereto he was Area Engineering Manager, N.E. Alberta – West Side for PRL from July 2000 to June 2002. Prior thereto he held positions in an operations managerial capacity for Spire Energy Ltd. and Northrock Resources Ltd. (both public oil and gas companies). Mr. Marjoram is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

John W. (Jack) Peltier, Director

     Mr. Peltier graduated from the Royal Military College of Canada with a Bachelor of Science degree and Queen’s University at Kingston with an M.B.A. Mr. Peltier received his Chartered Financial Analyst designation in 1974 and is a member of the Association for Investment Management and Research. Since 1978 he has been President of Ipperwash Resources Ltd. and predecessor companies, a private company providing management and financial consulting services. From March 2001 he was a trustee and, most recently, Chairman of the Board of Trustees of Request Income Trust until its acquisition by Pulse Data Inc. in January 2002. From 1986 to June 2001 he was a member and, most recently, Chairman of the board of directors of Enermark Inc. and concurrently of the Board of Trustees of Enermark Income Fund. From May 2000 to June 2001 he was a member of the board of directors of Enerplus Resources Corporation, and concurrently a member of the Board of Trustees of Enerplus Resources Fund. The aforementioned entities merged to continue as Enerplus Resources Fund in June 2001. Mr. Peltier was Chief Financial Officer of

Thunder Energy Ltd. from October 1995 to September 2000 where he has been a director from October 1995 to present. From July 1995 to October 1996 he was the Chief Financial Officer of Bow Valley Energy Ltd. where he was a director from 1996 to February 2002. In the past 5 years Mr. Peltier has held numerous directorships in public entities in addition to those described above as follows: Belfast Petroleum Ltd., director (1995 to July 1999); Courage Energy Inc., director (November 2000 to July 2001); Westbrook Energy Corporation, director (November 1997 to October 1999); Manhattan Resources Ltd. (acquirer of Westbrook Energy Corporation), director (October 2001 to present); and Highridge Exploration Inc., director (June 1995 to July 1999). Mr. Peltier is a member of the Investment Committee of The Calgary Foundation. Mr. Peltier was a director and president of a publicly traded company, Granisko Resources Inc., from April 3, 1995 to August 11, 1995, having been appointed under a management services contract, which included indemnification provisions, as operational manager (with the approval of Granisko’s major creditor). He was appointed by a special investigative committee of Granisko’s board of directors established by Granisko’s major creditor after the occurrence of defaults under Granisko’s loan agreements. Before debt restructuring could be approved by shareholders, additional defaults occurred and the major creditor took steps to have a court of competent jurisdiction appoint a receiver/manager. Mr. Peltier resigned on August 11, 1995, the same date the receiver/manager was appointed. A cease trade order respecting the securities of Granisko was subsequently issued by the securities regulatory authorities.

Donald J. Nelson, Director

     Mr. Nelson holds a diploma in Computer Technology from the Southern Alberta Institute of Technology, Calgary, Alberta (1969) and graduated from Notre Dame University, Nelson, British Columbia with a Bachelor of Science degree in Mathematics (1972). He is currently a private businessman. Mr. Nelson was with Summit Resources Limited from July 1996 until its acquisition by PRL in June of 2002, where he held the position of Vice-President Operations from July 1996 to September 1998 and President and Director from September 1998 to June of 2002. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and of the Society of Petroleum Engineers.

Karen A. Genoway, Director

     Karen Genoway is a professional landman with over 23 years experience in the oil and natural gas industry. Previously, she has held the position of Land Manager for Strand Oil & Gas Ltd., and more recently, held the position of Senior Vice-President within the Enerplus Group of Companies. She was with these firms for 8 and 13 years respectively. Currently, she is the Vice-President, Land for the private company Onyx Energy Inc. From February 2001 to January 2002, she was Vice-President of Request Management Inc., manager of Request Income Trust. She is also an active member of The Canadian Association of Petroleum Land Administration, The Petroleum Joint Venture Association, The Petroleum Acquisition and Divestment Association as well as The Canadian Association of Petroleum Landmen, an organization in which she previously acted as a director. Ms. Genoway is also currently a director of Kale Investments Inc., Onyx Energy Inc. and Onyx Oil & Gas Ltd., each of which is a private company.

Howard R. Ward, Director

     Mr. Ward holds a Bachelor of Arts Degree (1967) and a Bachelor of Law Degree (1969) from the University of New Brunswick. He has been a member of the Law Society of Alberta since 1975 and is a member of the Canadian Bar Association and the Calgary Bar Association. From 1978 to 2000 he was a partner of Burstall Ward, Barristers and Solicitors. From 2000 to June of 2002 he was counsel with Donahue & Partners LLP. He was an independent member of the Power Pool Council and Market Surveillance Administrator for the Power Pool of Alberta. He is or has been a director of the following publicly traded entities during the time frames indicated: Blue Sky Resources Ltd., director (July 1999 to July 2000); Cabre Exploration Ltd., director (June 1981 to December 2000); Jet Energy Corp., director (August 1995 to November 1999); Kacee Exploration Inc. (Questar Exploration), director (May 1993 to December 1997); Fibre-Klad Industries Ltd., director (November 1992 to May 1994); and Tuscany Resources Ltd., director (October 1997 to October 2001).

     Each of the senior officers listed above, other than Mr. Riddell propose to devote their full time efforts to POT, PET and the Administrator. Mr. Riddell will remain the Chairman of the Board and President of PRL. Mr. Riddell anticipates devoting approximately 50% of his business time on efforts pertaining to POT, PET and the Administrator. Ms. Riddell Rose is currently on a maternity leave of absence and plans to return to full time employment in December 2002. Mr. Riddell will assume the role of acting President and Chief Operating Officer during Ms. Riddell Rose’s absence.

The Audit and Compensation Committees

     We have established a mandate for our Audit Committee which requires them to adhere to certain standards. The Audit Committee shall consist of not less than two outside directors and is responsible for, among other things, the review of the financial statements of both PET and POT, for the monitoring and proper selection of accounting principles and practices and the review of internal controls. It is required to report to the board of directors of the Administrator on a regular basis. The Audit Committee currently consists of Donald J. Nelson, John W. Peltier and Howard R. Ward, each of whom is an outside director.

     Our Compensation Committee shall be comprised of three members. The Compensation Committee is responsible for reviewing salaries, employee benefits and incentive compensation for the employees of the Administrator including the President and Vice-President and making recommendations to the board of directors in respect of all compensation issues. Once in each fiscal year, the Committee will review with the President the performance, development and succession of management of the Corporation. The Compensation Committee currently consists of Clayton H. Riddell, Donald J. Nelson and Karen A. Genoway. Under the ABCA, a director of the Administrator is entitled to vote on any contract relating primarily to his or her compensation.

Employees

     On August 1, 2002, the Administrator retained approximately 85 full and part-time employees, some of which have come from PRL and some of which have come from Summit, for the purposes of operating POT’s oil and gas operations. We will reimburse PRL for the services of any PRL employees for the month of July, 2002. Our employees will also render services to the Trustee and PET. Our employees will consist of approximately 55 field employees and approximately 30 office personnel, and we expect to have approximately 19 independent contractors. Concurrent with retention of these employees we will enter into an agreement (the “Administrative Services Agreement”) with PRL under which PRL will provide to POT certain administrative, financial, accounting, land management, engineering and other technical services for a transitional period to end on April 1, 2003 and the Administrator on POT’s behalf will provide to PRL certain administrative, financial, accounting, land management, engineering and other technical services relating to the Initial Assets and the Additional Assets and the business and affairs of PRL for a transitional period to end on April 1, 2003. POT will reimburse PRL, and PRL will reimburse POT, for the reasonable expenditures and costs that either incur in rendering such services, including general and administrative costs and expenses. Neither party will charge fees over and above such costs and expenditures. The technical staff at PRL who have been responsible for managing the Initial Assets and Additional Assets for a number of years are employed by the Administrator for and on behalf of POT and will be responsible for the ongoing management of these properties on behalf of POT. The continuity of this technical team should ensure the continued efficient exploitation of our asset base. See “The Administrator – Employees”.

Executive Compensation

     We have employment agreements with the following executive officers:

Susan L. Riddell Rose, President and Chief Operating Officer

•	annual compensation (including allowances) — $225,000

•	Unit Incentive Rights – 200,000 Incentive Rights

•	reviewable annually

Clayton H. Riddell, Chairman, Chief Executive Officer

•	annual compensation (including allowances) — $175,000

•	Unit Incentive Rights – 200,000 Incentive Rights

•	reviewable annually

Cameron R. Sebastian, Vice-President, Finance and Chief Financial Officer

•	annual compensation (including allowances) — $180,648

•	Unit Incentive Rights – 80,000 Incentive Rights

•	retention bonus payable on or after December 31, 2002 — $50,000

•	reviewable annually

Gary C. Jackson, Vice-President, Land, Legal and Acquisitions

•	annual compensation (including allowances) — $183,561

•	Unit Incentive Rights – 100,000 Incentive Rights

•	reviewable annually

•	right to terminate in favor of employee upon written notice on or prior to February 1, 2003 which will obligate us to make a lump sum payment of $123,000 less applicable taxes and to extend 6 months of benefits coverage

Kevin Marjoram, Vice-President, Operations

•	annual compensation (including allowances) — $139,000

•	Unit Incentive Rights – 80,000 Incentive Rights

•	reviewable annually

UNIT INCENTIVE PLAN

     Subject to regulatory approval, PET has adopted a unit incentive plan (the “Unit Incentive Plan”) which permits the Administrator’s board of directors to grant non-transferable rights to purchase Trust Units (“Incentive Rights”) to our employees, officers, directors and other service providers. The purpose of the Unit Incentive Plan is to provide an effective long term incentive to eligible participants and to reward them on the basis of our long term performance and distributions.

     The Administrator’s board of directors will administer the Unit Incentive Plan and determine participants in the Unit Incentive Plan, numbers of Incentive Rights we grant and the terms of vesting of Incentive Rights. The grant price of the Incentive Rights (the “Grant Price”) shall be equal to the per Trust Unit closing price on the trading date immediately preceding the date of grant, unless otherwise permitted. The holder of the Incentive Rights may elect to reduce the strike price of the Incentive Rights (the “Strike Price”). Upon such election the Administrator would reduce the Strike Price by deducting from the Grant Price the aggregate amounts of all distributions on a per Trust Unit basis that PET pays Unitholders after the date of grant which represent a return of more than 2.5% per quarter on PET’s consolidated net fixed assets on its balance sheet at each calendar quarter end. We will adjust on a quarterly basis and in no case may the Strike Price be less than $0.001 per Trust Unit.

     Incentive Rights are exercisable for a maximum of 10 years from the date of the grant thereof and are subject to early termination upon the holder ceasing to be an eligible participant, or upon the death of the holder. In the case of early termination, a holder is entitled, from the date the holder ceased to be an eligible participant to the earlier of 60 days and the end of the exercise period, to exercise vested Incentive Rights. The holder may exercise such Incentive Rights at the Strike Price in effect at the time the holder ceased to be an eligible participant. In the case of death, the estate of the holder is entitled, from the date of death to the earlier of 6 months and the end of the exercise period, to exercise vested Incentive Rights at the Strike Price in effect at the date of death. Incentive Rights not vested at the date of termination of the holder or at date of the holder’s death are immediately null and void.

     Subject to applicable regulatory approval, we have reserved 3,963,906 Trust Units for issuance under the Unit Incentive Plan, or such lesser number of Trust Units equal to 10% of the number of Trust Units outstanding following the closing of the Rights Offering. We may only increase the number of Trust Units reserved for issuance under the Unit Incentive Plan with the Unitholders’ approval and any necessary regulatory approval. The Unit Incentive Plan contains provisions for adjustments to the number of Trust Units issuable thereunder and the Strike Price therefor in the event of a subdivision, consolidation, reclassification or change to the Trust Units. The Unit Incentive Plan further provides for accelerated vesting of Incentive Units if there is a change of control of PET, POT or the Administrator.

     Upon the payment of the Dividend, we intend to grant Incentive Rights to purchase an aggregate of 1,100,000 Trust Units at Grant Prices of $5.05 per Trust Unit, expiring 5 years from the date of grant as follows:

Incentive Right Holder	Grant Price	Number of Incentive Rights

C.H. Riddell	$5.05	200,000
S.L. Riddell Rose	$5.05	200,000
Gary C. Jackson	$5.05	100,000
Cameron R. Sebastian	$5.05	80,000
Kevin Marjoram	$5.05	80,000
Howard R. Ward	$5.05	15,000
Karen A. Genoway	$5.05	15,000
John W. Peltier	$5.05	15,000
Donald J. Nelson	$5.05	15,000
All Other Employees	$5.05	380,000

Total		1,100,000

DISTRIBUTION REINVESTMENT AND OPTIONAL UNIT PURCHASE PLAN

     Subject to the receipt of certain applicable exemptive relief from the securities commissions in the provinces and territories of Canada, we intend to establish a Distribution Reinvestment and Optional Unit Purchase Plan (the “Plan”). The Plan will only be available to Unitholders who are residents of Canada.

     Upon the implementation of the Plan, eligible Unitholders may, at their option, purchase additional Trust Units (the “DRIP Units”) by directing the Plan Agent (defined below) to apply cash distributions on their existing Trust Units (the “Cash Distributions”) to the purchase of DRIP Units (the “Distribution Reinvestment Option”) or by making optional cash payments (the “Cash Payment Option”). Computershare Trust Company of Canada (the “Plan Agent”) will purchase DRIP Units from our treasury, subject to certain limitations, at a price determined by reference to 95% of average market prices as described in the Plan. Under the Cash Payment Option, a participant may, through the Plan Agent, purchase DRIP Units up to a stipulated maximum dollar amount per month and subject to a minimum amount per remittance. The aggregate number of DRIP Units that may be purchased in any financial year of PET will be limited based on the number of Trust Units issued and outstanding at the start of the financial year. Participants will not have to pay any brokerage fees or service charges in connection with the purchase of DRIP Units.

     We reserve the right to determine the number of DRIP Units available for purchase under the Plan for any distribution payment date. In respect of any distribution payment date, if fulfilling all of the elections under the Plan would result in our exceeding the limitations on the number of DRIP Units issuable under the Plan, then we will accept elections for the purchase of DRIP Units on such distribution payment: (i) first, from participants electing the Distribution Reinvestment Option; and (ii) second, from participants electing the Cash Payment Option. If we are unable to accept all elections in a particular category, then we will prorate purchases of DRIP Units on the applicable distribution payment date among all participants in that category according to the number of DRIP Units they seek to purchase.

PRINCIPAL HOLDERS OF SECURITIES

     As at July 25, 2002, based upon the list maintained by PRL’s transfer agent, 48,066,737 PRL Common Shares (approximately 80.8% of the issued and outstanding PRL Common Shares) are held of record by persons with addresses in Canada.

     As at August 12, 2002, the directors and senior officers of the Administrator, as a group, beneficially owned, directly and indirectly, or exercised control or direction over, 29,025,231 PRL Common Shares (48.82% of the issued and outstanding PRL Common Shares). None of these individuals or entities has control or direction over greater than 5% of the PRL Common Shares with the exception of C.H. Riddell, who directly and indirectly, through POG and its subsidiaries Treherne and 409790, exercises control and direction over 28,943,770 PRL Common Shares (48.68% of the issued and outstanding PRL Common Shares). C.H. Riddell is the controlling shareholder of POG. S.L. Riddell Rose is also a shareholder of POG.

     Following payment of the Dividend, assuming one Dividend Unit will be issued for each six PRL Common Shares, we expect that directors and senior officers of the Administrator as a group will beneficially own, directly or indirectly, or exercise control or direction over 4,837,961 Trust Units (48.82% of PET), including through POG which will exercise control and direction over 4,809,461 Trust Units (48.53% of PET). Certain of these persons have indicated their intention to subscribe for Trust Units under the Initial Subscription Privilege. To the extent that all of the Rights are not exercised, and such persons subscribe for additional Trust Units under the Additional Subscription Privilege, they will increase their percentage interest ownership of PET. See “Details of the Dividend” and “Details of the Rights Offering – Intentions of Insiders and Others to Exercise Rights”.

     To the knowledge of the directors and officers of the Administrator, the only person or corporation who will beneficially own, directly or indirectly, or exercise control or direction over, Trust Units of PET carrying more than 5% of the voting rights attached to such Trust Units as at the occurrences specified below will be:

		Number of Trust	Number of Trust
		Units Held After	Units Held After
		Dividend and	Rights Offering and
Name and Municipality	Type of Ownership/Control	Percentage	Percentage

Paramount Oil & Gas Ltd.(2)(3) Calgary, Alberta	Beneficial (direct and indirect)	4,809,461 (48.53%)	19,237,844(1)(3) (48.53%)

Fidelity Management & Research Company and Fidelity Management Trust Company Boston, Massachusetts USA(5)	Beneficial	1,010,983 (10.2%)	-(6)

Notes:

(1)	Assumes full subscription under the Initial Subscription Privilege but not under the Additional Subscription Privilege and that one Dividend Unit is issued for each six PRL Common Shares.

(2)	C.H. Riddell exercises control and direction over POG.

(3)	On payment of the Dividend, POG will hold 4,217,195 Trust Units directly, 452,700 Trust Units will be held by POG’s subsidiary 409790 Alberta Ltd. and 139,566 Trust Units will be held by POG’s subsidiary Treherne Resources Ltd.

(4)	C.H. Riddell will hold an additional 14,500 Trust Units in his registered retirement savings plan.

(5)	Fidelity exercises control through accounts and funds managed by it over 6,065,900 PRL Common Shares which entitles it to 1,010,983 Trust Units on payment of the Dividend.

(6)	Fidelity has not indicated its intention to subscribe for Trust Units under the Rights Offering.

GOVERNMENT REGULATIONS

     Various levels of government impose extensive controls and regulations on the oil and natural gas industry. Some of the more significant aspects are outlined below.

The North American Free Trade Agreement

     We are bound by the energy terms of the North American Free Trade Agreement (“NAFTA”), among the governments of Canada, the United States and Mexico. Canada is able to restrict exports or energy resources if the export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period), (ii) impose an export price higher than the domestic price, or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements. NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. NAFTA contemplates a fair implementation of regulatory changes and minimal disruption of contractual arrangements.

Land Tenure

     The governments of the western provinces of Canada own most of the crude oil and natural gas located in such provinces. These provincial governments grant rights to explore for and produce oil and natural gas for varying terms and on conditions set forth in legislation. Oil and natural gas located in such provinces can also be privately owned. Private owners may grant rights to explore for and produce oil and natural gas on negotiated terms.

Royalties and Incentives

     In addition to federal regulation, the province of Alberta has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Negotiations between the mineral owner and the lessee determines royalties payable on production from lands other than Crown lands. Government regulation determines Crown royalties which are generally calculated as a percentage of the gross production. The rate of Crown royalties payable depends in part on the prescribed reference prices, well productivity, geographical location, field discovery date, the method of recovery and the type or quality of the petroleum product. The governments of Canada and Alberta have established incentive programs including royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced production projects.

     Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing oil reserves. Oil produced from horizontal extensions commenced at least five years after the well was originally spud may qualify for a royalty reduction. An “8,000 cubic metre” exemption is available for production from a well that has not produced for a 12 month period, if production is resumed after September 30, 1992 and prior to February 1, 1993, or for a 24 month period if production is resumed after January 31, 1993. Oil produced from pools discovered after September 30, 1992 is generally eligible for a 12 month royalty holiday, subject to a $1,000,000 cap. Royalty reductions apply to oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects.

     Subject to various incentives, the Alberta Crown reserves a royalty to itself of between 15% and 30% in the case of new gas and between 15% and 35% in the case of old gas, depending upon a prescribed or corporate average reference price. A royalty exemption applies to gas produced from qualifying exploratory gas wells spud or deepened after July 31, 1985 and before June 1, 1988 up to a prescribed maximum amount.

     The ARTC program provides a producer of oil or natural gas from certain properties with a credit against the royalties payable to the Crown. The ARTC program is based on a price-sensitive formula and is a function of the Royalty Tax Credit reference price (“RTCRP”). The Department of Energy sets the value for the RTCRP quarterly based on the oil and gas par prices for the previous quarter. The ARTC rate varies between 75% (when the RTCRP falls below $100 per cubic metre), and 25% (when the RTCRP exceeds $210 per cubic metre). The ARTC rate is currently applied to a maximum of $2,000,000 of Alberta Crown Royalties payable for each producer or associated group of producers. If a property is acquired from a corporation that has claimed the maximum entitlement to ARTC, production from that property will not be eligible for ARTC. Neither the wells currently drilled on the properties comprising Initial Assets nor the Additional Assets are eligible for ARTC.

Environmental Regulation

     The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and natural gas industry operations. Such legislation can affect the location and operation of wells and other facilities and the extent to which exploration and development is permitted. Such legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in fines or clean-up orders. The Environmental Protection and Enhancement Act (Alberta) imposes strict environmental standards, stringent compliance, reporting and monitoring obligations and penalties.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Felesky Flynn LLP, special Canadian tax counsel to PRL and PET, and Stikeman Elliott, Canadian legal counsel to the Dealer Managers, the following is a summary of the principal Canadian federal income tax considerations generally applicable to PET and to holders of PRL Common Shares who are neither resident in Canada nor deemed to be resident in Canada and who receive Dividend Units and Rights and who, at all relevant times, for the purposes of the Tax Act, deal at arm’s length, and are not affiliated, with PRL or PET. This summary is based on the provisions of the Tax Act in force as of the date hereof, all proposed amendments thereto publicly released by the Minister of Finance (Canada) prior to the date of this prospectus, and counsels’ understanding of the current published administrative and assessing practices of the CCRA. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except for the proposed amendments referred to above, this summary does not take into account or anticipate any changes in law, or in administrative or assessing practices, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described in this prospectus. No advance income tax ruling has been requested from the CCRA with respect to the transactions described herein.

     This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice to any particular holder. Holders should consult their own tax advisors regarding the income tax considerations applicable to them in their particular circumstances.

Status of PET

     This summary assumes that PET will qualify as a “unit trust” and a “mutual fund trust” within the meaning of the Tax Act at the time the Dividend Units are distributed under the Dividend and at all relevant times thereafter. In order to qualify as a unit trust, Trust Units must have conditions attached thereto that include conditions requiring PET to accept, at the demand of the Unitholders and at prices determined in accordance with the conditions, the surrender of the Trust Units. In order to qualify as a mutual fund trust, there must be at least 150 unitholders each of whom owns not less than one “block” of Trust Units having a fair market value of not less than $500. This summary assumes that PET will satisfy this minimum distribution requirement immediately after the time the Dividend Units are distributed, so that it may elect to be deemed to be a mutual fund trust from the date it was established until such time, and that it will continuously satisfy the minimum distribution requirement thereafter. In addition, PET cannot reasonably be considered to be established or maintained primarily for the benefit of non-resident persons. Furthermore, the undertaking of PET must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of PET, or a combination of these activities. This summary assumes that these requirements will be satisfied so that PET will qualify as a mutual fund trust at all relevant times. In the event that PET were not to qualify as a mutual fund trust, the Canadian federal income tax considerations would, in some respects, be materially different from those described below.

Taxation of PET

     PET is subject to taxation in each taxation year on its taxable income for that year including interest and all amounts in respect of the Royalties, less the portion thereof that it deducts in respect of amounts paid or payable in the year to Unitholders. An amount will be considered to be payable to a Unitholder in a taxation year if the Unitholder is entitled in that year to enforce payment of the amount. PET’s taxation year will end on December 31of each year.

     Costs incurred by PET on the issuance of Trust Units generally may be deducted by PET at the rate of 20% per year, pro rated where PET’s taxation year is less than 365 days. PET also will be entitled to deduct reasonable current expenses incurred in its ongoing operations.

     Amounts paid by PET as consideration for royalty interests in respect of one or more Canadian resource properties, including the POT Royalty, in a taxation year generally will be added to its cumulative Canadian oil and gas property expense (“COGPE”) account. In computing its income for a taxation year, PET may deduct from any source an amount not exceeding 10%, on a declining balance basis, of its cumulative COGPE account at the end of that year, pro rated where PET’s taxation year is less than 365 days. Where, as a result of a sale of a property by POT and the extinguishment of the POT Royalty with respect thereto, proceeds of disposition become receivable by PET in a taxation year, the amount of such proceeds will be required to be deducted from the balance of PET’s cumulative COGPE account otherwise determined. If, after taking into account all additions and deductions for any taxation year, the balance of PET’s cumulative COGPE account is negative at the end of such taxation year, the negative balance will be included in the income of PET for such year.

     Under the PET Trust Indenture, an amount equal to all of the income of PET for each year net of PET’s deductions and expenses generally will be payable to its Unitholders by way of cash distributions, subject to the exceptions described below. Income also may be used to finance cash redemptions of Trust Units. Any part of the income may be payable, at the Trustee’s option, in the form of Trust Units.

     Counsel has been advised that PET intends to make sufficient distributions in each year of its net income for tax purposes so that PET generally will not be liable for any material amounts of income tax under the Tax Act.

Non-Residents of Canada

     The following portion of this summary generally is applicable to a PRL Shareholder who at all relevant times, for the purposes of the Tax Act, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Dividend Units, Rights or other Trust Units in connection with carrying on a business in Canada. Special rules, which are not discussed herein, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Dividend-in-Kind

     A non-resident PRL Shareholder who receives Dividend Units as a dividend-in-kind will be considered to have received a taxable dividend equal to the fair market value of the Dividend Units at the time of receipt (the “Dividend Payment Time”). Under the Tax Act, dividends paid or credited to a non-resident are subject to withholding tax at the rate of 25% of the gross amount of the dividends, unless such rate is reduced pursuant to the terms of an applicable income tax convention between Canada and the recipient’s jurisdiction of residence. Residents of the United States generally will be entitled to have the withholding rate reduced to 15%.

     Dividend Units received by a PRL Shareholder (including any Dividend Units sold on the holder’s behalf to pay the withholding tax for which the holder is liable) will have a cost to the holder for the purposes of the Tax Act equal to the fair market value of such Dividend Units at the Dividend Payment Time. A portion of the Dividend Units paid to a non-resident PRL Shareholder will be sold on the non-resident’s behalf in order to pay any withholding tax for which the holder is liable. Such PRL Shareholders will be treated as if they had received the Dividend Units and had disposed of them for the amount received on the sale on such holders’ behalf. Consequently, such holders may realize capital gains or capital losses, as discussed below.

Rights Offering

     The Canadian income tax consequences of the receipt of Rights issued by PET are not certain. However, the CCRA’s administrative position is that where a trust grants an option to acquire units of the trust that are to be issued by the trust there are no income tax consequences to either the trust or the recipient of the option. On the basis of this administrative position, the issuance of Rights to a non-resident holder will not be subject to Canadian withholding tax. No capital gain or loss would be realized by the holder upon the exercise of Rights.

Distributions by PET

     A distribution of income of PET to a Unitholder not resident in Canada will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax convention between Canada and the Unitholder’s jurisdiction of residence. Residents of the United States generally will be entitled to have the rate of withholding reduced to 15% of the amount of any income distribution.

Disposition of Rights or Trust Units

     A non-resident holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Rights or of Trust Units (whether on redemption, by virtue of capital distributions in excess of a Unitholder’s adjusted cost base or otherwise) unless the property disposed of constitutes “taxable Canadian property” of the non-resident holder and the non-resident holder is not entitled to relief under an applicable income tax convention. Rights or Trust Units of a holder generally will not be considered to be “taxable Canadian property” unless either: (i) at any time during the 60 month period immediately preceding the disposition of Rights or Trust Units by such holder, not less than 25% of the issued Trust Units were owned by the holder, by persons with whom the holder did not deal at arm’s length or by any combination thereof; or (ii) at the time of disposition, PET is not a “mutual fund trust” as defined in the Tax Act.

     For the purposes of Canadian federal income tax, holders who are not resident in Canada generally will compute the adjusted cost base of their Rights and Trust Units under the same rules that apply to residents of Canada.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal income tax consequences of the Dividend and Rights Offering applicable to a U.S. Holder of PRL Common Shares and the ownership and disposition of Trust Units and Rights by a U.S. Holder. This description is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. The tax treatment of a U.S. Holder may vary depending upon his or her particular situation. Certain owners (including persons who acquired PRL Common Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for the performance of services, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below. The following summary is limited to U.S. Holders who hold PRL Common Shares (and Dividend Units) as “capital assets” within the meaning of the Code at all relevant times. The discussion below does not address the effect of U.S. federal estate and gift tax or any state, local or foreign tax law on an owner of PRL Common Shares or Trust Units.

     You are urged to consult with your own tax advisors as to the particular tax consequences of the Dividend and Rights Offering to you, including the applicability and effect of any state, local or foreign laws, and the effect of possible changes in applicable tax laws.

     For purposes of this summary, a U.S. Holder is a beneficial owner that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States;

•	a partnership or corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if: (1) such trust validly elects to be treated as a United States person, or (2) (a) a court within the United States is able to exercise primary supervision over administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

Tax Treatment of Dividend and Rights Offering

     In the opinion of Carter, Ledyard & Milburn, special U.S. tax counsel to PRL and PET, the Dividend should qualify for treatment under Section 355 of the Code and the Rights Offering should qualify for treatment under Section 305, or (alternatively) 355, of the Code, and, accordingly:

•	A U.S. Holder of PRL Common Shares, Dividend Units, or other Trust Units should not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the Dividend or the Rights Offering, respectively.

•	A U.S. Holder’s aggregate tax basis for his or her PRL Common Shares on which the Dividend Units are distributed should be allocated among such PRL Common Shares and the Dividend Units received by such holder in proportion to their relative fair market values at the Dividend Payment Time. A U.S. Holder’s aggregate tax basis for his or her Dividend Units on which the Rights are distributed should then be allocated among such Dividend Units and the Rights received by such holder in proportion to their relative fair market values on the date of issuance of the Rights. A U.S. Holder’s aggregate tax basis for his or her other Trust Units on which the Rights are distributed should likewise be allocated among such other Trust Units and the Rights received by such holder in proportion to their relative fair market values on the date of issuance of the Rights.

•	A U.S. Holder’s holding period for Dividend Units should include the holding period for the PRL Common Shares on which the Dividend is paid. A U.S. Holder’s holding period for the Rights received in respect of Dividend Units should similarly include the holding period for the Dividend Units on which the Rights are issued (which would include the holding period for the PRL Common Shares on which such Dividend Units were distributed). A U.S. Holder’s holding period for the Rights received in respect of other Trust Units should include the holding period for such other Trust Units on which the Rights are issued.

•	If any of the Dividend Units that a U.S. Holder is otherwise entitled to receive are sold on such holder’s behalf in order to satisfy Canadian withholding tax obligations, such holder should be treated as having received such Dividend Units and then having sold such Dividend Units. Accordingly, such holder should recognize gain or loss equal to the difference between the proceeds from the sale of those Dividend Units and the portion of the tax basis in such holder’s PRL Common Shares that is allocable to such Dividend Units. Such gain or loss should be capital gain or loss, and a long-term capital gain or loss if such holder has held his or her PRL Common Shares for more than one year at the Dividend Payment Time. (See discussion below entitled “Tax Consequences of Holding Trust Units – Sale or Redemption of Trust Units.”)

     The opinion of Carter, Ledyard & Milburn is subject to certain assumptions and the accuracy and completeness of certain factual representations and statements made by PRL and PET, including representations specifically made for purposes of such opinion by officers of PRL and the Administrator. Some of these assumptions and representations concern future events as to which there can be no certainty. If any assumption, representation or statement is incorrect in any material respect, the conclusions reached in the opinion may not apply. However, neither PRL nor PET is aware of any present facts or circumstances that would cause such assumptions, representations or statements to be untrue or incomplete. No ruling has been or will be sought from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the Dividend or the Rights Offering. The opinion of Carter, Ledyard & Milburn represents only its view of existing tax law, as to which there is some uncertainty. Such opinion will not be binding on the Internal Revenue Service and no assurance can be given that the Internal Revenue Service or the courts will agree with Carter, Ledyard & Milburn’s opinion.

     If it should be determined that the Dividend did not qualify for tax-free treatment under Section 355 of the Code, each U.S. Holder of PRL Common Shares would be treated as receiving a distribution in an amount equal to the fair market value of the Dividend Units at the Dividend Payment Time. Any such distribution would be taxed first as a dividend to the extent of such U.S. Holder’s pro rata share of PRL’s current and accumulated earnings and profits, and then as a non-taxable return of capital to the extent of such U.S. Holder’s tax basis in his or her PRL Common Shares, with any remaining amount being taxed as capital gain. A U.S. Holder’s tax basis in the Dividend Units would be equal to the fair market value of the Dividend Units at the Dividend Payment Time. A U.S. Holder’s subsequent receipt of Rights pursuant to the Rights Offering would not be subject to tax. A U.S. Holder’s aggregate tax basis for his or her Dividend Units on which the Rights are distributed would be allocated among such Dividend Units and the Rights received by such holder in proportion to their relative fair market values on the date of issuance of the Rights.

     The Treasury Regulations require each holder of PRL Common Shares who receives Dividend Units pursuant to the Dividend to attach to his or her U.S. federal income tax return for the year in which the Dividend is paid a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the transaction.

     As further described in the discussion of Certain Canadian Federal Income Tax Considerations (see section entitled “Non-Residents of Canada – Dividend-in-Kind”), a U.S. Holder will be considered to have received a taxable dividend for Canadian income tax purposes equal to the fair market value of the Dividend Units distributed pursuant to the Dividend at the Dividend Payment Time, and such dividend will be subject to Canadian withholding tax. U.S. Holders of Trust Units generally will have the option of claiming the amount of any Canadian income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, the applicability of which must be determined on an individual basis by each U.S. Holder. These limitations include rules that limit foreign tax credits allowable with respect to specific classes of foreign source income to the U.S. federal income taxes otherwise payable with respect to each such class of income. Canadian income taxes withheld upon the Dividend may not be creditable for U.S. federal income tax purposes since the Dividend will not produce any foreign source income for a U.S. Holder of PRL Common Shares if it is tax-free for U.S. federal income tax purposes. A U.S. Holder may in some circumstances deduct (as an itemized deduction) foreign taxes in computing taxable income for the taxable year, but only if such U.S. Holder does not elect to claim a foreign tax credit in respect of any foreign taxes paid by such holder during such year.

Tax Consequences of Holding Trust Units

Classification of PET

     PET will elect to be treated as an association taxable as a corporation for U.S. federal tax purposes. As a corporation for U.S. federal tax purposes, PET would be subject to U.S. corporate tax on its net income attributable to earnings that are effectively connected with a U.S. trade or business. If PET is subject to U.S. corporate tax, it will be required to file a U.S. federal corporate income tax return. It is not anticipated, however, that PET will be engaged in a U.S. trade or business.

Taxation of Cash Distributions from PET

     Subject to the passive foreign investment company rules discussed below, a U.S. Holder of Trust Units will be required to include in gross income as ordinary income the gross amount of any distribution, including any Canadian taxes withheld from the amount paid, to the extent the distribution is paid out of PET’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction otherwise allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

     To the extent that the amount of any distribution exceeds PET’s current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in his or her Trust Units, to the extent thereof, and then as capital gain.

     Amounts considered to be dividends which are paid in Canadian dollars will be included in the U.S. Holder’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received. A U.S. Holder who receives a dividend paid in Canadian dollars and converts Canadian dollars into U.S. dollars at an exchange rate other than the rate in effect on the date of receipt of the dividend may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

     Subject to the limitations described above, U.S. Holders of Trust Units generally will have the option of claiming the amount of any Canadian income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their

U.S. federal income tax liability. Distributions of current or accumulated earnings and profits generally will be foreign source “passive” income or, in the case of certain holders, “financial services” income for U.S. foreign tax credit purposes.

Sale or Redemption of Trust Units

     Any sale or redemption (except as described below) of Trust Units, including sales of Trust Units deemed to be received pursuant to the Dividend to pay Canadian withholding taxes thereon, generally will result in the recognition of gain or loss by a U.S. Holder for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or redemption and the U.S. Holder’s adjusted tax basis in the Trust Units. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Trust Units were held for more than one year (including the carryover, if any, of the holding period for PRL Common Shares) at the time of the sale or redemption. For purposes of the foreign tax credit, any gain that is recognized on the sale or redemption of the Trust Units generally will be U.S. source income, and any losses recognized generally will be applied to reduce U.S. source income. Deduction of capital losses is subject to certain limitations under the Code.

     In the case of a cash basis U.S. Holder who receives Canadian dollars in connection with the sale or redemption of Trust Units, the amount realized will be based on the U.S. dollar value of the Canadian dollars received with respect to the Trust Units as determined on the settlement date, in the case of a sale, or on the date on which the redemption price is paid by PET, in the case of a redemption. A U.S. Holder who receives payment in Canadian dollars and converts Canadian dollars into United States dollars at a conversion rate other than the rate in effect on the settlement date, or the date on which the redemption price is paid by PET, as the case may be, may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

     An accrual basis U.S. Holder who receives Canadian dollars in connection with the sale or redemption of Trust Units may elect the same treatment required of cash basis taxpayers with respect to a sale or redemption of Trust Units, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences in the U.S. dollar value of the currency received on the trade date and the settlement date, or on the date on which notice of redemption is given to PET and the date on which the redemption price is paid by PET, in the case of a redemption. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by such U.S. Holder on the sale or disposition of such Trust Units.

     In certain circumstances, amounts received upon redemption of Trust Units may be treated as a dividend, rather than as a payment in exchange for the Trust Units which results in recognition of capital gain or loss, as described above. In these circumstances, the redemption payment would be treated as ordinary dividend income to the extent that such payment is made out of PET’s current or accumulated earnings and profits, as calculated for United States federal income tax purposes. The determination of whether a redemption will be treated as a dividend rather than as payment in exchange for the Trust Units will depend upon whether and to what extent the redemption reduces the U.S. Holder’s percentage stock ownership interest in PET. A redemption will be treated as an exchange of stock that produces a capital gain or loss if the redemption either (1) completely terminates the U.S. Holder’s interest in PET under section 302(b)(3) of the Code, (2) is “substantially disproportionate” with respect to the U.S. Holder under section 302(b)(2) of the Code, or (3) is “not essentially equivalent to a dividend” under section 302(b)(1) of the Code.

     A redemption will completely terminate a U.S. Holder’s interest in PET if, as a result of the redemption, such holder no longer owns any Trust Units, directly or constructively after application of the attribution rules of sections 302(c) and 318 of the Code. A redemption generally will be “substantially disproportionate” with respect to a U.S. Holder if (1) the ratio of the Trust Units owned by such holder (including Trust Units attributed to the holder under sections 302(c) and 318 of the Code) immediately after the redemption to all the Trust Units of PET is less than 80% of the same ratio for the Trust Units owned by the holder immediately before the redemption, and (2) the holder owns less than 50% of the combined voting power of the Trust Units immediately after the redemption. Whether a redemption is “not essentially equivalent to a dividend” with respect to a U.S. Holder will depend upon the holder’s particular circumstances. The Internal Revenue Service has ruled that a redemption of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is “not essentially equivalent to a dividend” if such shareholder has any reduction in his percentage stock ownership. In determining whether any of the foregoing tests have been satisfied, the U.S. Holder is deemed, under the constructive ownership rules of sections 302(c) and 318 of the Code, to own any Trust Units owned by certain related persons and entities and any Trust Units which the holder or certain related persons and entities have an option to acquire. However, because of the complexities in applying the foregoing rules, each U.S. Holder should consult with his or her own tax advisor to determine whether in the holder’s own particular case a redemption of Trust Units will be treated as a dividend or as a payment in exchange for the Trust Units.

Passive Foreign Investment Company

     For U.S. federal income tax purposes, PET will be considered a passive foreign investment company (“PFIC”) for any taxable year in which either (1) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. Based on PET’s current and projected income, assets and activities, and disregarding the separate existence of POT, PET’s management believes PET would not presently be treated as a PFIC. PET’s status in future years will depend on its assets and activities (and those of POT) in those years. PET’s management has no reason to believe that its assets or activities (and those of POT) will change in a manner that would cause it to be classified as a PFIC, but there can be no assurance that PET will not be considered a PFIC for any taxable year.

     If PET is a PFIC for any taxable year, then, unless a U.S. Holder is eligible to elect and does elect to treat his or her investment in the Trust Units as an investment in a “qualified electing fund” (a “QEF election”) or to “mark-to-market” his or her Trust Units, as described below,

•	such U.S. Holder would be required to allocate income recognized upon receiving certain dividends, or gain recognized upon the sale or redemption of Trust Units, ratably over the holder’s entire holding period for such Trust Units,

•	the amount allocated to each year during which PET is considered a PFIC other than the year of the dividend payment, or sale or redemption, would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year, and

•	gain recognized upon the sale or redemption of Trust Units would be taxable as ordinary income.

     If a U.S. Holder makes a timely QEF election in respect of its Trust Units, such U.S. Holder would not be subject to the rules described above. Instead, such U.S Holder would be required to include in his or her income for each taxable year his or her pro rata share of PET’s ordinary earnings as ordinary income and his or her pro rata share of PET’s net capital gain as long-term capital gain, whether or not such amounts are actually distributed. However, U.S. Holders would not be eligible to make a QEF election unless PET complied with certain applicable information reporting requirements, and PET has not determined whether it would comply with the accounting, record keeping and reporting requirements necessary for U.S. Holders to make QEF elections should it become a PFIC.

     Alternatively, assuming the Trust Units qualify as “marketable stock” within the meaning of section 1296(e) of the Code, if a U.S. Holder elects to “mark-to-market” his or her Trust Units, such U.S Holder generally would include in income any excess of the fair market value of his or her Trust Units as of the close of each tax year over his or her adjusted basis in the Trust Units. If the fair market value of the Trust Units had depreciated below the U.S. Holder’s adjusted basis as of the close of the tax year, the U.S. Holder generally could deduct the excess of the adjusted basis of the Trust Units over its fair market value at that time. However, such deductions generally would be limited to the “mark-to-market” gains, if any, that the U.S. Holder included in income with respect to such Trust Units in prior years. Income recognized and deductions allowed under the “mark-to-market” provisions, as well as any gain or loss on the disposition of Trust Units with respect to which the “mark-to-market” election is made, would be treated as ordinary income or loss.

     If PET is a PFIC for any taxable year, U.S. Holders would be required to file an annual return on IRS Form 8621.

U.S. Taxation of U.S. Tax-Exempt Unitholders

     In the case of Trust Units held by any U.S. tax-exempt organization (“U.S. TEO Unitholder”), including an employee benefit plan which is exempt from U.S. federal income tax under Sections 401(a) and 501(a) of the Code, the U.S. TEO Unitholder generally would not be subject to U.S. federal income tax on income realized from its holding of Trust Units, except to the extent such U.S. TEO Unitholder’s Trust Units constitute “debt-financed property” within the meaning of section 514(b) of the Code. A U.S. TEO Unitholder whose Trust Units constitute debt-financed property will to that extent be subject to U.S. federal income taxation under rules summarized above. Each U.S. TEO Unitholder is urged to consider with its tax adviser the possible application of these rules.

Tax Consequences of Holding Rights

Sale or Exchange of Rights

     On the sale or exchange of a Right, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount realized upon the sale or exchange and the tax basis of the Right. Subject to the passive foreign investment company rules discussed above, any gain or loss from the sale or exchange will be a capital gain or loss, and will be a long-term capital gain or loss if the holding period for the Right (determined as discussed above) is more than one year.

Expiration of Rights

     If the issuance of Rights pursuant to the Rights Offering is treated as a nontaxable distribution under section 305(a) of the Code, a U.S. Holder would not recognize a loss upon the expiration of Rights without exercise. Instead, the holder’s basis in such Rights would revert to the Trust Units with respect to which the Rights were issued.

     If the issuance of Rights pursuant to the Rights Offering were treated as a nontaxable distribution under section 355 of the Code, a U.S. Holder would recognize a loss upon the expiration of Rights without exercise, in an amount equal to the tax basis of the Rights. Any loss from the expiration would be a capital loss, and will be a long-term capital loss if the holding period for the Rights (determined as discussed above) is more than one year.

Exercise of Rights

     A U.S. Holder will not recognize gain or loss upon exercise of a Right. The tax basis of each Trust Unit acquired upon exercise of a Right will equal the sum of the Rights Exercise Price and the tax basis of the Right exercised. The holding period of any Trust Unit acquired through the exercise of a Right will begin with the date of exercise.

U.S. Information Reporting and Backup Withholding Tax

     United States backup withholding tax and information reporting requirements generally would apply to certain distributions on, and to payments of proceeds from the sale or redemption of, Trust Units made within the United States to a holder of Trust Units, other than distributions or payments to an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification, and certain other persons. A payor will be required to withhold backup withholding tax from any distributions on, or payment of the proceeds from the sale or redemption of, Trust Units within the United States to a holder other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate, under current law, is 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 through 2010.

     Backup withholding tax is not an additional tax. Amounts withheld under the backup withholding tax rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding tax rules by filing the appropriate claim for refund with the Internal Revenue Service.

     Any U.S. holder who holds or acquires 10% or more in vote or value of the Trust Units will be subject to certain additional United States information reporting requirements.

RELATIONSHIP BETWEEN PET, POT AND PRL AND THE DEALER MANAGERS AND FINANCIAL ADVISOR

     BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp. are the Dealer Managers for the Rights Offering. Both BMO Nesbitt Burns Inc. and CIBC World Markets Inc. are directly or indirectly subsidiaries of major Canadian chartered banks, both of which are lenders to PRL (“PRL’s lenders”). As referred to below, we have entered into a commitment letter for the establishment of credit facilities with certain lenders including PRL’s lenders for the acquisitions of the Initial Assets and the Additional Assets. In connection with our acquisition of the Initial Assets, we will guarantee a portion of PRL’s indebtedness to PRL’s lenders. PET may be considered a “connected issuer” of BMO Nesbitt Burns Inc. and CIBC World Markets Inc. and POT may be considered a “related issuer” of PET and PRL in connection with the Rights Offering under applicable securities laws.

     As at August 14, 2002, PRL was indebted to PRL’s lenders in the amount of $550.4 million. PRL has advised us that it is currently in compliance with all material terms of the agreements governing such credit facilities and PRL’s lenders have not waived any material breach of the agreements. The credit facilities are secured by a fixed and floating charge over all of the assets of PRL.

Neither the financial position of PRL nor the value of the security under the credit facilities has changed substantially since the establishment of the credit facilities.

     We have a commitment letter from our lenders for the provision of a credit facility in the maximum amount of $100,000,000. We will use the available levels of funding under the credit facility and the proceeds from the Rights Offering, assuming the maximum number of Trust Units are subscribed for, to repay the $30,000,000 we will owe to PRL arising from the acquisition of the Initial Assets and to purchase an interest in the Additional Assets. PET is in compliance with all material terms of the commitment letter with our lenders and our lenders have not waived any material breach of the agreements. The credit facility will be secured by first charges over all of our assets. Neither the financial position of PET nor the value of the security to be provided under the credit facility has changed substantially since PET established the credit facility. Pursuant to the Trust Structuring, it is proposed that PET and POT will provide a $20,000,000 guarantee and related guarantee security in respect of the obligations of PRL to PRL’s lenders. PRL’s lenders have advised, provided PRL is not in default under its credit facilities with its lenders, that they will release the guarantee upon the exercise of all the Rights held by or on behalf of POG, 409790 and Treherne, the repayment of the $30,000,000 of debt we will owe to PRL arising from the acquisition of the Initial Assets and the completion of the acquisition of the applicable interest in the Additional Assets. See “Bank Financing and Guarantees”.

     PRL, on behalf of PET, POT, the Administrator and itself, and BMO Nesbitt Burns Inc., on behalf of the Dealer Managers, negotiated the terms and conditions of the Rights Offering. While PRL’s lenders did not have any involvement in this negotiation, we have kept them fully apprised of the significant terms of the Rights Offering. BMO Nesbitt Burns Inc. and CIBC World Markets Inc. will each receive its share of the fees payable to the Soliciting Dealer Group in connection with the Rights Offering. We will pay all or a significant portion of the gross proceeds of the Rights Offering to PRL in accordance with the terms and conditions of the Take-Up Agreement. See “Use of Proceeds”.

     Additionally, Scotia Capital Inc. is directly or indirectly a subsidiary of a major Canadian chartered bank which is currently a lender to PRL and will be a lender to us. PRL will also use a portion of the proceeds we pay to them for the Additional Assets to reduce their outstanding indebtedness to such lender. PRL has retained Scotia Capital Inc. as financial advisor to the Special Committee of the board of directors of PRL in connection with this offering.

PROMOTER

     PRL may be considered the promoter of PET in that it took the initiative to found and organize PET, POT and the Administrator. See “Formation of Trust Structure and Proposed Transactions”.

EXPERTS

     Information appearing in this prospectus regarding the estimated quantities of reserves of the Initial Assets and Additional Assets, the future of net revenues and their present value was prepared by McDaniel & Associates Consultants Ltd., independent oil and gas reservoir engineers of Calgary, Alberta. We have included this information in the prospectus and elsewhere in the registration statement in reliance on the independent engineering evaluation of the Initial Assets and the Additional Assets set forth in a report dated July 10, 2002. As at the date hereof, the principals of McDaniel, as a group, do not beneficially own, directly or indirectly, any PRL Common Shares and will not receive any of the Dividend Units or Rights.

     KPMG LLP, independent Chartered Accountants, 1200, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 4B9 Canada, have audited the Consolidated Balance Sheet of PET as at June 30, 2002 and the Schedule of Revenue and Operating Costs of the Initial Assets and the Additional Assets expected to be acquired by a trust beneficially owned by PET for each of the years in the three-year period ended December 31, 2001. We have included these financial statements in this prospectus in reliance on KPMG LLP’s reports thereon, given on their authority as experts in accounting and auditing.

CONFLICTS OF INTEREST

     There may be situations in which the interests of our management will conflict with those of the Unitholders. Our management owns oil and natural gas properties that do not form part of the properties held by POT. Our management may also acquire interests in energy-related businesses for its own account and on behalf of persons other than the Unitholders. In addition, C.H. Riddell, the Chairman of the Board, Chief Executive Officer and a director of the Administrator, is also the Chairman of the Board, Chief Executive Officer and a director of PRL. S.L. Riddell Rose, the President and a director of the Administrator, is also a director of PRL. C.H. Riddell is the controlling shareholder of POG and S.L. Riddell Rose is also a shareholder of POG and director of PRL. The C.H. Riddell Family beneficially owns or exercises control or direction over, directly or indirectly, including through POG, 49.77% of the outstanding PRL Common Shares and will upon completion of the Dividend and the Rights Offering constitute the largest Unitholder group. Additionally, some of our directors are directors of other industry participants who might be our competitors. See “The Administrator”.

     Our management will carry on their activities on behalf of the Unitholders and may at times act in contradiction to or in competition with the interests of the Unitholders when acting on behalf of others. We have executed indemnity agreements with each of the directors and officers of the Administrator containing such terms and conditions as are standard in such agreements.

     In resolving conflicts, management will deal fairly and in good faith with all interested parties. The Administrator’s board of directors will require the facts and substances of any particular conflict be fully disclosed and will use all reasonable efforts to resolve conflicts in a manner that will treat PET or POT, as the case may be, and the other interested party fairly.

     We will resolve conflicts between us and our officers and directors, including conflicts relating to corporate opportunities, in accordance with all applicable legislation and on the advice of counsel as required. Under the ABCA a director is entitled to vote on any matter relating to his compensation but is required to disclose to the board any interest in any contract that the Administrator enters into.

     Members of the Administrator’s board of directors may serve as directors or officers of entities which compete with us. We cannot assure that such board members will provide us with opportunities they identify.

INTERESTS OF INSIDERS AND OTHERS IN MATERIAL TRANSACTIONS

     PRL took the initiative in founding and organizing PET, POT and the Administrator and their respective businesses. The Initial Assets and Additional Assets are natural gas properties and associated assets that POT is acquiring from PRL. PET is the sole beneficiary of POT and the sole beneficial shareholder of the Administrator. The Administrator manages PET and is the trustee of POT and is reimbursed for its expenses. POT has granted the POT Royalty to PET of 99% of POT’s net revenue from its petroleum and natural gas properties less certain deductions with respect to debt payments, capital expenditures and certain other amounts. POT retains a 1% residual interest in the net income from its assets. POG beneficially owns directly and indirectly, 48.53% of the outstanding PRL Common Shares and, as a result, upon completion of the Dividend, will own 48.53% of the outstanding Trust Units and will receive the same percentage of Rights pursuant to the Rights Offering. C.H. Riddell, the Chairman of the board of directors and the Chief Executive Officer of both PRL and the Administrator, is the controlling shareholder of POG. S.L. Riddell Rose, a director of PRL and the President, Chief Operating Officer and a director of the Administrator is also a shareholder of POG. See “Formation of Trust Structure and Structuring Transactions”, “Details of the Dividend”, “Bank Financing and Guarantees”, “Details of the Rights Offering — Intention of Insiders and Others to Exercise Rights” and “The POT Royalty Agreement” and “The Administrator”.

LEGAL PROCEEDINGS

     We are not a party to any pending or, to our knowledge, threatened legal proceedings nor are we aware of any claims against us. We are aware of certain regulatory proceedings which may affect the Initial Assets and the Additional Assets currently underway at the AEUB respecting bitumen deposits as described under “Risk Factors”.

AUDITORS, REGISTRAR AND TRANSFER AGENT

     Our auditors are KPMG LLP, Chartered Accountants, 1200, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 4B9.

     Computershare Trust Company of Canada at its principal office in Calgary, Alberta is the registrar and transfer agent (the “Transfer Agent”) for the Trust Units.

LEGAL MATTERS

     Certain legal matters relating to the validity of the Trust Units and Rights will be passed upon for us by Gowling Lafleur Henderson LLP, Calgary, Alberta, and for the Dealer Managers by Stikeman Elliott, Calgary, Alberta. Certain legal matters pertaining to United States securities law will be passed upon for us by Carter, Ledyard & Milburn, New York, New York and for the Dealer Managers by White & Case LLP, New York, New York. Carter, Ledyard & Milburn and Stikeman Elliott as well as Felesky Flynn LLP, Calgary, Alberta, have passed upon certain income tax considerations discussed herein. As of the date hereof, the counsel, partners and associates, as a group, of each of Gowling Lafleur Henderson LLP, Stikeman Elliott, Carter, Ledyard & Milburn , White

& Case LLP and Felesky Flynn LLP owned, directly or indirectly, less than 1% of the issued and outstanding PRL Common Shares and will receive less than 1% of the Dividend Units and Rights.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about us, the Trust Units, the Dividend or the Rights Offering, please refer to the registration statement, which you may inspect, without charge, at the offices of the SEC or www.freeedgar.com, or obtain at prescribed rates from the Public Reference Section of the SEC as the address set forth below.

     Upon completion of the Rights Offering, we will be subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as they apply to a foreign private issuer, and will file reports and other information with the SEC. As a foreign private issuer, we will be exempt from the Exchange Act rules regarding the content and furnishing of proxy statements to security holders and rules relating to short swing profits reporting and liability. The reports and other information can be inspected at public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and online at www.freeedgar.com. You may also obtain copies of such material from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the Public Reference Section of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.org..

     Inquiries relating to the Rights Offering and this prospectus should be addressed to the Subscription Agent:

Computershare Trust Company of Canada 100 University Avenue, 9th Floor Toronto, Ontario, M5J 2Y1

Telephone: (416) 981-9633 Toll free: 1-800-564-6253 Email: caregistryinfo@computershare.com

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of KPMG LLP	F-2
Consolidated Balance Sheet as at June 30, 2002	F-3
Notes to Consolidated Balance Sheet	F-4

INDEX TO SCHEDULES OF REVENUE AND OPERATING EXPENSES

Auditors’ Report of KPMG LLP Index to Schedules of Revenue and Operating Expenses	F-6
Schedule of Revenue and Operating Costs for the three months ended March 31, 2002 and 2001 (unaudited) and for the years ended December 31, 2001, 2000 and 1999	F-7
Notes to Schedules of Revenue and Operating Costs	F-8

INDEX TO PRO FORMA FINANCIAL STATEMENTS

Compilation Report of KPMG LLP	F-12
Pro Forma Consolidated Balance Sheet as at June 30, 2002	F-13
Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2001	F-14
Pro Forma Consolidated Statement of Earnings for the three-month period ended March 31, 2002	F-15
Notes to Pro Forma Financial Statements	F-16

AUDITORS’ REPORT

To the Trustee of Paramount Energy Trust

We have audited the consolidated balance sheet of Paramount Energy Trust (“PET”) as at June 30, 2002. This consolidated balance sheet is the responsibility of PET’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.

In our opinion, the consolidated balance sheet presents fairly, in all material respects, the financial position of PET as at June 30, 2002 in accordance with Canadian generally accepted accounting principles.

Generally accepted Canadian accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the consolidated balance sheet as of June 30, 2002, to the extent summarized in the notes to the consolidated balance sheet.

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
August 15, 2002

PARAMOUNT ENERGY TRUST
Consolidated Balance Sheet

June 30, 2002

Assets
Cash	$200
Unitholder’s equity	200

$–

See accompanying notes to consolidated balance sheet.

On behalf of Paramount Energy Trust by Paramount Energy Operating Corp. (as agent and attorney in fact for Computershare Trust Company of Canada, trustee of Paramount Energy Trust)

/s/ Susan L. Riddell Rose	Director

/s/ John W. Peltier	Director

PARAMOUNT ENERGY TRUST
Notes to Consolidated Balance Sheet

June 30, 2002

1.	The Paramount Energy Trust:

Paramount Energy Trust (“PET”) is an unincorporated trust formed under the laws of the Province of Alberta pursuant to a trust indenture dated June 28, 2002, as amended, and whose trustee is Computershare Trust Company of Canada. The beneficiaries of PET are the holders of the trust units of PET (the “Unitholders”). PET was established for the purposes of issuing Trust Units and acquiring and holding royalties and other investments. The assets of PET consist of 100 percent ownership of Paramount Energy Operating Corp. (the “Administrator”) and the ownership of 100 percent of the beneficial interests of Paramount Operating Trust (“POT”) and $200 cash.

The Administrator was incorporated primarily to act as trustee of POT. As trustee of POT, the Administrator will hold legal title to the properties and assets of POT on behalf of and for the benefit of POT and will administer, manage and operate the oil and gas business of POT. In addition, the Administrator will provide certain management and administrative services for PET and its trustee pursuant to a delegation of power and authority to it under the PET indenture.

Subject to and following the issuance of a receipt for a prospectus, PET, POT, the Administrator and Paramount Resources Ltd. (“PRL”) will complete a series of transactions pursuant to which:

•	PRL will effective July 1, 2002, sell its interest in certain assets (the “Initial Assets”) to POT for consideration consisting of a promissory note in PRL’s favor of approximately $81,000,000. Interest on the $81,000,000 purchase price will accrue at a rate of 6.5% per annum. At that time, a secured guarantee will be given by both POT and PET in respect of $20,000,000 of PRL’s indebtedness to PRL’s lenders. At the same time PRL and POT will execute the Take-Up Agreement which requires PRL to sell and POT to purchase up to 100 percent of PRL’s interest in certain additional assets (the “Additional Assets”). POT will pay a $5,000,000 deposit on the purchase price of these assets through the issuance of a non-interest bearing promissory note;

•	POT will effective July 1, 2002, grant to PET a royalty of 99 percent of the net revenue less permitted deductions with respect to debt payments, capital expenditures and certain other amounts from the Canadian resource properties comprised in the Initial Assets and all after-acquired Canadian resources properties of POT including the Additional Assets described below (the “Royalty”) in exchange for consideration consisting of $64,152,000 to be paid in accordance with an agreement between POT, PET and PRL whereby PET will issue and deliver to PRL a first promissory note in the amount of $30,000,000 and a second promissory note in the amount of $34,152,000. The first promissory note will bear annual interest equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875%. This payment will reduce the amount of indebtedness that POT owes to PRL to approximately $16,848,000, which will be represented by a promissory note that will bear annual interest from the date of issue equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875%. PET will grant a security interest to PRL in PET’s assets as security for its indebtedness under the first promissory note and POT will grant a guarantee to PRL for such indebtedness and will grant to PRL a security interest over its assets for the guarantee;

•	PET will issue 6,636,045 Trust Units to PRL in full repayment of the indebtedness under the second promissory note;

•	PET will purchase from PRL the remaining $16,848,000 indebtedness owed by POT to PRL in exchange for the issuance and delivery to PRL of an additional 3,273,721 Trust Units;

1.	The Paramount Energy Trust: (continued)

•	PRL will, by way of a dividend, distribute all of the PET Trust Units held by PRL, being all 9,909,767 of the Trust Units that PRL will then hold, to the holders of PRL common shares;

•	PET will issue to the holders of the Trust Units distributed by PRL, three rights to subscribe for additional PET Trust Units. Each right will entitle the holder to purchase one additional PET Trust Unit at a subscription price of $5.05 per Trust Unit; and

•	PRL will effective July 1, 2002, sell to POT up to 100 percent of PRL’s interest in the Additional Assets for an aggregate consideration (assuming the acquisition of 100 percent) of approximately $220,000,000. If all of the rights are exercised, proceeds of $150,132,970 (before issue costs) will be raised under the offering and these proceeds, together with bank financing of $100,000,000 will be used to repay the $30,000,000 promissory note to PRL and to complete the acquisition of the Additional Assets.

2.	Basis of presentation:

The consolidated balance sheet of PET, together with these accompanying notes, have been prepared in accordance with Canadian generally accepted accounting principles which for purposes of this consolidated opening balance sheet of PET are similar in all material respects with generally accepted accounting principles in the United States.

The consolidated balance sheet includes the accounts of PET and its wholly-owned subsidiaries.

AUDITORS’ REPORT

To the Trustee of Paramount Energy Trust

At the request of the Trustee of Paramount Energy Trust we have audited the schedule of revenue and operating costs of the Initial Assets and the Additional Assets expected to be acquired by a trust beneficially owned by Paramount Energy Trust for each of the years in the three-year period ended December 31, 2001. The financial information is the responsibility of the Administrator of the trust. Our responsibility is to express an opinion on this financial information based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this financial information presents fairly, in all material respects, the revenues and operating costs of the Initial Assets and the Additional Assets for each of the years in the three-year period ended December 31, 2001.

Generally accepted Canadian accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the revenue and operating costs for each of the years in the three-year period ended December 31, 2001 to the extent summarized in the notes to the financial information.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
August 15, 2002

PARAMOUNT ENERGY TRUST
Schedule of Revenue and Operating Costs
Initial Assets and Additional Assets

($000)

Initial Assets

	Three months ended
	March 31,		Years ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Revenue	$3,901	$10,850	$28,492	$24,357	$13,426
Royalties	(513)	(3,282)	(8,888)	(6,366)	(2,765)
Operating costs	(1,734)	(1,512)	(4,628)	(3,318)	(754)

Operating income	$1,654	$6,056	$14,976	$14,673	$9,907

Additional Assets

	Three months ended
	March 31,		Years ended December 31,

	2002	2001	2001	2000	1999

	(Unaudited)
Revenue	$17,877	$92,093	$199,791	$158,370	$94,149
Royalties	(3,134)	(17,947)	(36,873)	(28,825)	(20,008)
Operating costs	(8,546)	(7,468)	(28,242)	(20,828)	(17,357)

Operating income	$6,197	$66,678	$134,676	$108,717	$56,784

See accompanying notes to schedule of revenue and operating costs.

PARAMOUNT ENERGY TRUST
Notes to Schedule of Revenue and Operating Costs

1.	Basis of Presentation:

On May 12, 2002 Paramount Resources Ltd. (“PRL”) announced that it would create a new energy trust (“Paramount Energy Trust” or “PET”) that would hold substantially all of PRL’s northeast Alberta petroleum and natural gas assets.

In accordance with a series of agreements, a trust beneficially owned by PET is expected to initially acquire PRL’s assets in the Legend, Alberta area (the “Initial Assets”) and up to a 100 percent interest in PRL’s interest in most of its remaining northeast Alberta petroleum and natural gas assets (the “Additional Assets”), all effective July 1, 2002.

This schedule of revenue and operating costs for the Initial Assets and the Additional Assets includes PRL’s working interest in the properties for the periods indicated or, for properties acquired subsequent to January 1, 1999 from the date of acquisition by PRL.

The schedule of revenue and operating costs for selected properties does not include any provision for the depletion and depreciation, site restoration, future capital costs, impairment of unevaluated properties, general and administrative costs and income taxes for the Initial Assets or the Additional Assets as such amounts are based on the consolidated operations of PRL of which the selected properties form only a part.

Revenue from the sale of petroleum and natural gas is recorded at the time that the product is produced and sold. Gains or losses on hedging activities of PRL have been excluded as associated decisions are made on a corporate, rather than property-by-property basis.

Operating costs include amounts incurred to bring the petroleum and natural gas to the surface, gather, transport, field process, treat and store same.

The schedule of revenue and operating costs has been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) as they apply to a statement of revenue and operating costs. While Canadian GAAP differs in some respects from generally accepted accounting principles in the United States, there are no differences that would impact the amounts reported in this schedule of revenue and operating costs. Additional disclosures that would be provided under U.S. GAAP are provided in note 2.

2.	Supplemental Oil and Gas Disclosure (unaudited):

The following disclosures have been prepared in accordance with FASB Statement No. 69 “Disclosures about Oil and Gas Producing Activities” (“FAS 69”). All of the Initial Assets and Additional Assets are situated in Canada and are related to the production of natural gas.

Oil and Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

For purposes of this note 2:

“Proved” reserves means those reserves estimated as recoverable under current technology and existing economic conditions, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

“Proved Developed” reserves are reserves that can be expected to be recovered through existing equipment and operating methods. Proved undeveloped reserves means those reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major capital expenditure will be required.

Canadian provincial royalties are determined based on a graduated percentage scale which varies with prices and production volumes. Future fluctuations in prices, production rates, or changes in political or regulatory environments could cause PET’s share of future production from reserves to be materially different from that presented.

Subsequent to December 31, 2001 no major discovery or other favorable or adverse event is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

Results of Operations for Producing Activities

The following table sets forth revenue and direct cost information relating to the oil and gas producing activities of the Initial Assets and Additional Assets for the years ended December 31:

	Year Ended December 31

($000 except unit amounts)	2001	2000	1999

Gas Revenue	$228,283	$182,727	$107,575
Royalties	(45,761)	(35,191)	(22,773)
Operating Costs	(32,870)	(24,146)	(18,111)

Operating Income	$149,652	$123,390	$66,691

Operating Costs per mcf ($/mcf)	$0.88	$0.61	$0.44

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

Costs incurred in oil and gas producing activities for the years ended December 31 are as follows:

	Year Ended December 31

($000s)	2001	2000	1999

Property Acquisition Costs
- Proved	$31	$3,072	$28,625
- Unproved	—	—	—
Exploration Costs	12,504	23,690	14,016
Development Costs	29,328	18,880	33,595

	$41,863	$45,642	$76,236

Oil and Gas Reserve Information

The proved developed and undeveloped gas reserves related to the Initial Assets and Additional Assets are as follows:

(bcf)	Gross	Net

Proved Developed and Undeveloped Reserves
December 31, 1998	328.8	264.1
Revisions of Previous Estimates	(51.1)	(41.1)

(bcf)	Gross	Net

Purchase/Sale of Reserves	26.5	21.3
Discoveries and Extensions	13.7	11.0
Production	(41.2)	(33.1)

December 31, 1999	276.7	222.2

Revisions of Previous Estimates	(23.9)	(19.1)
Purchase/Sale of Reserves	2.9	2.3
Discoveries and Extensions	2.7	2.2
Production	(39.3)	(29.7)

December 31, 2000	219.1	177.9

Revisions of Previous Estimates	3.4	2.7
Purchase/Sale of Reserves	0.3	0.2
Discoveries and Extensions	—
Production	(37.5)	(28.8)

December 31, 2001	185.3	152.0

Proved Developed Reserves
December 31, 1999	271.3	218.2
December 31, 2000	214.8	174.9
December 31, 2001	181.7	149.4

Notes:

“Gross” Reserves are the total of PRL’s working and/or royalty interest share of reserves before deducting royalties owned by others.

“Net” Reserves are the total of PRL’s working and/or royalty interest after deducting the amount attributable to royalties owned by others.

Standardized Measure of Discounted Future Net Cash Flow Relating to Proved Oil and Gas Reserves

The following information has been developed utilizing procedures prescribed by FAS 69 and based on natural gas reserve and production volumes estimated in the McDaniel Report. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the performance of the Initial Assets or the Additional Assets. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the reserves included in the Initial and Additional Assets.

The future cash flows presented below are based on prices and costs in existence as of the date of the projections. It is expected that material revisions to some estimates of natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

The computation of the standardized measure of discounted future net cash flows relating to proved natural gas reserves was based on reference natural gas prices of $3.32, $8.23 and $3.52 at December 31, 2001, 2000 and 1999, respectively.

The following table sets forth the standardized measure of discounted future net cash flows from projected production of gas reserves at December 31, for the years presented:

F-10

	Year Ended December 31

($000)	2001	2000	1999

Future Cash Inflows	$501,005	$1,174,663	$757,840
Future Production And Development Costs	(224,178)	(262,076)	(339,588)

Future Net Cash Flows	276,827	912,587	418,252
Deduct: 10% Annual Discount Factor	(77,762)	(256,350)	(117,489)

Standardized Measure of Future Net Cash Flows(1)	$199,065	$656,237	$300,763

Changes in Standardized Measure of Discounted Future Cash Flow Relating to Proved Reserves

The following table sets forth the changes in the standardized measure of discounted future net cash flows at December 31, for the years presented:

	Year Ended December 31

($000)	2001	2000	1999

Future Discounted Net Cash Inflows, beginning of year	$656,237	$300,763	$300,300
Sales, Net of Production Costs	(149,652)	(123,390)	(66,691)
Net Change in Prices, Net of Development and Production Costs	(423,520)	549,563	57,093
Extensions and Discoveries, Net of Related Costs	—	8,377	14,916
Revision of Quantity Estimates	3,612	(73,390)	(55,583)
Accretion of Discount	65,624	30,076	30,030
Purchase of Reserves in Place	300	8,783	28,819
Change in Timing of Future Net Cash Flows and Other	46,464	(44,545)	(8,121)

Future Discounted Net Cash Inflows, end of year	$199,065	$656,237	$300,763

Notes:

(1)	The schedules above are calculated using year-end prices and costs and proved natural gas reserves. The value of exploration properties and probable reserves, future exploration costs, future changes in oil and gas prices and in production and development costs are excluded.

(2)	PET intends to distribute all of its taxable income to unitholders in every year and to deduct those amounts paid (or payable) from its taxable income to ensure that PET generally will not be liable for any material amounts of tax. Accordingly, income tax has been excluded from this supplemental information.

COMPILATION REPORT

To the Trustee of Paramount Energy Trust

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Paramount Energy Trust as at June 30, 2002 and the pro forma consolidated statement of earnings for the year ended December 31, 2001 and the three month period ended March 31, 2002. These pro forma financial statements have been prepared for inclusion in the prospectus. In our opinion, the pro forma consolidated balance sheet and the pro forma consolidated statements of earnings have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

August 15, 2002

COMMENTS FOR U.S. READERS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
August 15, 2002

PARAMOUNT ENERGY TRUST
Pro Forma Consolidated Balance Sheet

June 30, 2002
(Cdn$)

	PET opening	Acquisition	Acquisition	Acquisition		Pro forma
	balance sheet	of	of	of		consolidated
	June 30,	Initial	Rights	Additional		balance
	2002	Assets	Offering	Assets	Adjustments	sheet

Cash	$200	$–	$149,132,970	$(149,132,970)	$(200)	$–
Oil and gas properties	–	81,000,000	—	220,000,000	(46,000,000)	255,000,000

	$200	$81,000,000	$149,132,970	$70,867,030	$(46,000,200)	$255,000,000

Bank debt	$–	$30,000,000	$—	$70,867,030	$–	$100,867,030
Unitholders’ equity	200	51,000,000	149,132,970	–	(46,000,000)	154,132,970
					(200)

	$200	$81,000,000	$149,132,970	$70,867,030	$(46,000,200)	$255,000,000

See accompanying notes to these pro forma consolidated financial statements.

PARAMOUNT ENERGY TRUST
Pro forma Consolidated Statement of Earnings

Year ended December 31, 2001
(Cdn$000)

	Acquisitions

	Initial	Additional
	Assets	Assets	Total

Revenue:
Sales of natural gas	$28,492	$199,791	$228,283
Royalties	(8,888)	(36,873)	(45,761)

	19,604	162,918	182,522
Expenses:
Operating	4,628	28,242	32,870
General and administrative	750	3,690	4,440
Interest	1,350	3,650	5,000
Depletion, depreciation and amortization	9,605	47,441	57,046

	16,333	83,023	99,356

Net earnings	$3,271	$79,895	$83,166

Net earnings per Trust Unit
Basic	$0.33	$2.69	$2.10
Diluted	$0.33	$2.69	$2.10

See accompanying notes to these pro forma consolidated financial statements.

PARAMOUNT ENERGY TRUST
Pro forma Consolidated Statement of Earnings

Three-month period ended March 31, 2002
(Cdn$000)

	Acquisitions

	Initial	Additional
	Assets	Assets	Total

Revenue:
Sales of natural gas	$3,901	$17,877	$21,778
Royalties	(513)	(3,134)	(3,647)

	3,388	14,743	18,131
Expenses:
Operating	1,734	8,546	10,280
General and administrative	170	805	975
Interest	338	912	1,250
Depletion, depreciation and amortization	2,072	10,456	12,528

	4,314	20,719	25,033

Net earnings (loss)	$(926)	$(5,976)	$(6,902)

Net earnings (loss) per Trust Unit
Basic	$(0.09)	$(0.20)	$(0.17)
Diluted	$(0.09)	$(0.20)	$(0.17)

See accompanying notes to these pro forma consolidated financial statements.

PARAMOUNT ENERGY TRUST
Notes to Pro forma Consolidated Financial Statements

1.	The Paramount Energy Trust:

Paramount Energy Trust (“PET”) is an unincorporated trust formed under the laws of the Province of Alberta pursuant to a trust indenture dated June 28, 2002, as amended, and whose trustee is Computershare Trust Company of Canada. The beneficiaries of PET are the holders of the trust units of PET (the “Unitholders”). PET was established for the purposes of issuing Trust Units and acquiring and holding royalties and other investments. The assets of PET consist of 100 percent ownership of Paramount Energy Operating Corp. (the “Administrator”) and the ownership of 100 percent of the beneficial interests of Paramount Operating Trust (“POT”) and $200 cash.

The Administrator was incorporated primarily to act as trustee of POT. As trustee of POT, the Administrator will hold legal title to the properties and assets of POT on behalf of and for the benefit of POT and will administer, manage and operate the oil and gas business of POT. In addition, the Administrator will provide certain management and administrative services for PET and its trustee pursuant to a delegation of power and authority to it under the PET indenture.

Subject to and following the issuance of a receipt for a prospectus, PET, POT, the Administrator and Paramount Resources Ltd. (“PRL”) will complete a series of transactions pursuant to which:

•	PRL will effective July 1, 2002, sell its interest in certain assets (the “Initial Assets”) to POT for consideration consisting of a promissory note in PRL’s favor of approximately $81,000,000. Interest on the $81,000,000 purchase price will accrue at a rate of 6.5% per annum. At that time, a secured guarantee will be given by both POT and PET in respect of $20,000,000 of PRL’s indebtedness to PRL’s lenders. At the same time PRL and POT will execute the Take-Up Agreement which requires PRL to sell and POT to purchase up to 100 percent of PRL’s interest in certain additional assets (the “Additional Assets”). POT will pay a $5,000,000 deposit on the purchase price of these assets through the issuance of a non-interest bearing promissory note;

•	POT will effective July 1, 2002, grant to PET a royalty of 99 percent of the net revenue less permitted deductions with respect to debt payments, capital expenditures and certain other amounts from the Canadian resource properties comprised in the Initial Assets and all after-acquired Canadian resources properties of POT including the Additional Assets described below (the “Royalty”) in exchange for consideration consisting of $64,152,000 to be paid in accordance with an agreement between POT, PET and PRL whereby PET will issue and deliver to PRL a first promissory note in the amount of $30,000,000 and a second promissory note in the amount of $34,152,000. The first promissory note will bear annual interest equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875%. This payment will reduce the amount of indebtedness that POT owes to PRL to approximately $16,848,000, which will be represented by a promissory note that will bear annual interest from the date of issue equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875%. PET will grant a security interest to PRL in PET’s assets as security for its indebtedness under the first promissory note and POT will grant a guarantee to PRL for such indebtedness and will grant to PRL a security interest over its assets for the guarantee;

•	PET will issue 6,636,045 Trust Units to PRL in full repayment of the indebtedness under the second promissory note;

•	PET will purchase from PRL the remaining $16,848,000 indebtedness owed by POT to PRL in exchange for the issuance and delivery to PRL of an additional 3,273,721 Trust Units;

1.	The Paramount Energy Trust: (continued)

•	PRL will, by way of a dividend, distribute all of the PET Trust Units held by PRL, being all 9,909,767 of the Trust Units that PRL will then hold, to the holders of PRL common shares;

•	PET will issue to the holders of the Trust Units distributed by PRL, three rights to subscribe for additional PET Trust Units. Each right will entitle the holder to purchase one additional PET Trust Unit at a subscription price of $5.05 per Trust Unit; and

•	PRL will effective July 1, 2002, sell to POT up to 100 percent of PRL’s interest in the Additional Assets for an aggregate consideration (assuming the acquisition of 100 percent) of approximately $220,000,000. If all of the rights are exercised, proceeds of $150,132,970 (before issue costs) will be raised under the offering and these proceeds, together with bank financing of $100,000,000 will be used to repay the $30,000,000 promissory note to PRL and to complete the acquisition of the Additional Assets.

2.	Basis of presentation:

The accompanying pro forma consolidated balance sheet of PET as at June 30, 2002 and the pro forma consolidated statements of earnings of PET for the three month period ended March 31, 2002 and the year ended December 31, 2001 have been prepared by management of the Administrator (as agent for the trustee of PET) on behalf of PET in accordance with Canadian generally accepted accounting principles. In the opinion of management, the unaudited pro forma consolidated balance sheet and statements of earnings include all adjustments necessary for the fair presentation of the proposed transactions in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

The pro forma consolidated financial information may not be indicative of the financial position and results of operations that would have occurred if the transactions described above had been completed on the dates indicated in these pro forma financial statements or the financial position or operating results which may be obtained in the future.

Canadian GAAP differs in certain respects from those in the United States. These differences, as they are expected to be applicable to PET, are described in note 5.

3.	Pro forma Consolidated Balance Sheet:

The pro forma consolidated balance sheet of PET as at June 30, 2002 is based on the initial balance sheet of PET as at June 30, 2002 and has been prepared assuming that the proposed transactions described in note 1 had been completed on June 30, 2002 resulting in the following:

(a)	The acquisition of the Initial Assets and Additional Assets by POT for consideration of $81,000,000 and $220,000,000 respectively. In accordance with generally accepted accounting principles, the acquisitions were recorded in the consolidated statements of PET at their corresponding net book value of $255,000,000 in the consolidated financial statements of PRL at the time of the transfer. The excess of the consideration paid over the net book value of $46,000,000 was recorded as a reduction of Unitholders’ equity.

(b)	The issue of Trust Units by PET on the acquisition of the Initial Assets and on the sale to PET of the indebtedness of POT to PRL in the amount of $16,848,000 and the completion of a rights offering for proceeds of $150,132,970 (net proceeds of $149,132,970) after deducting issue costs of $1,000,000 as follows:

3.	Pro forma Consolidated Balance Sheet: (continued)

Settlement of PET	1
Repayment of promissory note arising from acquisition of Initial Assets	6,636,045
Acquisition of indebtedness of POT	3,273,721
Rights Offering	29,729,301

Trust Units to be issued	39,639,068

(c)	A syndicate of financial institutions have agreed pursuant to the terms and conditions of a commitment letter to provide PET with a demand revolving credit facility in the maximum amount of $100,000,000 including a $10,000,000 working capital component. Actual borrowings under the credit facility will be limited to a borrowing base as determined from time to time by the lenders and will bear a rate of interest to be negotiated between us and our lenders from time to time.

(d)	Under the credit facility PET will pay interest rates and commitment fees on undrawn amounts on typical commercial terms.

4.	Pro forma Consolidated Statement of Earnings:

The pro forma consolidated statements of earnings for the three month period ended March 31, 2002 and the year ended December 31, 2001 have been prepared assuming that the proposed transactions described in note 1 had been completed on January 1, 2001 and that PET was in operation through the periods. The amounts included in these pro forma financial statements have been derived from the historical financial records of PRL for the periods indicated as follows:

(a)	The revenue from the sales of natural gas, royalties and operating costs have been derived from the accounting records of PRL for the applicable periods. PRL is a Canadian petroleum and natural gas resource company involved in the exploration, development and production of petroleum and natural gas in Canada and the United States. The Initial Assets and the Additional Assets comprised approximately 40 percent of PRL’s operations (by production volumes) during the three-month period ended March 31, 2002. The amounts recorded for sales revenue, royalties and operating costs for properties included in the Initial Assets and the Additional Assets are recorded on a property by property basis in the financial records of PRL. The recorded amounts derived from PRL’s records have not been adjusted for purposes of these pro forma financial statements.

(b)	The amounts included in these pro forma statements of earnings for general and administrative costs have been determined on the basis of an allocation of actual costs incurred by PRL. General and administrative costs of PRL are considered corporate costs and are not allocated or assigned to particular properties. During the three month period ended March 31, 2002 and the year ended December 31, 2001 PRL incurred general and administrative costs, before costs associated with share appreciation rights, of $0.12 per mcf. The amounts recorded in these pro forma statements of earnings have been determined on the basis of $0.12 per mcf of production from the properties included the Initial Assets and the Additional Assets. As PET has a separate incentive plan, the amounts applicable to PRL’s share appreciation rights plan have been excluded from these calculations.

(c)	The amounts recorded for depletion, depreciation and amortization have been based on the costs recorded for the Initial Assets and the Additional Assets, the production volumes during the period and the estimates of proved reserves as at the time of the completion of the transactions. It is assumed that PET will follow the full cost method of accounting. As PRL followed the successful efforts method of accounting, the amounts recorded for depletion, depreciation and amortization in the records of PRL are not directly comparable to or applicable to these pro forma consolidated financial statements.

4.	Pro forma Consolidated Statement of Earnings: (continued)

(d)	The amounts included in these pro forma consolidated statements of operations for interest expense have been based on the bank loans assumed to exist on the completion of the transactions, market interest rates during the period and the interest rate spreads inherent in the bank borrowing facilities of PET. The average amount of bank debt assumed to be outstanding was $100,000,000 for the three-month period ended March 31, 2002 and for the year ended December 31, 2001. This amount does not include amounts relating to the net income of the properties to be received from July 1, 2002 until the completion of the transactions.

(e)	For income tax purposes, PET is able to, and intends to, claim a deduction for all amounts paid or payable to unitholders, and then to allocate remaining taxable income, if any, to the unitholders. Accordingly no income taxes have been included in the pro forma income statements.

5.	United States generally accepted accounting principles:

PET’s pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada which differ in some respects to those in the United States. While these differences do not have any impact on these financial statements, differences may arise in future periods from these or other matters:

(a)	Full cost ceiling test:

Under Canadian GAAP, entities perform a cost recovery ceiling test for each cost center which limits net capitalized costs to the undiscounted estimated future net revenue from proved oil and gas reserves plus the cost of unproved properties less impairment, using year end prices or average prices in that year if appropriate. In addition, the aggregate value of all cost centers is further limited by including financing costs, administration expense, future removal and site restoration costs and income taxes. Under U.S. GAAP, entities using the full cost method of accounting for oil and gas producing activities perform a ceiling test on each cost center using discounted estimated future net revenue from proved oil and gas reserves using a discount factor of ten percent. The differences in ceiling tests did not result in any adjustment in these financial statements.

(b)	Accounting for derivative instruments and hedging activities (FAS 133):

Under U.S. GAAP, PET is required to account for derivative instruments and hedging activities in accordance with FAS 133 which requires that all derivatives be recognized as assets and liabilities on the balance sheet and measured at fair value. Gains or losses, including unrealized amounts, on derivatives that have not been designated as hedges, or were not effective as hedges, are included in income as they arise.

For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with equal or lesser amounts of changes in the fair value of the hedge item.

For derivatives designated as cash flow hedges, changes in the fair value of the derivatives are recognized in other comprehensive income until the hedged items are recognized in earnings. Any portion of the change in the fair value of the derivatives that is not effective in hedging the changes in future cash flows is included in earnings each period. As it is assumed that PET did not have any derivative or hedging activities during these periods the application of FAS 133 does not have any impact on these financial statements.

(c)	Unit Incentive plan:

FAS 123, “Accounting for Stock-Based Compensation”, establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by the FAS 123, PET has elected to follow the intrinsic value method of accounting for stock-based compensation arrangement, as provided for in Accounting Principles Board Opinion 25 (“APB

5.	United States generally accepted accounting principles: (continued)

25”). The differences in accounting for stock based compensation does not result in any adjustments to these financial statements.

(d)	Future removal and site restoration:

Beginning on January 1, 2003, PET will be required to adopt FASB Statement No. 143 “Accounting for Asset Retirement Obligations” (“FAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and use of the asset. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

(e)	Impairment or disposal of long-term assets:

In August 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-term Assets” (“FAS 144”), which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. FAS 144 supercedes but retains the basic principle of Statement No. 121 for the impairment of assets to be held and used. Assets to be disposed of through abandonment or an exchange for similar productive assets will be classified as held for use until they cease to be used. FAS 144 establishes criteria that must be met in order to classify an asset or group as held for sale. Assets classified as held for sale will be measured at the lower of their carrying amount or fair value less cost to sell, and depreciation will cease when the asset or group is classified as held for sale. FAS 144 broadens the definition of disposals to be presented as discontinued operations to include components of an entity that comprise operating and cash flows that clearly can be distinguished, operationally and for financial reporting purposes from the rest of the entity. While FAS 144 may result in differences in future periods, it does not have any impact on these financial statements.

Appendix “A”

FAIRNESS OPINION

Scotia Capital intends to provide its opinion, generally, in the form set forth below, at the time that the final Prospectus is filed with applicable regulatory authorities. The delivery of such an opinion is contingent upon there being no changes or circumstances, currently unknown to Scotia Capital or which may arise, which alone or in connection with other facts, changes or circumstances respecting the Reorganization, Paramount, PET or general economic financial or business conditions impact upon Scotia Capital’s ability to provide such an opinion.

•, 2002

The Special Committee of the Board of Directors
Paramount Resources Ltd.
4700 Bankers Hall West
888 – 3 Street S.W.
Calgary, Alberta
T2P 5C5

Attention:     Mr. John B. Roy
                       Chairman of the Special Committee

To the Special Committee:

Reorganization of Paramount Resources Ltd. through the
Creation of Paramount Energy Trust and Related Transactions

Scotia Capital Inc. (“Scotia Capital”) understands that Paramount Resources Ltd. (together with its subsidiaries, affiliates and associates, unless the context otherwise requires, “Paramount”) has proposed a reorganization involving the sale of certain of its properties to a newly formed public trust (the “Reorganization”). Under the Reorganization, Paramount will distribute all of the outstanding trust units (“Units”) of Paramount Energy Trust (“PET”) to the holders of common shares (“Common Shares”) of Paramount of record on •, 2002 (the “Dividend Record Date”) by means of a dividend-in-kind (the “Dividend”) on the basis of one Unit for approximately each six Common Shares. After the distribution of the Dividend, PET will issue transferable rights (“Rights”) to holders of Units of record on •, 2002 entitling the holders of Rights (“Rightsholders”) to subscribe for Units (the “Rights Offering”).

Each Unitholder will receive three Rights for each Unit held. Each Right will entitle the Rightsholder to subscribe for one Unit at a price of $5.05 per Unit (the “Rights Exercise Price”) until 4:30 p.m. Calgary time on •, 2002 (the “Rights Expiry Time”). Under the terms of the Take-Up Agreement (as described below), Paramount Operating Trust (“POT”) will agree to use the net proceeds of the Rights Offering together with bank financing to acquire from Paramount the Additional Assets (as described below). Assuming all Rights are exercised, PET will raise gross proceeds of approximately Cdn.$150 million under the Rights Offering.

In order to implement the Reorganization, PET, POT and Paramount Energy Operating Corp. (the “Administrator”) will be formed. PET holds the beneficial interests in POT and the Administrator is the trustee of POT and the administrator of PET. The Dividend and Rights Offering components of the Reorganization will be undertaken following a series of steps or transactions, including:

•	Paramount’s conveyance to POT under a sale agreement (the “Sale Agreement”) of its entire interest in certain natural gas and oil properties and related assets (the “Initial Assets”);

•	Paramount’s and POT’s execution of an agreement (the “Take-Up Agreement”) which, subject to certain conditions, entitles and obligates POT to acquire from Paramount, up to 100% of Paramount’s interest in certain natural gas and oil properties and other related assets (the “Additional Assets”) upon completion of the Rights Offering; and

•	The grant of a royalty by POT in favour of PET (the “POT Royalty”) under a royalty agreement (the “POT Royalty Agreement”) with respect to the Initial Assets, the Additional Assets and all other natural gas and petroleum properties which POT may acquire and pursuant to which PET will receive 99% of POT’s net revenue from all such petroleum and natural gas properties, less certain permitted deductions.

The distribution of the Units under the Dividend, the distribution of the Rights under the Rights Offering and the offer and sale of the Trust Units issuable on the exercise of such Rights will be qualified in Canada by a final prospectus and in the United States by a registration statement (collectively the “Prospectus”).

The completion and implementation of the Reorganization will be subject to a number of conditions including, completion and execution of all documents and agreements required to give effect to the Reorganization and acceptance and clearance of the Prospectus by the applicable Canadian and United States regulatory authorities. Scotia Capital has assumed that all of the conditions required to implement the Reorganization will be satisfied, and that the Reorganization will be completed in a timely manner as described in the Prospectus substantially in the form and on the terms approved by the Board of Directors of Paramount (the “Board”), and, as evidenced by the agreements, draft agreements and documents reviewed by Scotia Capital, without any material variations or amendments.

Scotia Capital understands that the Reorganization has “related party” considerations given the large indirect holdings in Paramount of the Riddell family and the executive and director positions of family members in each of Paramount and PET. However, we also understand that certain of the related party aspects of the Reorganization are exempt from the application of the valuation and minority approval requirements of Ontario Securities Commission Rule 61-501 and the corresponding policy of the Commission des valeurs mobilières du Québec (collectively the “Rules”), generally on the basis that either the steps occur while PET and POT are wholly-owned by Paramount and all shareholders receive the Dividend in proportion to their holdings in Paramount on the Dividend Record Date and if they still hold their Units on the rights record date they will receive Rights. Although the sale of the Additional Properties by Paramount and the acquisition thereof by POT are not exempt under the Rules as a matter of law, we understand that Paramount has received discretionary relief from the appropriate regulatory authorities which has the effect of also exempting this purchase and sale from the valuation and minority approval requirements of the Rules.

A committee of independent directors (the “Special Committee”) of the Board has been established to, among other things, consider the Reorganization and to report and make recommendations to the Board respecting the Reorganization. The Special Committee has retained Scotia Capital to provide advice and assistance to the Special Committee in connection with the Reorganization, including the preparation and delivery to the Special Committee of its opinion as to the fairness of the Reorganization, from a financial point of view, to holders of Common Shares (the “Opinion”). Scotia Capital has not been asked to prepare, and has not prepared, a formal valuation of Paramount or PET, or any of their respective securities or assets, and the Opinion should not be construed as such.

Engagement

Scotia Capital was formally engaged by the Special Committee pursuant to an agreement between Paramount and Scotia Capital dated May 13, 2002 (the “Engagement Agreement”). Pursuant to the Engagement Agreement, Scotia Capital has been retained to perform certain financial advisory services on behalf of the Special Committee. The terms of the Engagement Agreement provide that Scotia Capital is to be paid fees for these professional services. In addition, Scotia Capital is to be reimbursed for reasonable out-of-pocket expenses and is to be indemnified by Paramount under certain circumstances with respect to its engagement.

Subject to the terms of the Engagement Agreement, Scotia Capital will be asked to consent to the inclusion of the Opinion in its entirety, together with a summary thereof, in a form acceptable to Scotia Capital, in the Prospectus and to the filing thereof with the Toronto Stock Exchange, securities commissions or similar regulatory authorities in each province of Canada where such filing is required and with the Securities Exchange Commission in the United States.

Credentials of Scotia Capital

Scotia Capital is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income, sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies, trusts and royalty trusts and has extensive experience in preparing valuations and fairness opinions.

The Opinion expressed herein represents the opinion of Scotia Capital as a firm and the form and content hereof has been approved for release by a committee of directors and other professionals of Scotia Capital, each of whom is experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

Independence of Scotia Capital

None of Scotia Capital, its associates or affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)), or a related entity of Paramount, or any of its associates or affiliates. Scotia Capital has not provided any financial advisory services or participated in any equity financing involving Paramount or its associates or affiliates, of a material nature, within the past two years, other than the services provided under the Engagement Agreement which are described above.

The Bank of Nova Scotia (“BNS”), the sole shareholder of Scotia Capital, is one of five lenders in Paramount’s banking syndicate, the agent bank of which is another Canadian chartered bank. BNS has been a participant in this syndicate since April, 2001. BNS is also one of three participants in the acquisition credit facilities for Paramount in respect of the acquisition of Summit and has committed to participate in a credit facility for PET and POT. While the majority of the terms and conditions are considered standard for a transaction of this nature, the final amount, pricing and some terms of the credit facility will be determined upon completion of the Rights Offering and will, in some respects, be conditional upon the ultimate success of the Rights Offering. The fees paid or which remain payable in connection with these credit facilities are not material to BNS. At this time, the fees remaining to be paid relate solely to BNS’s participation in the facility for the Summit acquisition and are not related to the Reorganization or the Opinion prepared by Scotia Capital.

Scotia Capital may also, in the future, in the ordinary course of its business, perform or continue to perform financial advisory, investment banking or banking services for Paramount, PET or any of their respective associates or affiliates. Scotia Capital does not believe that any of these relationships affects Scotia Capital’s independence with respect to the Opinion.

Scotia Capital acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had positions in the securities of Paramount and, from time to time, may have executed transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Paramount or PET or for any of their respective associates or affiliates, other interested parties or with respect to the Reorganization.

Scope of Review

In connection with the Opinion, Scotia Capital has reviewed and relied upon or carried out, among other things, the following:

a)	the First Amended and Restated PET Trust Indenture made effective as of August 1, 2002, which amended and restated the Trust Indenture dated June 28, 2002, as amended and restated, among BMO Nesbitt Burns Inc., as settlor, and Computershare Trust Company of Canada, as trustee, and the Administrator;

b)	the First Amended and Restated POT Trust Indenture made effective as of August 1, 2002, which amended and restated the Trust Indenture dated June 28, 2002, as amended and restated, between CIBC World Markets Inc., as settlor, and the Administrator, as trustee;

c)	the PET preliminary prospectus dated August 15, 2002;

d)	the PET registration statement dated August 15, 2002;

e)	the Prospectus;

f)	the Sale Agreement effective as of July 1, 2002 between Paramount and the Administrator as trustee of POT;

g)	the Take-Up Agreement effective as of July 1, 2002 between Paramount and the Administrator as trustee of POT;

h)	the Royalty Agreement effective as of July 1, 2002 between PET and POT;

i)	the draft Funding Agreement between Computershare Trust Company of Canada as trustee of PET by its agent, the Administrator, the Administrator as trustee of POT and Paramount;

j)	a copy of the PET Unit Incentive Plan dated as of •, 2002;

k)	the audited annual financial statements and annual reports of Paramount for each of the last three fiscal years ending December 31, 2001 and the first quarter report of Paramount for 2002;

l)	the audited financial statements of Summit, for each of the last three fiscal years ending December 31, 2001 and the first quarter report of Summit for 2002;

m)	the Paramount Annual Information Form dated March 22, 2002;

n)	the Summit Annual Information Form dated March 19, 2002;

o)	the Audited Balance Sheet, the Audited Schedule of Revenue and Operating Costs, the Compilation Report and the Pro Forma Consolidated Financial Statements of PET (the “Pro Forma Statements”);

p)	the financial forecast of PET for the year ending December 31, 2003 and the auditors report thereon dated August 15, 2002 (the “Financial Forecast”);

q)	information regarding Paramount’s oil and gas assets, including the reserve report prepared by McDaniel & Associates Consultants Ltd., an independent oil and gas reservoir engineering firm, effective January 1, 2002 and an update with respect to the Initial Assets and the Additional Assets as of July 1, 2002;

r)	the Update of Unproven Acreage Interests as of July 1, 2002 relating to the Initial Assets and the Additional Assets prepared for Paramount by McDaniel & Associates Consultants Ltd.;

s)	information regarding Summit’s oil and gas assets, including the reserve report prepared by Sproule Associates Limited, an independent oil and gas reservoir engineering firm, effective January 1, 2002;

t)	the 2002 and 2003 Paramount budgets prepared by management of Paramount;

u)	the 2002 and 2003 PET budgets prepared by management of PET;

v)	the draft commitment letter and summary of terms and conditions between Computershare Trust Company of Canada, as trustee of PET as borrower and the Administrator, as trustee of POT, as guarantor, and a syndicate of Canadian chartered banks as of August 1, 2002;

w)	other public information relating to the business, operations, financial performance of Paramount, Summit, and other selected public companies that we considered relevant;

x)	other non-public information regarding Paramount and its business operations and prospects including unaudited updated financial information prepared by the management of Paramount;

y)	public information relating to the business operations, financial performance, stock trading history and management contracts of publicly traded trusts similarly constituted or comparable to PET;

z)	current and forward commodity price trading information and commodity price forecasts of independent engineering firms;

aa)	discussions with senior management of Paramount;

bb)	discussions with the Special Committee;

cc)	memorandum prepared by, and discussions with legal and tax advisors to Paramount and the Special Committee;

dd)	an application dated May 31, 2002 from Paramount to the Ontario Securities Commission and the Commission des valeurs mobilières du Québec seeking exemption from certain related party transactions between Paramount and PET;

ee)	resolutions and minutes of the Board and the Special Committee respecting the Reorganization;

ff)	such other information, investigations and analyses as we considered necessary or appropriate in the circumstances.

Assumptions and Limitations

This opinion is subject to the assumptions, explanations and limitations expressed below.

With the Special Committee’s approval and as provided for in the Engagement Agreement, Scotia Capital has relied, without independent verification, upon all financial and other information that was obtained by us from public sources or that was provided to us by Paramount and its affiliates, associates, advisors or otherwise. We have assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. Our Opinion is conditional upon such completeness and accuracy. In accordance with the terms of our engagement, but subject to the exercise of our professional judgment, we have not conducted any independent investigation to verify the completeness or accuracy of such information. With respect to the financial forecasts and budgets provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Paramount and PET and their affiliates and associates as to the matters covered thereby. Senior management of Paramount and PET have represented to us, in certificates delivered as of the date hereof, amongst other things, that the information, opinions and other materials (the “Information”) provided to us by or on behalf of Paramount and PET are complete and correct at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the financial position of Paramount or PET, or in their respective assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

We have, with respect to all legal and tax matters relating to the Reorganization and the implementation thereof, relied upon advice of legal and tax counsel, including as disclosed and discussed with us and as set forth in the Prospectus, and do not express any opinion thereon. Without limitation, we have relied upon the advice of such counsel with respect to the tax consequences upon Paramount, the holders of Common Shares and Units and Rights holders with respect to the various taxable events which occur with respect to the Reorganization. We have assumed that all amounts which will be available for distribution to holders of Units (calculated in the manner set forth in the Financial Forecast) will be distributed to holders of Units. We have also assumed that no material amount of Units will be redeemed by PET in the foreseeable future and that PET will qualify as a “unit trust” as defined by the Tax Act and will continue to qualify thereafter as a “mutual fund trust” as defined in the Tax Act, and that the Units will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans and will not be foreign property for such plans.

The Opinion is based on the securities markets, economic, general business and financial conditions prevailing as of the date of this Opinion and the conditions and prospects, financial and otherwise, of Paramount and PET as they were reflected in the information reviewed by us. In its analysis and in preparing the Opinion, Scotia Capital has made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions, and other matters, many of which are beyond the control of Scotia Capital, Paramount or PET, or any party involved with Paramount in connection with the Reorganization.

The Opinion has been provided for the use of the Special Committee and for inclusion in the Prospectus (together with a summary thereof in a form acceptable to Scotia Capital) and may not be used by any other person or relied upon by any other person without the express written consent of Scotia Capital. The Opinion is given as of the date hereof and Scotia Capital disclaims any undertakings or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to Scotia Capital’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter after the date hereof, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

Scotia Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and specific factors, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion should not be construed as a recommendation to acquire Common Shares, Units or Rights, to exercise Rights, or to otherwise trade Common Shares, Rights or Units.

We have not been asked to express herein, and are not expressing herein, any opinion as to the price at which the Common Shares, Units or the Rights will trade during or after the completion of the Reorganization.

Approach to Fairness

In considering the fairness of the Reorganization, from a financial point of view, to the holders of Common Shares, Scotia Capital considered a number of factors including the following:

a)	the expected trading ranges of the Common Shares and Units after the completion of the Reorganization on a fully settled basis together with the value which is potentially obtainable through the exercise or sale of the Rights, as compared to the current and historical trading range of the Common Shares. The extent to which a Paramount shareholder realizes value from the Reorganization may depend upon the nature and timing of that individual’s investment decisions respecting any of the Common Shares, Units or Rights. We believe that the expected trading range for the Units and, indirectly, the Rights, will be influenced principally by cash on cash yield. We also considered other secondary market valuation methodologies or benchmarks applicable to a sample of comparable trusts (in respect of PET), and corporations (in respect of Paramount, both before and following the Reorganization) selected by us and which we consider to be appropriate for this purpose, including those relating to entity value, market capitalization, public float, asset composition, reserve life index, net asset value, leverage, and operations or business. The trading ranges of the Units and Rights could be adversely affected while Units and Rights re-circulate from holders of Common Shares to new investors due to the nature of the Units representing an investment in a trust as compared to an investment in a corporation;

b)	the possible tax consequences of the Reorganization on Paramount and holders of Common Shares;

c)	the net present value of the projected future cash flows for Paramount before giving effect to the Reorganization and for PET and Paramount after giving effect to the Reorganization;

d)	the terms of the Rights Offering which we determined was structured so as to provide a measure of intrinsic value to holders of Units and to maximize the probability of the exercise of the outstanding Rights;

e)	Paramount’s prospects as a stand-alone entity and the limited alternatives to the Reorganization which were considered by Paramount, assuming it did not implement the Reorganization and remained operating under its current and prospective business plan, relative to the Reorganization and the prospects of Paramount and PET following the Reorganization; and

f)	the procedural steps being undertaken in implementing the Reorganization.

Opinion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Reorganization is fair, from a financial point of view, to the holders of Common Shares.

Yours truly,

Dealers Prospectus Delivery Obligation

     Until • [90 days from prospectus date], all dealers that effect transaction in these securities, whether or not participating in this offering may be required to deliver a prospectus.

Part II.   Information Not Required In Prospectus

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The PET Trust Indenture provides that, in addition to any other indemnity provided by contract or at law, the Trustee, each of its directors, officers, employees, shareholders and agents and each of their respective heirs, executors, successors and assigns (collectively referred to in this paragraph as the “indemnified parties”) shall be indemnified out of the assets of PET in respect of all liabilities, losses, costs, charges, damages, penalties and expenses (collectively referred to in this paragraph as the “liabilities”) suffered or incurred in respect of any claims or proceedings that are proposed or commenced against any indemnified party for or in respect of acting as or on behalf of PET or the Trustee, any act, omission or error in respect of PET or the carrying out of any Trustee’s duties or responsibilities under the PET Trust Indenture (including any such liabilities relating to environmental matters and issues). However, such indemnification will not be applicable to the indemnified party where any of such liabilities is suffered or incurred as a result of the indemnified party’s own gross negligence, willful misconduct or fraud.

     The PET Trust Indenture provides that the Unitholders (which would include any controlling Unitholder) are indemnified by PET, to the extent of the assets of PET, from any liability in contract or in tort or of any other kind in connection with the assets of PET, the obligations or the affairs of PET, with respect to any act performed by any person pursuant to the PET Trust Indenture, with respect to any act or omission of any person in the performance or exercise, or purported performance or exercise, of any obligation, power, discussion or authority conferred upon any person under the PET Trust Indenture or with respect to any transaction entered into by any person pursuant to the PET Trust Indenture

     The Administrator and POT have entered into an agreement with the Trustee whereunder the Administrator and POT agree to jointly and severally indemnify the Trustee and each of its directors, officers, employees and agents (collectively referred to in this paragraph as the “indemnified parties) from and against any and all losses, expenses, claims, actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims that may be made or threatened against any indemnified party (collectively referred to in this paragraph as the “liabilities”) to which any indemnified party may become subject or otherwise involved in any capacity insofar as the claims relate to or are based upon the Trustee acting as trustee of PET (including any such liabilities relating to environmental matters and issues). These indemnities do not apply to an indemnified party the extent that liabilities have resulted from the gross negligence, fraud or willful misconduct of the indemnified party. This limitation does not apply in respect of matters that are fully delegated to the Administrator or are otherwise the responsibility of the Administrator and do not involve any conduct of the Trustee.

     The PET Trust Indenture provides that, in addition to any other indemnity provided by contract or at law, the Administrator, each of its directors, officers, employees and agents and each of their respective heirs, executors, successors and assigns (collectively referred to in this paragraph as the “indemnified parties”) shall be indemnified out of the assets of PET in respect of all liabilities, losses, costs, charges, damages, penalties and expenses (collectively referred to in this paragraph as the “liabilities”) suffered or incurred in respect of any claims or proceedings that are proposed or commenced against any indemnified party for or in respect of acting or not acting in connection with matters delegated to the Administrator, any act, omission or error in respect of PET or the carrying out of any of the matters delegated to the Administrator under the PET Trust Indenture (including any such liabilities relating to environmental matters and issues). However, such indemnification will not be applicable to an indemnified party to the extent that any of such liabilities is suffered or incurred as a result of the indemnified party’s own gross negligence, willful misconduct or fraud. PET has also entered into separate agreements with each of the directors and officers of the Administrator whereunder PET directly provides the indemnity referred to in this paragraph to each such director and officer.

     Under the terms of the PET Trust Indenture, insurance may be acquired insuring the Trustee, the Administrator and the directors and officers of the Trustee and the Administrator against claims and liabilities asserted by reason of any action alleged to have taken or omitted by PET or by the Administrator.

     The POT Trust Indenture provides that, in addition to any other indemnity provided by contract, the Administrator, each of its directors, officers, employees and agents and each of their respective heirs, executors, successors and assigns (collectively referred to in this paragraph as the “indemnified parties”) shall be indemnified out of the assets of POT in respect of all liabilities, losses, costs, charges, damages and expenses (collectively referred to in this paragraph as the “liabilities”) suffered or incurred for or in respect of any claims or proceedings that are proposed or commenced against any indemnified party for or in respect of acting as or on behalf of POT or the Administrator, any act, omission or error in respect of POT or the carrying out of any the Administrator’s duties or responsibilities under the POT Trust Indenture (including any such liabilities relating to environmental matters and issues). However, such indemnification will not be applicable to an indemnified party to the extent that any of such liabilities is suffered or incurred as a result of the indemnified party’s own gross negligence, willful misconduct or fraud. POT has also entered into separate agreements with each of the directors and officers of the Administrator whereunder POT directly provides the indemnity referred to in this paragraph to each such director and officer.

     The POT Trust Indenture provides the beneficiary of POT (being PET) as well as the beneficiaries thereof (being the Unitholders of PET and therefore includes a controlling Unitholder) are indemnified by POT, to the extent of the assets of POT, from any liability in contract or in tort or of any other kind in connection with the assets of POT, the obligations or the affairs of POT, with respect to any act performed by any person pursuant to the POT Trust Indenture, with respect to any act or omission of any person in the performance or exercise, or purported performance or exercise, of any obligation, power, discretion or authority conferred upon any person under the POT Trust Indenture or with respect to any transaction entered into by any person pursuant to the POT Trust Indenture.

     Under the terms of the POT Trust Indenture, insurance may be acquired insuring the Administrator, the beneficiary of POT (being PET) and the directors, officers, employees or agents of the Administrator against claims and liabilities asserted by reason of any action alleged to have been taken or omitted by POT, the Administrator or the beneficiary of POT (being PET).

     The By-laws of the Administrator contain provisions which provide that the Administrator shall, to the extent permitted by the Business Corporations Act (Alberta) (“ABCA”), indemnify its officers and directors, former officers and directors, or persons who act or acted at the Administrators’ request as a director or officer of a company of which the Administrator is a shareholder or creditor, and their heirs and legal representatives, and to purchase and maintain insurance for the benefit of any officers or directors as such, as the board of directors of the Administrator may determine.

     The Administrator expects to purchase directors’ and officers’ liability insurance for the benefit of its directors and officers.

ITEM 7.   RECENT SALES OF UNREGISTERED SECURITIES.

Not Applicable.

ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit #	Description

1.1	Dealer Manager Agreement dated August 8, 2002 among Paramount Energy Trust, Paramount Operating Trust, Paramount Energy Operating Corp., Paramount Resources Ltd., and BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp;

2.1	Form of Initial Assets Purchase Agreement between Paramount Resources Ltd. and Paramount Operating Trust;

2.2	Form of Take-Up Agreement between Paramount Resources Ltd. and Paramount Operating Trust;

2.3	Form of Funding Agreement among Paramount Energy Trust, Paramount Operating Trust and Paramount Resources Ltd;

2.4.	Form of Promissory Note to be issued by Paramount Energy Trust to Paramount Resources Ltd, in the principal amount of $30,000,000;

2.5	Form of Promissory Note to be issued by Paramount Operating Trust to Paramount Energy Trust in the principal amount of $16,848,000;

Exhibit #	Description

2.6*	Form of Promissory Note to be issued by Paramount Operating Trust to Paramount Energy Trust in connection with the acquisition of the Additional Assets by Paramount Operating Trust;

2.7*	Form of Guarantee to be issued by Paramount Operating Trust to Paramount Resources Ltd.;

2.8*	Form of Guarantee to be issued by Paramount Energy Trust to certain banks;

3.1	First Amended and Restated Trust Indenture for Paramount Energy Trust dated effective August 1, 2002 between Computershare Trust Company of Canada and Paramount Energy Operating Corp.;

3.2	First Amended and Restated Trust Indenture for Paramount Operating Trust dated effective August 1, 2002 between CIBC World Markets Inc. and Paramount Energy Operating Corp.;

4.	Included as Exhibits 2.4, 2.5 and 2.6;

5.1	Form of Opinion of Gowling Lafleur Henderson LLP;

8.1	Form of Opinion of Felesky Flynn LLP;

8.2	Form of Opinion of Stikeman Elliott; and

8.3	Form of Opinion of Carter, Ledyard & Milburn;

10.1	Form of Royalty Agreement between Paramount Energy Trust and Paramount Operating Trust;

10.2	Unit Incentive Plan of Paramount Energy Trust;

10.3*	Form of Unit Incentive Agreement;

10.4*	Form of Employment Agreement;

10.5	Commitment Letter dated August 15, 2002 among PET, POT and their lenders;

10.6*	Note Indenture between Paramount Energy Trust and Computershare Trust Company of Canada;

22.1	The consent of Gowling Lafleur Henderson LLP is included in Exhibit 5.1;

22.2	The consent of Felesky Flynn LLP is included in Exhibit 8.1;

22.3	The consent of Stikeman Elliott is included in Exhibit 8.2;

22.4	The consent of Carter, Ledyard & Milburn is included in Exhibit 8.3;

22.5	Consent of KPMG LLP;

22.6	Awareness letter of KPMG LLP;

22.7	Consent of McDaniel & Associates Consultants Ltd;

99.1	Administrative Services Agreement dated as of August 1, 2002 between Paramount Resources Ltd. and POT;

Exhibit #	Description

99.2	Indemnity Agreement from the Administrator and POT in favor of Computershare Trust Company of Canada;

99.3	Form of Indemnity Agreement from the Administrator in favor of the directors and officers of the Administrator;

99.4	Form of Indemnity Agreement from Paramount Energy Trust in favor of the directors and officers of the Administrator;

99.5	Form of Indemnity Agreement from POT in favor of the directors and officers of the Administrator.

* To be filed by amendment

(b) Financial Statement Schedules

Not Applicable

ITEM 9.   UNDERTAKINGS

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the Dealer Managers during the subscription period, the amount of unsubscribed securities to be purchased by the Dealer Managers, and the terms of any subsequent reoffering thereof. If any public offering by the Dealer Managers is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1)  that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (4)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6)  To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act of 1933 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada, on      , 2002.

PARAMOUNT ENERGY TRUST

By: Paramount Energy Operating Corp., Administrator

By: /s/ Clayton H. Riddell
Clayton H. Riddell Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes Clayton H. Riddell, Susan L. Riddell Rose, Cameron R. Sebastian, Kurtis T. Kulman and Leslie A. Fryers, and each of them singly, his or her true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, to any and all amendments to this registration statement.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/s/ Clayton H. Riddell Clayton H. Riddell	Chairman, Chief Executive Officer and Director (Principal executive officer)	_____________, 2002

* The Registrant is a trust and the persons (other than the Authorized Representative in the United States) are signing in their capacities as officers or directors of Paramount Energy Operating Corp., the administrator of the Registrant.

Signature	Capacity	Date

/s/ Cameron R. Sebastian Cameron R. Sebastian	Chief Financial Officer (Principal financial officer and principal accounting officer)	____________, 2002

/s/ Karen A. Genoway Karen A. Genoway	Director	____________, 2002

/s/ Donald J. Nelson Donald J. Nelson	Director	____________, 2002

/s/ John W. Peltier John W. Peltier	Director	____________, 2002

/s/ Susan L. Riddell Rose Susan L. Riddell Rose	Director	____________, 2002

/s/ Howard R. Ward Howard R. Ward	Director	____________, 2002

PARAMOUNT OPERATING (U.S.) CORP	Authorized Representative in the United States

By: /s/ Clayton H. Riddell Clayton H. Riddell	President	____________, 2002

EXHIBITS TO INDEX

Exhibits

Exhibit #	Description

1.1	Dealer Manager Agreement dated August 8, 2002 among Paramount Energy Trust, Paramount Operating Trust, Paramount Energy Operating Corp., Paramount Resources Ltd., and BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp;

2.1	Form of Initial Assets Purchase Agreement between Paramount Resources Ltd. and Paramount Operating Trust;
2.2	Form of Take-Up Agreement between Paramount Resources Ltd. and Paramount Operating Trust;
2.3	Form of Funding Agreement among Paramount Energy Trust, Paramount Operating Trust and Paramount Resources Ltd;
2.4.	Form of Promissory Note to be issued by Paramount Energy Trust to Paramount Resources Ltd., in the principal amount of $30,000,000;
2.5	Form of Promissory Note to be issued by Paramount Operating Trust to Paramount Energy Trust in the principal amount of $16,848,000;
2.6*	Form of Promissory Note to be issued by Paramount Operating Trust to Paramount Energy Trust in connection with the acquisition of the Additional Assets by Paramount Operating Trust;
2.7*	Form of Guarantee to be issued by Paramount Operating Trust to Paramount Resources Ltd.;
2.8*	Form of Guarantee to be issued by Paramount Energy Trust to certain banks;
3.1	First Amended and Restated Trust Indenture for Paramount Energy Trust dated effective August 1, 2002 between Computershare Trust Company of Canada and Paramount Energy Operating Corp.;
3.2	First Amended and Restated Trust Indenture for Paramount Operating Trust dated effective August 1, 2002 between CIBC World Markets Inc. and Paramount Energy Operating Corp.;
4.	Included as Exhibits 2.4, 2.5 and 2.6;
5.1	Form of Opinion of Gowling Lafleur Henderson LLP;
8.1	Form of Opinion of Felesky Flynn LLP;
8.2	Form of Opinion of Stikeman Elliott; and
8.3	Form of Opinion of Carter, Ledyard & Milburn;
10.1	Form of Royalty Agreement between Paramount Energy Trust and Paramount Operating Trust;
10.2	Unit Incentive Plan of Paramount Energy Trust;
10.3*	Form of Unit Incentive Agreement;
10.4*	Form of Employment Agreement;
10.5	Commitment Letter dated August 15, 2002 among PET, POT and their lenders;
10.6*	Note Indenture between Paramount Energy Trust and Computershare Trust Company of Canada;

Exhibit #	Description

22.1	The consent of Gowling Lafleur Henderson LLP is included in Exhibit 5.1;
22.2	The consent of Felesky Flynn LLP is included in Exhibit 8.1;
22.3	The consent of Stikeman Elliott is included in Exhibit 8.2;
22.4	The consent of Carter, Ledyard & Milburn is included in Exhibit 8.3;
22.5	Consent of KPMG LLP;
22.6	Awareness letter of KPMG LLP;
22.7	Consent of McDaniel & Associates Consultants Ltd;
99.1	Administrative Services Agreement dated as of August 1, 2002 between Paramount Resources Ltd. and POT;
99.2	Indemnity Agreement from the Administrator and POT in favor of Computershare Trust Company of Canada;
99.3	Form of Indemnity Agreement from the Administrator in favor of the directors and officers of the Administrator;
99.4	Form of Indemnity Agreement from Paramount Energy Trust in favor of the directors and officers of the Administrator;
99.5	Form of Indemnity Agreement from POT in favor of the directors and officers of the Administrator.

*	To be filed by amendment